Exhibit 2.1

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

NEURONETICS, INC.

AND

GREENBROOK TMS INC.

ARRANGEMENT AGREEMENT

Date: August 11, 2024

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NEURONETICS		43

4.1	Representations and Warranties	43
4.2	Disclaimer	43
4.3	Survival of Representations and Warranties	43

ARTICLE 5 COVENANTS		43

5.1	Covenants of Greenbrook Regarding the Conduct of Business	43
5.2	Covenants of Neuronetics Regarding the Conduct of Business	50
5.3	Covenants Relating to the Consideration Shares	52
5.4	Covenants of Neuronetics Regarding Blue-Sky Laws	52
5.5	Mutual Covenants of the Parties Relating to the Arrangement	52
5.6	Treatment of Greenbrook Equity Awards	54
5.7	Regulatory Approvals	54
5.8	Certain Greenbrook Covenants Regarding Non-Solicitation	56
5.9	Certain Neuronetics Covenants Regarding Non-Solicitation	62
5.10	Access to Information; Confidentiality	67
5.11	Insurance and Indemnification	68
5.12	Pre-Acquisition Reorganization	69
5.13	Neuronetics Facility Amendment and Financing Cooperation	70
5.14	Greenbrook Debt Conversion	72
5.15	Termination of Greenbrook 401(k) Plan.	73
5.16	Employment and Benefit Arrangements	73

ARTICLE 6 CONDITIONS		75

6.1	Mutual Conditions Precedent	75
6.2	Additional Conditions Precedent to the Obligations of Neuronetics	76
6.3	Conditions Precedent to the Obligations of Greenbrook	77
6.4	Satisfaction of Conditions	78
6.5	Notice of Breach	78
6.6	Frustration of Conditions	78

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		79

7.1	Term	79
7.2	Termination	79
7.3	Termination Fees	81
7.4	Amendment	85
7.5	Waiver	85

ARTICLE 8 GENERAL PROVISIONS		85

8.1	Notices	85
8.2	Governing Law	87
8.3	Injunctive Relief	87
8.4	Time of Essence	87
8.5	Entire Agreement, Binding Effect and Assignment	87
8.6	No Liability	87
8.7	Severability	88

2

8.8	Waiver of Jury Trial	88
8.9	Third Party Beneficiaries	88
8.10	Counterparts; Execution	88
8.11	Disclosure Requirements	89

SCHEDULE A FORM OF PLAN OF ARRANGEMENT

SCHEDULE B FORM OF ARRANGEMENT RESOLUTION

SCHEDULE C FORM OF NEURONETICS RESOLUTIONS

SCHEDULE 3.1 REPRESENTATIONS AND WARRANTIES OF GREENBROOK

SCHEDULE 4.1 REPRESENTATIONS AND WARRANTIES OF NEURONETICS

3

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of August 11, 2024

BETWEEN:

NEURONETICS, INC., a corporation existing under the laws of the State of Delaware (“Neuronetics”)

- and -

GREENBROOK TMS INC., a corporation existing under the laws of the Province of Ontario (“Greenbrook”)

RECITALS:

A.

The board of directors of each of Neuronetics and Greenbrook has determined that it would be in the best interests of Neuronetics and Greenbrook, respectively, to combine the businesses conducted by the two corporations; and

B.	The Parties intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario).

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“affiliate” has the meaning given to it in NI 45-106;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“AML Laws” means all financial recordkeeping, reporting requirements, and anti-money laundering Laws enacted, administered, or enforced by any Governmental Entity of (a) the United States, (b) Canada, including Part XII.2 (Proceeds of Crime) of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (c) the European Union or any European Union member state, (d) the United Kingdom, (e) Switzerland, and (f) any other applicable domestic or foreign anti-money laundering or anti-terrorist financing Laws;

“Anti-Corruption Laws” means all anti-corruption Laws, including the Corruption of Foreign Public Officials Act (Canada), sections 121 (Frauds on the Government), 123 (Municipal Corruption), and 426 (Secret Commissions) of the Criminal Code (Canada), the Foreign Corrupt Practices Act of 1977 (United States), the Bribery Act 2010 (UK), and any other applicable Law from any foreign or domestic jurisdiction relating to anti-corruption or anti-bribery;

“Antitrust Laws” shall mean all Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition;

“Arrangement” means the arrangement of Greenbrook under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Neuronetics and Greenbrook, each acting reasonably;

“Arrangement Resolution” means the special resolution of Greenbrook Shareholders approving the Arrangement which is to be considered at the Greenbrook Meeting substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of Greenbrook in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Neuronetics and Greenbrook, each acting reasonably;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario or in the State of Pennsylvania;

“Canadian Securities Authorities” means the securities commission or other securities regulatory authority of each province and territory of Canada;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“CEWS” means the Canada Emergency Wage Subsidy, Tourism and Hospitality Recovery Program, Hardest-Hit Business Recovery Program or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar COVID-19 relief measures enacted by any Governmental Entity;

“CEWS Returns” means any and all Tax Returns filed or required to be filed or kept on file in respect of CEWS;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified;

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder;

“Computer Systems” means all Software, hardware, databases, websites, computer equipment, networks, interfaces, platforms, systems and other information technology that are owned, operated, used in or necessary for the conduct of the business of a Party and its Subsidiaries;

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement between Neuronetics and Greenbrook dated March 3, 2024;

“Consideration” means, for each Greenbrook Share outstanding at the Effective Time, a fraction of a Neuronetics Share equal to the Exchange Ratio;

“Consideration Shares” means the Neuronetics Shares to be issued as Consideration pursuant to the Arrangement;

“Continuing Employee” has the meaning given to it in Section 5.16(a);

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Contractor” means any consultant, dependent contractor under Canadian Law, independent contractor or other service provider providing services to a Party or any of its Subsidiaries and who is not an employee;

“Convertible Note Conversion” has the meaning given to it in Section 5.14(b);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Customs & International Trade Laws” means the applicable export control, export, import, tariff classification, tax, customs and trade, and anti-boycott Laws of any jurisdiction in which a Party or any of its Subsidiaries is incorporated or continued, exists or does business, including the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with respect to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with respect to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal

Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); Executive Orders with respect to embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury; the Export and Import Permits Act (Canada), the Defence Production Act (Canada); the Customs Tariff (Canada), the Special Import Measures Act (Canada), the Customs Act (Canada); and any other applicable Laws administered by any Governmental Entity of Canada (including by Public Services and Procurement Canada, the Canada Border Services Agency and Global Affairs Canada);

“Debt Financing” has the meaning given to it in Section 5.13(b);

“Depositary” means Computershare Investor Services Inc. or such other Person that Greenbrook may appoint to act as depositary for the Greenbrook Shares in relation to the Arrangement, with the approval of Neuronetics, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 3:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Environmental Laws” means all applicable Laws relating to pollution or the protection or quality of the environment or to the Release of Hazardous Substances to the environment and all Authorizations issued pursuant to such Laws;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder;

“ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with a Party or any of its Subsidiaries within the meaning of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA;

“Exchange Ratio” has the meaning set forth in the Plan of Arrangement, as such Exchange Ratio may be adjusted pursuant to Section 2.15 of this Agreement;

“FDA” means the United States Food and Drug Administration, or any successor entity;

“Final Order” means the final order of the Court made pursuant to section 182 of the OBCA in a form acceptable to Neuronetics and Greenbrook, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Neuronetics and Greenbrook, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Neuronetics and Greenbrook, each acting reasonably) on appeal;

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 312, 314, 812 and 814, as applicable;

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, police force, board, ministry, bureau or agency, domestic or foreign, and including, for the avoidance of doubt, any Securities Authority; (b) any stock exchange, including, in the case of Neuronetics only, the NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, economic sanctions, law enforcement, expropriation or taxing authority under or for the account of any of the foregoing;

“Government Official” means (i) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a Governmental Entity, a Government department or agency, an institution or entity owned or controlled by a Governmental Entity (e.g., a healthcare professional employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Governmental Entity), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; and (vi) any person otherwise categorized as a Government official under Law;

“Greenbrook” has the meaning set forth on the first page of this Agreement;

“Greenbrook Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Greenbrook and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Neuronetics or any affiliate of Neuronetics), whether or not in writing and whether or not delivered to Greenbrook Shareholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, licensing, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Greenbrook and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Greenbrook and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Greenbrook and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Greenbrook), or (ii) 20% or more of any voting or equity securities of Greenbrook or 20% or more of any voting or equity securities of any one or more of any of Greenbrook’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Greenbrook and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Greenbrook); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Greenbrook; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Greenbrook or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Greenbrook and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Greenbrook and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Greenbrook), or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would reasonably be expected to materially reduce the benefits to Neuronetics of the Arrangement;

“Greenbrook Benefit Plans” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans or other employee compensation arrangement or agreement or benefit plans, trust, funds, policies, programs, arrangements, agreements or practices, whether written or oral, funded or unfunded, which are maintained or made available by or binding upon Greenbrook or any of its Subsidiaries and/or ERISA Affiliates for which Greenbrook or its Subsidiaries could have any liability or contingent liability, or pursuant to which Greenbrook or any of its Subsidiaries or ERISA Affiliates contributes or has any obligation to contribute, or pursuant to which benefits are provided to, or an entitlement to payments or benefits may arise with respect to any employees or former employees, directors or officers of Greenbrook, individuals working on contract with Greenbrook or other individuals providing services to Greenbrook (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Greenbrook Board” means the board of directors of Greenbrook as the same is constituted from time to time;

“Greenbrook Board Recommendation” has the meaning given to it in Section 2.7(c);

“Greenbrook Change in Recommendation” has the meaning given to it in Section 5.8(a)(iv);

“Greenbrook Convertible Debt” means, collectively, the Greenbrook Credit Agreement, the Greenbrook Subordinated Convertible Notes and the Greenbrook Neuronetics Note;

“Greenbrook Credit Agreement” means the credit agreement dated as of July 14, 2022 by and among Greenbrook as borrower, certain of its Subsidiaries party thereto as guarantors, and affiliates of Madryn, as lender, as the same have or may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time;

“Greenbrook Data Room” means the material contained in the virtual data room established by Greenbrook as at 11:59 p.m. (Toronto time) on August 11, 2024, the index of documents of which is appended to the Greenbrook Disclosure Letter;

“Greenbrook Debt Conversion” means, collectively, the Madryn Debt Conversion and the Convertible Note Conversion;

“Greenbrook Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Greenbrook to Neuronetics in connection with the execution of this Agreement;

“Greenbrook DSU Plan” means Greenbrook’s Deferred Share Unit Plan, adopted on May 6, 2021;

“Greenbrook DSUs” means outstanding deferred share units issued under the Greenbrook DSU Plan;

“Greenbrook Employees” means the employees, including part-time and full-time employees, of Greenbrook or any of its Subsidiaries, as the case may be;

“Greenbrook Equity Award Holders” means the holders of Greenbrook Equity Awards;

“Greenbrook Equity Awards” means Greenbrook Options, Greenbrook PSUs, Greenbrook RSUs and Greenbrook DSUs;

“Greenbrook Equity Incentive Plans” means, collectively, the Greenbrook Omnibus Plan and the Greenbrook DSU Plan;

“Greenbrook Fairness Opinion” has the meaning given to it in Section 2.3(c);

“Greenbrook Intellectual Property” means all Intellectual Property, including Greenbrook Owned Intellectual Property, used in, or necessary to conduct Greenbrook’s or its Subsidiaries’ business as currently conducted;

“Greenbrook Locked-Up Shareholders” means Madryn Asset Management, LP, Greybrook Health Inc., 1315 Capital II, LP and the directors and executive officers of Greenbrook and any affiliates thereof;

“Greenbrook Material Adverse Effect” means a Material Adverse Effect in relation to Greenbrook;

“Greenbrook Material Contract” means in respect of Greenbrook or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Greenbrook Material Adverse Effect; (b) under which Greenbrook or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $200,000 in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business or to an operation of Greenbrook and its Subsidiaries, taken as a whole; (d) that provides for the establishment of, investment in, organization or formation of any partnership, limited liability company, joint venture, alliance, development arrangement, profit-sharing arrangement or any similar entities or arrangements with a third party in which the interest of Greenbrook or any of its Subsidiaries exceeds $200,000 (book value); (e) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $200,000, including the Greenbrook Credit Agreement, Greenbrook Neuronetics Note and Greenbrook Subordinated Convertible Notes; (f) under which Greenbrook or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $200,000 over the remaining term of the Contract; (g) that (i) obligates Greenbrook or any of its Subsidiaries to conduct any business on an exclusive basis with any third party, (ii) grants “most favored nation” or preferred pricing to any third party; (iii) creates a right of first offer, right of first refusal or right of first negotiation, or (iv) that contains any non-solicitation, non-competition or similar obligations of Greenbrook or any of its Subsidiaries that materially limits or restricts Greenbrook or any of its Subsidiaries from engaging in any line of business or in any geographic area or the scope of Persons to whom Greenbrook or any of its Subsidiaries may sell products, deliver services or conduct business; (h) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (i) that restricts Greenbrook or any of its Subsidiaries from incurring indebtedness or incurring any Liens on any properties or assets or paying dividends or other distributions to its shareholders; (j) that is a royalty, earn-out, contingent payment or similar agreement or arrangement, including milestone or similar payments upon the achievement of development, regulatory or commercial milestones; (k) that relates to research, pre-clinical, clinical or other development, testing, trials, distribution, marketing, promotion, collaboration or commercialization of products or product candidate that is material to Greenbrook’s or any of its Subsidiaries’ business as currently conducted; (l) that relates to an acquisition or divestiture for value in excess of $200,000; (m) that obligates Greenbrook or any of its Subsidiaries to make any (or any series of related) capital commitments or capital expenditures in excess of $200,000; (n) that the amount involved exceeds $120,000 for any fiscal year and is with any current or former director or officer of Greenbrook or any of its Subsidiaries or any of their respective associates or affiliates or any Person that owns 10% or more of the Greenbrook Shares or with any such Person’s associates or affiliates, except any transaction involving compensation for services provided to Greenbrook as an employee or director; (o) involving the settlement of any legal proceeding or threatened legal proceeding in excess of an amount of $200,000; (p) that is an agreement with Madryn or its Subsidiaries; or (q) that is a material agreement with a Governmental Entity;

“Greenbrook Meeting” means the special meeting of Greenbrook Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Greenbrook Proxy Statement and agreed to in writing by Neuronetics;

“Greenbrook Neuronetics Note” means the secured promissory note dated March 31, 2023 by and among TMS NeuroHealth Centers Inc., as borrower, Greenbrook and certain of its Subsidiaries party thereto, as guarantors, and Neuronetics, as payee;

“Greenbrook Note Purchase Agreement” means a note purchase agreement dated August 15, 2023 pursuant to which Greenbrook may issue Greenbrook Subordinated Convertible Notes from time to time thereunder;

“Greenbrook Omnibus Plan” means Greenbrook’s Amended and Restated Omnibus Equity Incentive Plan, last amended on May 6, 2021;

“Greenbrook Options” means outstanding options to purchase Greenbrook Shares issued under the Greenbrook Omnibus Plan;

“Greenbrook Payables Days Outstanding” means the rolling 10-Business Day average of the number of days, rounded to the nearest whole number, determined by the following formula: A / B * 365 where;

A is Accounts payable and accrued liabilities, as of the end of the applicable Business Day; and

B is Revenue for the full three calendar month period immediately preceding the applicable Business Day multiplied by 4;

each as calculated consistently with the accounting methodologies applied in Greenbrook’s latest financial statements and a sample calculation of which is set forth in Section 1.1(iii) of the Greenbrook Disclosure Letter;

“Greenbrook Owned Intellectual Property” means the Intellectual Property owned by Greenbrook or its Subsidiaries;

“Greenbrook PSUs” means outstanding performance share units issued under the Greenbrook Omnibus Plan;

“Greenbrook Proxy Statement” means a proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to Greenbrook Shareholders in connection with the Greenbrook Meeting, as amended, supplemented or otherwise modified from time to time, which shall be a joint proxy statement with the Neuronetics Proxy Statement unless the Parties otherwise agree;

“Greenbrook Public Documents” means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Greenbrook pursuant to the Canadian Securities Laws and the U.S. Exchange Act since January 1, 2022 which are publicly available on SEDAR+ or EDGAR;

“Greenbrook Response Period” has the meaning given to it in Section 5.9(f)(v);

“Greenbrook RSUs” means outstanding restricted share units issued under the Greenbrook Omnibus Plan;

“Greenbrook SEC Documents” means (1) all SEC forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed or furnished by Greenbrook pursuant to the U.S. Exchange Act and (2) Greenbrook’s registration statements on Form S-8 filed under the U.S. Securities Act;

“Greenbrook Security” means a Greenbrook Share, a Greenbrook Option, a Greenbrook PSU, a Greenbrook RSU, a Greenbrook DSU or a Greenbrook Warrant;

“Greenbrook Securityholder” means a holder of one or more Greenbrook Securities;

“Greenbrook Senior Employees” means all employees of Greenbrook and its Subsidiaries holding a position of vice president or higher;

“Greenbrook Shareholder Approval” means the approval of the Arrangement Resolution by Greenbrook Shareholders at the Greenbrook Meeting in accordance with Section 2.4;

“Greenbrook Shareholders” means the holders of Greenbrook Shares;

“Greenbrook Shares” means the common shares in the authorized share capital of Greenbrook;

“Greenbrook Special Committee” means the special committee of independent members of the Greenbrook Board formed to consider, among other things, the proposal to effect the transactions contemplated by this Agreement;

“Greenbrook Subordinated Convertible Notes” means outstanding subordinated convertible promissory notes that are convertible into Greenbrook Shares issued pursuant to the Greenbrook Note Purchase Agreement;

“Greenbrook Superior Proposal” means an unsolicited bona fide written Greenbrook Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with Greenbrook, that is not obtained in violation of this Agreement, or any agreement between the Person making such Greenbrook Superior Proposal and Greenbrook, to acquire 100% of the outstanding Greenbrook Shares (other than Greenbrook Shares beneficially owned by the Person or Persons making such Greenbrook Superior Proposal) or all or substantially all of the assets of Greenbrook and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Greenbrook Acquisition Proposal has been demonstrated to be available to the satisfaction of the Greenbrook Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Greenbrook Acquisition Proposal and the Person making such Greenbrook Acquisition Proposal; and (d) in respect of which the Greenbrook Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Greenbrook Acquisition Proposal and all factors and matters considered appropriate in good faith by the Greenbrook Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Greenbrook Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Neuronetics pursuant to Section 5.8(h));

“Greenbrook Termination Fee” means $1,900,000;

“Greenbrook Termination Fee Event” has the meaning given to it in Section 7.3(b);

“Greenbrook Transaction Expenses” means, collectively, all unpaid costs of Greenbrook (whether incurred, accrued or billed) in connection with the Arrangement including, without limitation, fees and expenses of financial advisors, any amount paid to current or purported finders, advisors or dealers, legal advisors, auditors, or other professionals or consultants, and printing, mailing, transfer agent and depositary and other costs and expenses relating to the Greenbrook Meeting (excluding costs and expenses associated with any Pre-Acquisition Reorganization contemplated by Section 5.12);

“Greenbrook Voting Agreements” means the voting and support agreements dated the date hereof and made between Neuronetics and each of the Greenbrook Locked-Up Shareholders setting forth the terms and conditions on which the Greenbrook Locked-Up Shareholders have agreed to vote their Greenbrook Shares in favour of the Arrangement Resolution;

“Greenbrook Warrants” means outstanding warrants to purchase Greenbrook Shares;

“Hazardous Substances” means any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls);

“Healthcare Laws” means, to the extent related to the conduct of a Party’s or any of its Subsidiaries’ business, as applicable, as of the date of this Agreement, (a) all applicable federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5), the Exclusion Laws, 42 U.S.C. § 1320a-7; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, (b) Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as amended by the Health Information Technology for Economic and Clinical Health Act and all implementing regulations (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, state privacy laws, and all Laws governing medical privacy and security, patient confidentiality, confidentiality of health records or Personal Information, (c) Titles XVIII (42 U.S.C. §1395 et seq.) (Medicare) and XIX (42 U.S.C. §1396 et seq.) (Medicaid) of the Social Security Act and the regulations promulgated thereunder, (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.), the regulations promulgated thereunder, and all Laws that govern, regulate, restrict or relate to health care providers and facilities participation in Medical Reimbursement Programs, (e) the so-called federal “Sunshine Act” or Open Payments Program (42 U.S.C. § 1320a-7h) and applicable state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, (f) applicable Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any applicable state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any applicable state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (g) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and all applicable regulations, guidelines, and standards promulgated thereunder, 42 U.S.C. § 6992, et seq, (h) state corporate practice of medicine restrictions, (i) Laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Medical Reimbursement Programs, (j) the Deficit Reduction Act of 2005, (k) the Patient Protection and Affordable Care Act of 2010 and the applicable Laws promulgated thereunder, (l) all applicable regulations promulgated thereunder, rules, ordinances and orders; and any similar state and local statutes, regulations, rules, ordinances, orders or other Law that address the subject matter of the foregoing, (m) any and all amendments or modifications made from time to time to the items referenced herein, (n) any comparable state and foreign applicable Law to those referenced herein, and (o) any and all other health care Laws and regulations applicable to such Party or any of its Subsidiaries or affecting their respective businesses, including but not limited to Laws governing professional and facility licensure, medical and professional orders, the delivery or provision of transcranial magnetic stimulation or ketamine-based treatment, medical documentation, medical record retention, accountable care organizations, clinical trials, unprofessional conduct, fee-splitting, referrals, billing and submission of claims, fraudulent, abusive or unlawful practices in connection with the provision of healthcare items or services or the billing for or claims for reimbursement for such items or services, claims processing, management or administration of health care services, “incident-to” billing, unprofessional conduct, quality of care, informed consent or medical necessity;

“Healthcare Regulatory Authority” means the FDA and any other applicable Governmental Entity responsible for the oversight and approval of the research, development or commercialization of pharmaceutical or medicinal products of Greenbrook, Neuronetics and each of their respective Subsidiaries, as applicable;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Institutional Review Board” means the entity defined in 21 C.F.R. §50.3 (i);

“Intellectual Property” means domestic and foreign: (a) patents, applications for patents and reissues, re-examinations, divisionals, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (c) copyrights, original works of authorship, documentation, literary works, artistic works, graphical works which are fixed in any medium of expression, whether or not registered or the subject of an application for registration, or capable of being registered; (d) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications for mask work registrations; (e) industrial designs, industrial designation registrations and applications, designs, design registrations and design registration applications; (f) trade names, business names, corporate names, domain names, social media accounts (including the rights to the content therein) and social media handles, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (g) Software; and (h) any other intellectual property and industrial property;

“Interim Order” means the interim order of the Court made pursuant to section 182 of the OBCA in a form acceptable to Neuronetics and Greenbrook, each acting reasonably, providing for, among other things, the calling and holding of the Greenbrook Meeting, as such order may be amended by the Court with the consent of Neuronetics and Greenbrook, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“Law” or “Laws” means all laws (including common law, statutory law, or otherwise), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Licensed Provider” means a Person required to hold a Permit to practice their profession (including any physician, physician assistant or nurse practitioner) and who is engaged in the delivery of professional health care services for, or on behalf of, any Supported Practice, whether such Licensed Provider is engaged as an employee, leased provider or independent contractor, by a Supported Practice;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Madryn” means Madryn Asset Management LP;

“Madryn Debt Conversion” has the meaning given to it in Section 5.14(a);

“Management Services Agreement” means each management services agreement entered into and in effect prior to the Effective Date between or among Greenbrook and a Supported Practice and any substantially similar management or administrative services agreement entered into between or among Greenbrook and a Supported Practice after the Effective Date pursuant to which (a) Greenbrook agrees to provide management, administrative and/or business services to such Supported Practice, (b) Greenbrook agrees to supply certain equipment, inventory, and/or the use of certain physical operating locations owned and/or leased by Greenbrook to such Supported Practice, in each case, for the purpose of managing or providing management, administrative and/or business services to a healthcare practice, and in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Material Adverse Effect” means, in relation to a Party, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of such Party and its Subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:

(a)	any change or development generally affecting the industry in which such Party or its Subsidiaries operate;

(b)

any change or development in political conditions (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster in Canada, the United States, and in respect of Neuronetics only, other countries in which Neuronetics has material operations or globally;

(c)

any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United States, and in respect of Neuronetics only, other countries in which Neuronetics has material operations or globally;

(d)

any adoption, proposed implementation or change in applicable Law or any interpretation or application (or non-application) thereof by any Governmental Entity, or that result from any action taken for the purpose of complying with any of the foregoing;

(e)

any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

(f)	the execution, announcement, pendency, performance or existence of this Agreement or the consummation of the transactions contemplated herein (provided that this clause shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein);

(g)	compliance with the terms of, or the taking of any actions expressly required by, this Agreement;

(h)	any actions taken which are required by Law or which Neuronetics or Greenbrook, as applicable, has requested or consented to in writing;

(i)

any failure by a Party to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

(j)

any change in the market price or trading volume of any securities of such Party (it being understood, without limiting the applicability of paragraphs (a) through (i), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such Party trade; or

(k)	certain matters expressly disclosed in Section 1.1(ii) of the Greenbrook Disclosure Letter;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a), (b), (c) (d) or (e) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such Party operates;

“material fact” and “material change” have the meanings given to them in the Securities Act;

“Material MSA” means a Management Services Agreement that generates in excess of $1,000,000 in consolidated revenues in any fiscal year during the term of such Management Services Agreement;

“Medical Reimbursement Programs” means, collectively: (a) any governmental payor program, including any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), which includes, (as applicable) Medicare, Medicaid, CHAMPVA and TRICARE, and any other “state health care program” as defined in 42 U.S.C. §1320a-7(h) (as applicable); and (b) all health care payor programs sponsored by (as applicable) private insurance plans, managed care plans, health maintenance organizations, preferred provider organizations, and any other health care payment or reimbursement program(s), in which Greenbrook, any of its Subsidiaries, or any Supported Practice participates;

“misrepresentation” has the meaning given to it in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means the NASDAQ Stock Market LLC;

“Neuronetics” has the meaning set forth on the first page of this Agreement;

“Neuronetics Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Neuronetics and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Greenbrook or any affiliate of Greenbrook), whether or not in writing and whether or not delivered to Neuronetics Stockholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, licensing, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Neuronetics and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Neuronetics and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Neuronetics and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Neuronetics), or (ii) 20% or more of any voting or equity securities of Neuronetics or 20% or more of any voting or equity securities of any one or more of any of Neuronetics’ Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Neuronetics and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Neuronetics); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Neuronetics; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Neuronetics or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Neuronetics and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Neuronetics and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Neuronetics); or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement;

“Neuronetics Alternative Facility” has the meaning given to it in Section 5.13(a);

“Neuronetics Benefit Plans” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans, trusts, funds, whether written or oral, funded or unfunded, which are maintained or made available by or binding upon Neuronetics for which Neuronetics could have any liability or contingent liability, or pursuant to which Neuronetics contributes or has any obligation to contribute, or pursuant to which benefits are provided to, or an entitlement to payments or benefits may arise with respect to any employees or former employees, directors or officers of Neuronetics, individuals working on contract with Neuronetics or other individuals providing services to Neuronetics (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Neuronetics Board” means the board of directors of Neuronetics as the same is constituted from time to time;

“Neuronetics Board Recommendation” has the meaning given to it in Section 2.8(c);

“Neuronetics Change in Recommendation” has the meaning given to it in Section 5.9(a)(iv);

“Neuronetics Credit Agreement” means the Credit Agreement and Guaranty dated July 25, 2024 between Neuronetics, as borrower, and Perceptive Credit Holdings LV, LP, as collateral agent, and other lenders party thereto, as the same may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time;

“Neuronetics Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Neuronetics to Greenbrook in connection with the execution of this Agreement;

“Neuronetics Employees” means the employees, including part-time and full-time employees, of Neuronetics;

“Neuronetics ESPP” means Neuronetics’ 2018 Employee Stock Purchase Plan, adopted and approved on June 13, 2018;

“Neuronetics Equity Awards” means Neuronetics Options, Neuronetics PRSUs and Neuronetics RSUs;

“Neuronetics Facility Amendment” has the meaning given to it in Section 5.13(a);

“Neuronetics Fairness Opinion” has the meaning given to it in Section 2.2(b);

“Neuronetics Incentive Plans” means, collectively, (a) Neuronetics’ 2018 Equity Incentive Plan, adopted and approved on June 13, 2018; and (b) Neuronetics’ 2020 Inducement Incentive Plan, adopted on December 2, 2020;

“Neuronetics Key Resolutions” means a resolution of Neuronetics Stockholders amending Neuronetics’ Restated Certificate of Incorporation to increase the authorized shares of Neuronetics common stock from 200,000,000 shares to 250,000,000 shares and an ordinary resolution of

Neuronetics Stockholders approving the issuance of Neuronetics Shares pursuant to the Arrangement;

“Neuronetics Locked-Up Shareholders” means the directors and executive officers of Neuronetics and any affiliates thereof;

“Neuronetics Material Adverse Effect” means a Material Adverse Effect in relation to Neuronetics;

“Neuronetics Material Contract” means in respect of Neuronetics or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Neuronetics Material Adverse Effect; (b) under which Neuronetics or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $200,000 in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business or to an operation of Neuronetics and its Subsidiaries, taken as a whole; (d) that provides for the establishment of, investment in, organization or formation of any partnership, limited liability company, joint venture, alliance, development arrangement, profit-sharing arrangement or any similar entities or arrangements with a third party in which the interest of Neuronetics or any of its Subsidiaries exceeds $200,000 (book value); (e) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $200,000; (f) under which Neuronetics or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $200,000 over the remaining term of the Contract; (g) that (i) obligates Neuronetics or any of its Subsidiaries to conduct any business on an exclusive basis with any third party, (ii) grants “most favored nation” or preferred pricing to any third party; (iii) creates a right of first offer, right of first refusal or right of first negotiation, or (iv) that contains any non-solicitation, non-competition or similar obligations of Neuronetics or any of its Subsidiaries that materially limits or restricts Neuronetics or any of its Subsidiaries from engaging in any line of business or in any geographic area or the scope of Persons to whom Neuronetics or any of its Subsidiaries may sell products, deliver services or conduct business; (h) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (i) that restricts Neuronetics or any of its Subsidiaries from incurring indebtedness or incurring any Liens on any properties or assets or paying dividends or other distributions to its shareholders; (j) that is a royalty, earn-out, contingent payment or similar agreement or arrangement, including milestone or similar payments upon the achievement of development, regulatory or commercial milestones; (k) that relates to research, pre-clinical, clinical or other development, testing, trials, distribution, marketing, promotion, collaboration or commercialization of products or product candidate that is material to Neuronetics’ or any of its Subsidiaries’ business as currently conducted; (l) that relates to an acquisition or divestiture for value in excess of $200,000; (m) that obligates Neuronetics or any of its Subsidiaries to make any (or any series of related) capital commitments or capital expenditures in excess of $200,000; (n) that the amount involves exceeds $120,000 for any fiscal year and is with any current or former director or officer of Neuronetics or any of its Subsidiaries or any of their respective associates or affiliates or any Person that owns 10% or more of the Neuronetics Shares or with any such Person’s associates or affiliates, except any transaction involving compensation for services provided to Neuronetics as an employee or director; (o) involving the settlement of any legal proceeding or threatened legal proceeding in excess of an amount of $200,000; or (p) that is a material agreement with a Governmental Entity;

“Neuronetics Meeting” means the special meeting of Neuronetics Stockholders, including any adjournment or postponement thereof, to be called and held to consider the Neuronetics Resolutions;

“Neuronetics Options” means outstanding options to purchase Neuronetics Shares issued under the Neuronetics Incentive Plans;

“Neuronetics Proxy Statement” means a proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to Neuronetics Stockholders in connection with the Neuronetics Meeting, as amended, supplemented or otherwise modified from time to time, which shall be a joint proxy statement with the Greenbrook Proxy Statement unless the Parties otherwise agree;

“Neuronetics PRSUs” means outstanding performance restricted stock units issued under the Neuronetics Incentive Plans;

“Neuronetics Public Documents” means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Neuronetics under the U.S. Exchange Act since January 1, 2022 which are publicly available on EDGAR;

“Neuronetics Response Period” has the meaning given to it in Section 5.8(f)(v);

“Neuronetics Resolutions” means a resolution of Neuronetics Stockholders amending Neuronetics’ Restated Certificate of Incorporation to increase the authorized shares of Neuronetics common stock from 200,000,000 shares to 250,000,000 shares and an ordinary resolution of Neuronetics Stockholders approving the issuance of Neuronetics Shares pursuant to the Arrangement and an ordinary resolution of Neuronetics Stockholders approving the amendment to the Neuronetics Incentive Plan to increase the number of Neuronetics Shares reserved for issuance by up to 4,200,000 shares;

“Neuronetics RSUs” means outstanding restricted stock units issued under the Neuronetics Incentive Plans;

“Neuronetics SEC Clearance” means the earliest of (a) if Neuronetics has not otherwise been informed by the SEC that the SEC intends to review the Neuronetics Proxy Statement, on the eleventh (11th) calendar day immediately following the date of filing of the Neuronetics Proxy Statement with the SEC and (b) if Neuronetics receives comments from the SEC with respect to the Neuronetics Proxy Statement, upon confirmation from the SEC that it has no further comments on the Neuronetics Proxy Statement;

“Neuronetics Security” means a Neuronetics Share, a Neuronetics Option, a Neuronetics PRSU, a Neuronetics RSU or a Neuronetics Warrant;

“Neuronetics Senior Employees” means all employees of Neuronetics holding a position of vice president or higher;

“Neuronetics Shares” means shares of common stock in the authorized share capital of Neuronetics;

“Neuronetics Stockholder Approval” means the approval of the Neuronetics Key Resolutions by Neuronetics Stockholders at the Neuronetics Meeting;

“Neuronetics Stockholders” means the holders of Neuronetics Shares;

“Neuronetics Superior Proposal” means an unsolicited bona fide written Neuronetics Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with Neuronetics, that is not obtained in violation of this Agreement, or any agreement between the Person making such Neuronetics Superior Proposal and Neuronetics, to acquire 100% of the outstanding Neuronetics Shares (other than Neuronetics Shares beneficially owned by the Person or Persons making such Neuronetics Superior Proposal) or all or substantially all of the assets of Neuronetics and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Neuronetics Acquisition Proposal has been demonstrated to be available to the satisfaction of the Neuronetics Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Neuronetics Acquisition Proposal and the Person making such Neuronetics Acquisition Proposal; and (d) in respect of which the Neuronetics Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Neuronetics Acquisition Proposal and all factors and matters considered appropriate in good faith by the Neuronetics Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Neuronetics Stockholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Greenbrook pursuant to Section 5.9(h));

“Neuronetics Termination Fee” means $1,900,000;

“Neuronetics Termination Fee Event” has the meaning given to it in Section 7.3(c);

“Neuronetics Voting Agreements” means the voting and support agreements dated the date hereof and made between Greenbrook and each of the Neuronetics Locked-Up Shareholders setting forth the terms and conditions on which the Neuronetics Locked-Up Shareholders have agreed to vote their Neuronetics Shares in favour of the Neuronetics Resolutions;

“Neuronetics Warrants” means outstanding warrants to purchase Neuronetics Shares;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“OBCA” means the Business Corporations Act (Ontario);

“Open Source Software” means any software for which the original source code is made freely available and may be redistributed and modified, including software meeting the Open Source Definition of the Open Source Initiative (opensource.org) or software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), the Apache License (ASL), any “copyleft” license or any other license, that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person, is commercially reasonable in the circumstances in which it is taken, and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Outside Date” means December 10, 2024 or such later date as may be agreed to in writing by the Parties;

“Owner Physician” means Persons who own a Supported Practice;

“Parties” means Greenbrook and Neuronetics, and “Party” means either one of them, as the context requires;

“Permit” means any permit, approval, consent, authorization, license, registration, certification, accreditation, qualification, operating authority, concession, grant, franchise, or variance issued by any Governmental Entity that is required under applicable Healthcare Laws and necessary in order for Greenbrook, any of its Subsidiaries or any Supported Practice to provide services or carry on its business as now conducted;

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following: (a) Liens for Taxes which are not delinquent and for which adequate provisions have been made in accordance with U.S. GAAP; (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets, provided that such Liens are incurred in the ordinary course of business and related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law; (c) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of Greenbrook or any of its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; (d) easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables, that in each case do not materially adversely impact the use or occupancy of such property as it is being used or occupied on the date of this Agreement; (e) in respect of Greenbrook, Liens specifically listed and described in Section 1.1(i) of the Greenbrook Disclosure Letter; and (f) in respect of Neuronetics, Liens specifically listed and described in Section 1.1(i) of the Neuronetics Disclosure Letter;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Personal Information” means any data or information in any media that is used or reasonably capable of being used alone or in combination with other information to identify an individual and is regulated as personal data or personal information under any Law to which a Party or any of its Subsidiaries is subject;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Neuronetics and Greenbrook, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning given to it in Section 5.12(a);

“Proceeding” means any suit, application, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;

“Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction;

“Receivables” means all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or third-party payor under or in respect of such account (including all insurance companies and Medical Reimbursement Programs), to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof). With respect to such Receivables, the term “Patient” means, for any date of determination, any natural person for whom any items or services have been provided or performed prior to such date by any Supported Practice, including health care items and services;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, Permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby;

“Release” means any spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the environment;

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees and other representatives acting on its behalf, including any financial advisors, attorneys and accountants;

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the territory it controls in the Donetsk oblast of Ukraine, the so-called Luhansk People’s Republic and the territory it controls in the Luhansk oblast of Ukraine, the area of the Kherson oblast of Ukraine that is illegally occupied by the Russian Federation, and the area of the Zaporizhzhia oblast of Ukraine that is illegally occupied by the Russian Federation);

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed or designated under any Sanctions, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or otherwise controlled (as control is defined under the applicable Sanctions) by any such Person or Persons described in clauses (a) and (b) above, and (d) any Person acting or purporting to act on behalf of any such Person;

“Sanctions” means any anti-terrorism, economic or financial sanctions, or trade embargoes enacted, imposed, administered or enforced from time to time by any Governmental Entity of (a) the United States, including OFAC and the U.S. Department of State, (b) Canada, including Global Affairs Canada, the Minister of Public Safety (Canada), and any other relevant sanctions authority pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada), Part II.1 (Terrorism) of the Criminal Code (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), (c) the European Union or any European Union member state, (d) the United Kingdom, including His Majesty’s Treasury; (e) Switzerland, including the Federal Department of Finance of Switzerland, and (f) any other jurisdiction in which Greenbrook or any of its Subsidiaries operates;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SEC” means the United States Securities and Exchange Commission;

“SEC Clearance Event” means the time at which Neuronetics SEC Clearance has been obtained;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means, collectively, the SEC and any other applicable securities regulatory authority of a state of the United States and the Canadian Securities Authorities, and “Securities Authority” means, individually, any of such Securities Authorities;

“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws and the rules and policies of applicable stock exchanges, including, in the case of Neuronetics only, the NASDAQ;

“Security Breach” means any (a) loss of Personal Information, (b) unauthorized, and/or unlawful Processing, corruption, or sale of Personal Information, or (c) other act or omission that has compromised the privacy, confidentiality or security of Personal Information or the security or operation of Computer Systems;

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

“Statutory Plans” means statutory benefit plans which a Party and any of its Subsidiaries or ERISA Affiliates are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, tax, workplace safety insurance, and employment insurance legislation;

“Subsidiary” has the meaning given to it in NI 45-106 or § 1.1563-1 of U.S. Treasury Regulations, in force as of the date of this Agreement;

“Supported Practice” means any Person substantially engaged in the business of providing healthcare services to patients, and which Person has entered into a Management Services Agreement with Greenbrook;

“Tax” or “Taxes” means (a) any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all installments, interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, branch, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added (including HST and GST), excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education, unclaimed property, escheat, and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and federal, state, local, provincial and other pension plan premiums or contributions imposed by any Governmental Entity, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of (i) any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law, or (ii) being a member of an affiliated, consolidated, combined or unitary group for any period;

“Tax Act” means the Income Tax Act (Canada);

“Tax Information” has the meaning given to it in Section 5.14(d);

“Tax Returns” means returns, reports, declarations, elections, designations, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, in each case made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Termination Fee” means either the Greenbrook Termination Fee or the Neuronetics Termination Fee, as the context requires;

“Third Party Beneficiaries” has the meaning given to it in Section 8.9;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act, U.S. Exchange Act and all other applicable U.S. federal securities laws; and

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

1.2	Interpretation not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars and “C$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of a Party required to be made shall be made in accordance with U.S. GAAP consistently applied.

1.7	Knowledge

(a)

In this Agreement, references to “the knowledge of Greenbrook” means the actual knowledge of any of (i) the President and Chief Executive Officer, (ii) the Executive Chairman, (iii) the Chief Financial Officer, (iv) the Chief Operating Officer and (v) the Chief Medical Officer of Greenbrook, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Greenbrook or its Subsidiaries).

(b)

In this Agreement, references to “the knowledge of Neuronetics” means the actual knowledge of any of (i) the President and Chief Executive Officer, (ii) the Executive Vice President, Chief Financial Officer and Treasurer and (iii) the Executive Vice President, General Counsel and Chief Compliance Officer of Neuronetics, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Neuronetics or its Subsidiaries).

1.8	Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.9	Time References

References to time are to local time, Toronto, Ontario.

1.10	Consent

If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.11	Subsidiaries

To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.12	Disclosure Letters

Each of the Neuronetics Disclosure Letter and the Greenbrook Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce its rights under this Agreement.

1.13	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Form of Plan of Arrangement

Schedule B - Form of Arrangement Resolution

Schedule C - Form of Neuronetics Resolutions

Schedule 3.1 - Representations and Warranties of Greenbrook

Schedule 4.1 - Representations and Warranties of Neuronetics

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

Greenbrook and Neuronetics agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2	Neuronetics Approval

Neuronetics represents and warrants to Greenbrook that:

(a)	the Neuronetics Board has unanimously determined that:

(i)	this Agreement and the transactions contemplated hereby are in the best interests of Neuronetics; and

(ii)	it will recommend that Neuronetics Stockholders vote in favour of the Neuronetics Resolutions; and

(b)

the Neuronetics Board has received an oral opinion to be subsequently confirmed in writing (the “Neuronetics Fairness Opinion”) from Canaccord Genuity Group Inc., the financial advisor to Neuronetics, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by Neuronetics pursuant to the Arrangement is fair from a financial point of view to Neuronetics.

2.3	Greenbrook Approval

Greenbrook represents and warrants to Neuronetics that:

(a)	the Greenbrook Special Committee has unanimously determined that:

(i)	the Arrangement and entry into of this Agreement are in the best interests of Greenbrook; and

(ii)	it has unanimously recommended to the Greenbrook Board that that the Greenbrook Board recommend that Greenbrook Shareholders vote in favour of the Greenbrook Arrangement Resolution; and

(b)	the Greenbrook Board has unanimously determined that:

(i)	the Arrangement and entry into of this Agreement are in the best interests of Greenbrook; and

(ii)	it will recommend that Greenbrook Shareholders vote in favour of the Arrangement Resolution; and

(c)

the Greenbrook Special Committee and the Greenbrook Board have received an oral opinion to be subsequently confirmed in writing (the “Greenbrook Fairness Opinion”) from A.G.P./Alliance Global Partners, the financial advisor to Greenbrook, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Greenbrook Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Greenbrook Shareholders.

2.4	Interim Order

As soon as reasonably practicable (and in any event within ten (10) days) following the SEC Clearance Event, Greenbrook shall, pursuant to Section 182 of the OBCA, prepare, file and diligently pursue an application to the Court for the Interim Order, in a manner acceptable to Neuronetics, acting reasonably, which Interim Order shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Greenbrook Meeting and for the manner in which such notice is to be provided;

(b)	for the confirmation of the record date for the Greenbrook Meeting;

(c)

that the requisite approval for the Arrangement Resolution shall be: (i) 66 2/3% of the votes cast on the Arrangement Resolution by Greenbrook Shareholders present in person or represented by proxy at the Greenbrook Meeting voting together as a single class; and (ii) if required under Canadian Securities Laws, a simple majority of the votes cast on the Arrangement Resolution by the Greenbrook Shareholders present in person or represented by proxy at the Greenbrook Meeting, excluding for this purpose votes cast in respect of Greenbrook Shares that are held or controlled by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;

(d)	that the Greenbrook Meeting may be adjourned or postponed from time to time by the Greenbrook Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)

that the record date for Greenbrook Shareholders entitled to receive notice of and vote at the Greenbrook Meeting will not change in respect of any adjournment(s) or postponement(s) of the Greenbrook Meeting;

(f)

that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Greenbrook, including quorum requirements and other matters, shall apply in respect of the Greenbrook Meeting;

(g)	for the grant of the Dissent Rights to registered holders of Greenbrook Shares as set forth in the Plan of Arrangement;

(h)

that it is the Parties’ intention to rely upon the exemption from the registration requirements under the U.S. Securities Act provided under Section 3(a)(10) thereof (and similar exemptions under applicable U.S. state securities laws) with respect to the issuance of the Consideration Shares to Greenbrook Shareholders pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to Greenbrook Shareholders and based on the Court’s approval of the Arrangement;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(j)	for such other matters as Greenbrook or Neuronetics may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

2.5	Greenbrook Meeting

Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, Greenbrook shall:

(a)

duly take all lawful action to call, give notice of, convene and conduct the Greenbrook Meeting in accordance with its constating documents, the Interim Order and applicable Laws to vote upon the Arrangement, and, provided that Neuronetics has complied with its obligations pursuant to Section 2.7(e), Greenbrook shall use its commercially reasonable efforts to schedule the Greenbrook Meeting on the date of the Neuronetics Meeting; provided that, subject to Section 2.5(d), in no event shall the Greenbrook Meeting be held later than the date that is sixty (60) days after the date of the Interim Order;

(b)

in consultation with Neuronetics, fix and publish a record date for the purposes of determining Greenbrook Shareholders entitled to receive notice of and vote at the Greenbrook Meeting and give notice to Neuronetics of the Greenbrook Meeting;

(c)	allow Neuronetics’ representatives and legal counsel to attend the Greenbrook Meeting;

(d)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Greenbrook Meeting without Neuronetics’ prior written consent, except:

(i)

as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Greenbrook Shareholder action (which action is not solicited or proposed by Greenbrook or the Greenbrook Board and subject to compliance by Greenbrook with Section 5.5(a)(iii)); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)

solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Greenbrook Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by Neuronetics, and at the expense of Neuronetics, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution;

(f)

provide Neuronetics with copies of or access to information regarding the Greenbrook Meeting generated by any dealer or proxy solicitation services firm engaged by Greenbrook, as requested from time to time by Neuronetics;

(g)

promptly advise Neuronetics as frequently as Neuronetics may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Greenbrook Meeting, as to the aggregate tally of the proxies received by Greenbrook in respect of the Arrangement Resolution;

(h)

promptly advise Neuronetics of any written communication from any Greenbrook Shareholder in opposition to the Arrangement, written notice of dissent or purported exercise by any Greenbrook Shareholder of Dissent Rights received by Greenbrook in relation to the Arrangement and any withdrawal of Dissent Rights received by Greenbrook and any written communications sent by or on behalf of Greenbrook to any Greenbrook Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(i)	not make any payment or settlement offer, or agree to any payment or settlement, prior to the Effective Time with respect to Dissent Rights without the prior written consent of Neuronetics;

(j)

not change the record date for the Greenbrook Shareholders entitled to vote at the Greenbrook Meeting in connection with any adjournment or postponement of the Greenbrook Meeting unless required by Law or upon prior written consent of Neuronetics; and

(k)

at the reasonable request of Neuronetics from time to time, promptly provide Neuronetics with a list (in both written and electronic form) of: (i) the registered Greenbrook Shareholders, together with their addresses and respective holdings of Greenbrook Shares; (ii) the names and addresses and holdings of all Persons having rights issued by Greenbrook to acquire Greenbrook Shares (including Greenbrook Equity Award Holders and holders of Greenbrook Warrants); and (iii) participants in book-based systems and non-objecting beneficial owners of Greenbrook Shares, together with their addresses and respective holdings of Greenbrook Shares. Greenbrook shall from time to time require that its registrar and transfer agent furnish Neuronetics with such additional information, including updated or additional lists of Greenbrook Shareholders and lists of holdings and other assistance as Neuronetics may reasonably request.

2.6	Neuronetics Meeting

Subject to the terms of this Agreement, Neuronetics shall:

(a)

duly take all lawful action to call, give notice of, convene and conduct the Neuronetics Meeting in accordance with its constating documents and applicable Laws for the purpose of voting upon the approval of the Neuronetics Resolutions and, provided that Greenbrook has complied with its obligations pursuant to Section 2.8(e), Neuronetics shall use its commercially reasonable efforts to schedule the Neuronetics Meeting as promptly as reasonably practicable following the SEC Clearance Event and receipt of the Interim Order and, if reasonably practicable, on the same date as the Greenbrook Meeting, provided that in no event shall the Neuronetics Meeting be held earlier than the date that is forty-five (45) days after the date on which Neuronetics SEC Clearance is obtained;

(b)

in consultation with Greenbrook, fix and publish a record date for the purposes of determining Neuronetics Stockholders entitled to receive notice of and vote at the Neuronetics Meeting and give notice to Greenbrook of the Neuronetics Meeting;

(c)	allow Greenbrook’s representatives and legal counsel to attend the Neuronetics Meeting;

(d)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Neuronetics Meeting without Greenbrook’s prior written consent, except:

(i)

as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Neuronetics Stockholder action (which action is not solicited or proposed by Neuronetics or the Neuronetics Board) and subject to compliance by Neuronetics with Section 5.5(a)(iii); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)

solicit proxies in favour of the Neuronetics Resolutions and against any resolution submitted by any Neuronetics Shareholder that is inconsistent with the Neuronetics Resolutions and the completion of any of the transactions contemplated by this Agreement;

(f)

provide Greenbrook with copies of or access to information regarding the Neuronetics Meeting generated by any dealer or proxy solicitation services firm engaged by Neuronetics, as requested from time to time by Greenbrook;

(g)

promptly advise Greenbrook as frequently as Greenbrook may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Neuronetics Meeting, as to the aggregate tally of the proxies received by Neuronetics in respect of the Neuronetics Resolutions;

(h)	promptly advise Greenbrook of any written communication from any Neuronetics Stockholder in opposition to the Neuronetics Resolutions;

(i)

not change the record date for the Neuronetics Stockholders entitled to vote at the Neuronetics Meeting in connection with any adjournment or postponement of the Neuronetics Meeting unless required by Law or upon prior written consent of Greenbrook; and

(j)

at the reasonable request of Greenbrook from time to time, promptly provide Greenbrook with a list (in both written and electronic form) of: (i) the registered Neuronetics Stockholders, together with their addresses and respective holdings of Neuronetics Shares; and (ii) the names and addresses and holdings of all Persons having rights issued by Neuronetics to acquire Neuronetics Shares. Neuronetics shall from time to time require that its registrar and transfer agent furnish Greenbrook with such additional information, including updated or additional lists of Neuronetics Stockholders and lists of holdings and other assistance as Greenbrook may reasonably request.

2.7	Greenbrook Proxy Statement

(a)

As promptly as reasonably practicable following execution of this Agreement, Greenbrook shall prepare the Greenbrook Proxy Statement together with any other documents required by applicable Laws in connection with the Greenbrook Meeting; and, as promptly as reasonably practicable after receipt of the Interim Order, file the Greenbrook Proxy Statement in all jurisdictions where the same is required to be filed and mail the Greenbrook Proxy Statement to each Greenbrook Shareholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit Greenbrook to comply with Section 2.5(a).

(b)

Greenbrook shall use reasonable best efforts to ensure that the Greenbrook Proxy Statement complies in all material respects with (i) the rules and regulations promulgated by the Canadian Securities Authorities all and all other applicable Laws (including, if the Greenbrook Proxy Statement is a joint proxy statement with the Neuronetics Proxy Statement, the applicable rules and regulations of the SEC) and (ii) the Interim Order, and the Greenbrook Proxy Statement shall contain sufficient detail to permit Greenbrook Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Greenbrook Meeting, and, without limiting the generality of the foregoing, shall ensure that the Greenbrook Proxy Statement will not contain any misrepresentation (except that Greenbrook shall not be responsible for any information included in the Greenbrook Proxy Statement relating to Neuronetics and its affiliates and the Consideration Shares that was provided by Neuronetics expressly for inclusion in the Greenbrook Proxy Statement pursuant to Section 2.7(e)). The Greenbrook Proxy Statement shall also contain such information as may be required to allow Neuronetics and Greenbrook to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act (and similar exemptions under applicable U.S. state securities laws) with respect to the issuance of the Consideration Shares in exchange for Greenbrook Shares pursuant to the Arrangement.

(c)

The Greenbrook Proxy Statement shall: (i) include a copy of the Greenbrook Fairness Opinion; (ii) state that the Greenbrook Special Committee and the Greenbrook Board has received the Greenbrook Fairness Opinion, and, subject to the terms of this Agreement, the Greenbrook Board has unanimously determined, after receiving legal and financial advice and acting on the unanimous recommendation of the Greenbrook Special Committee, that the Consideration to be received by the Greenbrook Shareholders is fair to the Greenbrook Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Greenbrook; (iii) subject to the terms of this Agreement, contain the unanimous recommendation of the Greenbrook Board to Greenbrook Shareholders that they vote in favour of the Arrangement Resolution (the “Greenbrook Board Recommendation”); and (iv) include statements that each of the Greenbrook Locked-Up Shareholders has signed a Greenbrook Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Greenbrook Shares in favour of the Arrangement Resolution.

(d)

If at any time prior to the Greenbrook Meeting, any information relating to Greenbrook, Neuronetics, or any of their respective affiliates, officers or directors, should be discovered by Greenbrook or Neuronetics that should be set forth in an amendment or supplement to the Greenbrook Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the Canadian Securities Authorities and, to the extent required by applicable Law or the Interim Order, filed with the SEC and/or disseminated to the Greenbrook Shareholders.

(e)

Neuronetics shall, and shall cause its officers, directors, accountants and other advisors to, in a timely manner cooperate with Greenbrook in connection with the preparation of the Greenbrook Proxy Statement, including promptly providing Greenbrook with all information regarding Neuronetics, its affiliates and the Consideration Shares, including any pro forma financial statements (provided that Greenbrook has provided the financial information required for same on a timely basis) and other information relating to Neuronetics following completion of the transactions contemplated hereby, as required by applicable Laws for inclusion in the Greenbrook Proxy Statement or in any amendments or supplements to such Greenbrook Proxy Statement. Neuronetics shall ensure that such information does not include any misrepresentation concerning Neuronetics, its affiliates and the Consideration Shares or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify Greenbrook for all claims, losses, costs and expenses incurred by Greenbrook in respect of any such misrepresentation, alleged misrepresentation, untrue statement or omission in any information regarding Neuronetics, its affiliates and the Consideration Shares in the Greenbrook Proxy Statement that was provided by Neuronetics expressly for inclusion in the Greenbrook Proxy Statement pursuant to this Section 2.7(e). Neuronetics and Greenbrook shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial or other expert information required to be included in the Greenbrook Proxy Statement and to the identification in the Greenbrook Proxy Statement of each such advisor.

(f)

Notwithstanding the foregoing, prior to mailing the Greenbrook Proxy Statement (or any amendment or supplement thereto) or responding to any comments of any Canadian Securities Authorities and/or, if applicable, the SEC with respect thereto, Greenbrook will (i) provide Neuronetics with a reasonable opportunity to review and comment on such document (including the proposed final version of such document or response), and (ii) consider in good faith including in such document or response all comments reasonably and promptly proposed by Neuronetics, provided that all information relating solely to Neuronetics included in the Greenbrook Proxy Statement must be in a form and content satisfactory to Neuronetics, acting reasonably.

(g)

Greenbrook shall promptly advise Neuronetics of any communication (written or oral) received by Greenbrook from any stock exchange, any of the Securities Authorities or any other Governmental Entity in connection with the Greenbrook Proxy Statement.

2.8	Neuronetics Proxy Statement

(a)

As promptly as reasonably practicable following the execution of this Agreement, Neuronetics shall prepare the Neuronetics Proxy Statement together with any other documents required by applicable Laws in connection with the Neuronetics Meeting; and, as promptly as reasonably practicable after the SEC Clearance Event and receipt of the Interim Order, file the Neuronetics Proxy Statement with the SEC and mail the Neuronetics Proxy Statement to each Neuronetics Stockholder and any other Person as required under applicable Laws, in each case, so as to permit Neuronetics to comply with Section 2.6(a).

(b)

Neuronetics shall use reasonable best efforts to ensure that the Neuronetics Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC and all applicable Laws and to respond promptly to any comments of the SEC or its staff. Neuronetics will advise Greenbrook promptly after it receives any request by the SEC for amendment of the Neuronetics Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information in connection with the Neuronetics Proxy Statement. Neuronetics shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement to comply as to form and substance in all material respects with the applicable requirements of the U.S. Securities Act and the U.S. Exchange Act.

(c)

The Neuronetics Proxy Statement shall: (i) include a copy of the Neuronetics Fairness Opinion; (ii) state that the Neuronetics Board has received the Neuronetics Fairness Opinion and has unanimously determined, after receiving legal and financial advice, that the Arrangement and entry into this Agreement are in the best interests of Neuronetics; (iii) subject to the terms of this Agreement, contain the unanimous recommendation of the Neuronetics Board to Neuronetics Stockholders that they vote in favour of the Neuronetics Resolutions (the “Neuronetics Board Recommendation”); and (iv) include statements that each of the Neuronetics Locked-Up Shareholders has signed a Neuronetics Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Neuronetics Shares in favour of the Neuronetics Resolutions.

(d)

If at any time prior to the Neuronetics Meeting, any information relating to Neuronetics, Greenbrook, or any of their respective affiliates, officers or directors, should be discovered by Neuronetics or Greenbrook that should be set forth in an amendment or supplement to the Neuronetics Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Neuronetics Stockholders.

(e)

Greenbrook shall, and shall cause its officers, directors, accountants and other advisors to, in a timely manner cooperate with Neuronetics in connection with the preparation of the Neuronetics Proxy Statement, including promptly providing Neuronetics with all information regarding Greenbrook and its affiliates, including any information required for the preparation by Neuronetics of pro forma financial statements, as required by applicable Laws for inclusion in the Neuronetics Proxy Statement or in any amendments or supplements to such Neuronetics Proxy Statement. Greenbrook shall ensure that such information does not include any misrepresentation concerning Greenbrook and its affiliates or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify Neuronetics for all claims, losses, costs and expenses incurred by Neuronetics in respect of any such misrepresentation, alleged misrepresentation, untrue statement or omission in any information regarding Greenbrook and its affiliates in the Neuronetics Proxy Statement that was provided by Greenbrook expressly for inclusion in the Neuronetics Proxy Statement pursuant to this Section 2.8(e). Greenbrook and Neuronetics shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial or other expert information required to be included in the Neuronetics Proxy Statement and to the identification in the Neuronetics Proxy Statement of each such advisor.

(f)

Notwithstanding the foregoing, prior to mailing the Neuronetics Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Neuronetics will (i) provide Greenbrook with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith including in such document or response all comments reasonably and promptly proposed by Greenbrook, provided that all information relating solely to Greenbrook included in the Neuronetics Proxy Statement must be in a form and content satisfactory to Greenbrook, acting reasonably.

(g)

Neuronetics shall promptly advise Greenbrook of any communication (written or oral) received by Neuronetics from the NASDAQ, the SEC or any other Governmental Entity in connection with the Neuronetics Proxy Statement.

2.9	Final Order

If: (a) the Interim Order is obtained; (b) the Arrangement Resolution is approved at the Greenbrook Meeting by Greenbrook Shareholders as provided for in the Interim Order and as required by applicable Law; and (c) the Neuronetics Resolutions are approved at the Neuronetics Meeting as required by applicable Law, Greenbrook shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than three Business Days thereafter.

2.10	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, Greenbrook shall diligently pursue the Interim Order and the Final Order. Subject to the terms of this Agreement, Neuronetics shall cooperate with and assist Greenbrook in seeking the Interim Order and the Final Order, including by providing to Greenbrook, on a timely basis, any information reasonably required to be supplied by Neuronetics in connection therewith. Greenbrook shall provide Neuronetics and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments and will accept the reasonable comments of Neuronetics and its legal counsel with respect to any information required to be supplied by Neuronetics and included in such materials. Subject to applicable Law, Greenbrook shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.10 or with Neuronetics’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Neuronetics to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Neuronetics’ obligations, or diminishes or limits Neuronetics’ rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Greenbrook shall also provide to Neuronetics’ legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Greenbrook in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Greenbrook indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Greenbrook shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Greenbrook shall not object to Neuronetics’ legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Greenbrook is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Greenbrook shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Greenbrook is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Neuronetics.

2.11	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued under the Arrangement will be issued by Neuronetics in exchange for Greenbrook Shares pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and similar exemptions under applicable U.S. state securities laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Neuronetics’ compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)

prior to the issuance of the Interim Order, the Court will be advised of the intention of Neuronetics and Greenbrook to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares to Greenbrook Shareholders pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)

prior to the issuance of the Interim Order, Greenbrook will file with the Court a draft copy of the proposed text of the Greenbrook Proxy Statement together with any other documents required by Law in connection with the Greenbrook Meeting;

(d)

the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares to Greenbrook Shareholders pursuant to the Arrangement;

(e)

Greenbrook will ensure that each Greenbrook Shareholder and other Person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)

the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair and reasonable to all Persons entitled to receive Consideration Shares to Greenbrook Shareholders pursuant to the Arrangement;

(g)

Greenbrook shall advise the Court that the Final Order will serve as a basis for an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, as well as similar exemptions under applicable U.S. state securities laws, regarding the distribution of securities of Neuronetics, pursuant to the Plan of Arrangement;

(h)

the Interim Order will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(i)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(j)

all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Neuronetics in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act and similar exemptions under applicable U.S. state securities laws.

2.12	Arrangement and Effective Date

(a)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement.

(b)

Unless another time or date is agreed to in writing by the Parties, Greenbrook shall send the Articles of Arrangement to the Director on the third Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date).

(c)

The closing of the Arrangement will take place remotely by exchange of documents and signatures (of their electronic counterparts) on the Effective Date at the Effective Time, unless another time and place is agreed to in writing by the Parties.

2.13	Payment of Consideration

Neuronetics will, following receipt by Greenbrook of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient Neuronetics Shares to satisfy the aggregate Consideration payable to Greenbrook Shareholders pursuant to the Plan of Arrangement.

2.14	Announcement and Shareholder Communications

The Parties agree to issue a joint press release with respect to this Agreement as soon as practicable after its due execution. Neuronetics and Greenbrook agree to cooperate in the preparation of presentations, if any, to Neuronetics Stockholders and Greenbrook Securityholders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including Canadian Securities Laws, U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as the content of such statements and announcements are consistent with and limited in all material respects to the content contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.14 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Greenbrook Proxy Statement, the Neuronetics Proxy Statement, the Interim Order or the Final Order which are governed by other sections of this Agreement. The restrictions set forth in this Section 2.14 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

2.15	Adjustment to Exchange Ratio

(a)	If, on or after the date of this Agreement, either Party, subject to Article 5:

(i)	splits, consolidates or reclassifies any of its issued and outstanding common shares;

(ii)	undertakes any other capital reorganization; or

(iii)	declares, sets aside or pays any dividend or distribution to its shareholders of record as of a time prior to the Effective Time, including any stock dividend or rights offering,

then the Exchange Ratio shall be appropriately adjusted to provide to Neuronetics, Greenbrook and their respective shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action.

2.16	Withholding Taxes

Neuronetics, Greenbrook, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Greenbrook Securityholders, and any other Person under the Plan of Arrangement or this Agreement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under the Plan of Arrangement or this Agreement exceeds the amount of cash otherwise payable to such Person, Neuronetics, Greenbrook, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Neuronetics, Greenbrook, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Neuronetics, Greenbrook, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement or this Agreement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

2.17	Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Neuronetics Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Neuronetics Shares, then the Consideration to be paid per Greenbrook Share shall be appropriately adjusted to provide to Greenbrook Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Greenbrook Share.

2.18	Governance and Transitional Matters

Neuronetics covenants with Greenbrook that it will take all actions necessary to ensure that, upon completion of the Arrangement, the Neuronetics Board shall consist of seven (7) directors, two (2) of which shall be appointed by Madryn and five (5) of which shall be appointed by Neuronetics.

The Parties agree to work cooperatively to implement the foregoing including by providing any information required by applicable Law with respect to their respective board nominees for inclusion in the Neuronetics Proxy Statement.

2.19	Incentive Plan Matters

The Parties acknowledge that the outstanding Greenbrook Equity Awards shall be treated in accordance with the provisions of the Plan of Arrangement.

The Parties acknowledge that no deduction will be claimed by Greenbrook or any Person not dealing at arm’s length with Greenbrook in respect of any payment made in respect of the Greenbrook Equity Awards pursuant to the Plan of Arrangement to a holder of Greenbrook Equity Awards who is a resident of Canada or who is employed in Canada (all within the meaning of the Tax Act), in computing the taxable income under the Tax Act of Greenbrook, or any Person not dealing at arm’s length with Greenbrook, if and to the extent that the claiming of such deduction would cause such holder to not be entitled to claim any deduction pursuant to paragraph 110(1)(d) of the Tax Act otherwise available to such holder in respect of the calculation of any benefit arising from the surrender by the holder of Greenbrook Equity Awards, and Neuronetics shall cause Greenbrook to: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the payments made in exchange for the surrender of Greenbrook Equity Awards; and (ii) provide evidence in writing of such election to holders of Greenbrook Equity Awards.

2.20	Restrictive Covenants

The Parties hereto intend that the conditions set forth in subsection 56.4(7) of the Tax Act (including clause 56.4(7)(b)(ii)(B) thereof) have been met, such that subsection 56.4(5) of the Tax Act applies to any restrictive covenants (as defined in subsection 56.4(1) of the Tax Act) granted by Greenbrook Shareholders pursuant to this Agreement. For greater certainty, the Parties agree and acknowledge: (i) for the purposes of paragraph 56.4(7)(d) of the Tax Act, no proceeds shall be received or receivable by Greenbrook Shareholders for granting the restrictive covenants; and (ii) the restrictive covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Greenbrook Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GREENBROOK

3.1	Representations and Warranties

Except as set forth in the Greenbrook Public Documents (excluding any disclosures in the Greenbrook Public Documents under the heading “Risk Factors” or “Forward-Looking Information” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Greenbrook Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent on its face it should relate), Greenbrook hereby represents and warrants to Neuronetics the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that Neuronetics is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

3.2	Disclaimer

Neuronetics agrees and acknowledges that, except as set forth in this Agreement, Greenbrook makes no representation or warranty, express or implied, at law or in equity, with respect to Greenbrook, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.3	Survival of Representations and Warranties

The representations and warranties of Greenbrook contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NEURONETICS

4.1	Representations and Warranties

Except as set forth in the Neuronetics Public Documents (excluding any disclosures in the Neuronetics Public Documents under the heading “Risk Factors” or “Forward-Looking Information” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Neuronetics Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent on its face it should relate), Neuronetics hereby represents and warrants to Greenbrook the representations and warranties set forth in Schedule 4.1 hereto and acknowledges that Greenbrook is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

4.2	Disclaimer

Greenbrook agrees and acknowledges that, except as set forth in this Agreement, Neuronetics makes no representation or warranty, express or implied, at law or in equity, with respect to Neuronetics, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.3	Survival of Representations and Warranties

The representations and warranties of Neuronetics contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1	Covenants of Greenbrook Regarding the Conduct of Business

Greenbrook covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except: (i) as disclosed in Section 5.1 of the Greenbrook Disclosure Letter, (ii) as expressly required by this Agreement or expressly permitted by this Section 5.1, (iii) as required by applicable Law or a Governmental Entity, or (iv) unless Neuronetics shall otherwise agree in writing:

(a)

Greenbrook shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group;

(b)

without limiting the generality of Section 5.1(a), Greenbrook shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)	amend or propose to amend its articles, by-laws or other constating documents, including shareholders agreements, partnership agreements or similar agreements, or those of its Subsidiaries;

(ii)

declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Greenbrook Shares, except for (A) any such action solely between or among Greenbrook and its Subsidiaries or between or among Subsidiaries of Greenbrook or (B) other cash dividends for which the Exchange Ratio is adjusted pursuant to Section 2.15;

(iii)

issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Greenbrook Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Greenbrook Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Greenbrook Equity Awards or any other equity based awards), other than (A) pursuant to the Greenbrook Debt Conversion and (B) pursuant to the exercise or settlement (as applicable) of Greenbrook Equity Awards that are outstanding as of the date of this Agreement in accordance with their terms (as such terms are disclosed in the Greenbrook Public Documents);

(iv)	split, combine or reclassify any outstanding Greenbrook Shares or the securities of any of its Subsidiaries;

(v)

redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire Greenbrook Shares or other securities of Greenbrook or any securities of its Subsidiaries other than in connection with the exercise or settlement of Greenbrook Equity Awards pursuant to their terms;

(vi)	amend the terms of any securities of Greenbrook or any of its Subsidiaries;

(vii)

other than as set forth in Section 5.1(b)(vii) of the Greenbrook Disclosure Letter, adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Greenbrook or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge Greenbrook or its Subsidiaries with any other Person;

(ix)

sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any assets of Greenbrook or any of its Subsidiaries or any interest in any assets of Greenbrook or any of its Subsidiaries, other than (A) sales and dispositions of obsolete equipment and other inventories, in each case, only in the ordinary course of business or (B) encumbrances and Liens that are Permitted Liens;

(x)

(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, (B) make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital or otherwise (other than to wholly-owned Subsidiaries) or (C) purchase of any property or assets of any other Person;

(xi)

incur any capital expenditures or enter into any agreement obligating Greenbrook or its Subsidiaries to provide for future capital expenditures, other than capital expenditures set forth in Section 5.1(b)(xi) of the Greenbrook Disclosure Letter;

(xii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

(xiii)	reduce the stated capital of the Greenbrook Shares or the shares of any of its Subsidiaries;

(xiv)

(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Greenbrook or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under credit facilities in effect as of the date of this Agreement set forth in Section 5.1(b)(xiv) of the Greenbrook Disclosure Letter or (y) borrowings under facilities entered into between two wholly-owned Subsidiaries of Greenbrook, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any of its Subsidiaries in the ordinary course of business or to Greenbrook or any of its Subsidiaries;

(xv)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Person) other than:

(A)

the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Greenbrook’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	payment of any fees related to the Arrangement;

(xvi)

enter into any agreement that, if entered into prior to the date hereof, would have been a Greenbrook Material Contract, or modify, amend in any material respect, transfer or terminate any Greenbrook Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder (other than any Contract with Madryn or its affiliates or any Contract relating to dispute or litigation settlement which shall not in each case be terminated, modified, amended, waived, released or assigned in any respect);

(xvii)

enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with Greenbrook’s financial risk management policy;

(xviii)	materially change the business carried on by Greenbrook and its Subsidiaries, as a whole;

(xix)

except (i) as required by the terms of the Greenbrook Benefit Plans in effect on the date of this Agreement or (ii) as disclosed in Section 5.1(b)(xix) of the Greenbrook Disclosure Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Greenbrook or any of its Subsidiaries; (B) increase the coverage, contributions, funding requirements or benefits available under any Greenbrook Benefit Plan (other than any such increase that could not reasonably be expected to result in a material liability to Greenbrook) or create any new plan which would be considered to be a Greenbrook Benefit Plan once created; (C) grant any increase in the rate of wages, salaries, bonuses or other remuneration payable to any director, officer, employee or consultant of Greenbrook or any of its Subsidiaries, except for base salary increases for employees (other than Greenbrook Senior Employees) in the ordinary course of business; (D) make any determination under any Greenbrook Benefit Plan that is not in the ordinary course of business and could reasonably be expected to result in a material liability to Greenbrook; (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Greenbrook Benefit Plan (other than any amendment to ensure the intended tax treatment of the applicable Greenbrook Benefit Plan); or (F) take any action to effect any of the foregoing;

(xx)

hire any Greenbrook Senior Employee (other than to fill a vacancy) or terminate the employment of any Greenbrook Senior Employee, except for cause (provided that Greenbrook shall immediately notify Neuronetics in writing upon such hiring to fill a vacancy or such termination for cause);

(xxi)

take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

(xxii)

enter into an agreement that could result in the payment by Greenbrook or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or the other transactions contemplated in this Agreement, provided that the foregoing shall not prohibit Greenbrook from entering into an agreement with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement;

(xxiii)

(i) sell, transfer, assign or dispose of any right in any material Greenbrook Intellectual Property, (ii) other than non-exclusive licenses in the ordinary course of business that are terminable by Greenbrook without any consent, penalty or payment, lease or grant a license of any right in any Greenbrook Intellectual Property or (iii) assign or grant a license of any material right in any other Greenbrook Owned Intellectual Property;

(xxiv)

(i) waive, amend or voluntarily terminate any inbound license in favour of Greenbrook with respect to any material Greenbrook Intellectual Property (other than licenses of commercial off-the-shelf software with total annual license, maintenance, support and other fees not in excess of $200,000 in the aggregate per vendor) or (ii) amend any Contract with respect to the use of any material Greenbrook Intellectual Property;

(xxv)

(i) waive or materially amend (except in the course of using reasonable efforts to prosecute Greenbrook Owned Intellectual Property) Greenbrook’s rights in or to any material Greenbrook Owned Intellectual Property that is registered or the subject of an application for registration; or (ii) fail to use reasonable efforts to prosecute or maintain any material Greenbrook Owned Intellectual Property that is registered or the subject of an application for registration, in each case, in the name of Greenbrook or one of its Subsidiaries; or

(xxvi)

(i) waive, release, amend or condition any non-compete, non-solicit, non-disclosure, confidentiality or other restrictive covenant owed to Greenbrook or its Subsidiaries; or (ii) enter into any Contract which creates any non-competition or material non-solicit obligations for Greenbrook or any of its Subsidiaries.

(c)

Greenbrook shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Greenbrook or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 5.11(a), neither Greenbrook nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)	Greenbrook and each of its Subsidiaries shall:

(i)

not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax, except as may be required by applicable Laws (as determined in good faith consultation with Neuronetics);

(ii)

not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, except as may be required by applicable Laws (as determined in good faith consultation with Neuronetics);

(iii)

not make, change or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of this Agreement and which will be made in a manner consistent with the past practice of Greenbrook and its Subsidiaries, as applicable;

(iv)

not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v)	not settle (or offer to settle) any material Tax claim, audit, proceeding or re-assessment;

(vi)	not make a request for a Tax ruling to any Governmental Entity;

(vii)

keep Neuronetics reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Greenbrook and its Subsidiaries, taken as a whole); and

(viii)

not make any “investments” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of Greenbrook and/or any of its Subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), except to the extent that such investment is made in the ordinary course of business in accordance with spending plans pre-dating the signing of this Agreement; and

(e)

Greenbrook shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, in each case to the extent reasonably practicable and permitted under applicable Law:

(i)	consult with Neuronetics in connection with any proposed meeting with any Healthcare Regulatory Authority relating to services provided by, or proposed to be provided by, Greenbrook;

(ii)

inform Neuronetics within two (2) Business Days following receipt of any material communication (written or oral) with or from any Healthcare Regulatory Authority relating to services provided by, or proposed to be provided by, Greenbrook;

(iii)

promptly inform Neuronetics of, and provide Neuronetics with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of Greenbrook or any of its Subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted, to any Healthcare Regulatory Authority by or on behalf of Greenbrook or any of its Subsidiaries, in each case relating to services provided by, or proposed to be provided by, Greenbrook; and

(iv)

promptly inform Neuronetics and provide Neuronetics with a reasonable opportunity to comment, in each case, prior to making any material change to any study, protocol, trial, manufacturing plan or development timeline relating to services provided by, or proposed to be provided by, Greenbrook, except where such change must be made in less than three (3) Business Days when (i) required by Law or a Governmental Entity; or (ii) deemed necessary or advisable by an ethics board; and

(f)

Greenbrook shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms (i) continue to pay, discharge or satisfy its respective liabilities and payables incurred in the ordinary course of business consistent with past practice; and (ii) maintain Greenbrook Payables Days Outstanding to a number of days that shall not exceed 71 days on any given Business Day, and upon reasonable request from time to time, Greenbrook shall provide evidence reasonably satisfactory to Neuronetics regarding the compliance of the foregoing covenant.

(g)	Greenbrook shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.

5.2	Covenants of Neuronetics Regarding the Conduct of Business

Neuronetics covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except: (i) as set out in Section 5.2 of the Neuronetics Disclosure Letter, (ii) as expressly required by this Agreement or expressly permitted by this Section 5.2, (iii) as required by applicable Law or a Governmental Entity, or (iv) unless Greenbrook shall otherwise agree in writing:

(a)

Neuronetics shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of their officers and employees as a group;

(b)

without limiting the generality of Section 5.2(a), Neuronetics shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)	amend or propose to amend its articles, by-laws or other constating documents, including shareholders agreements, partnership agreements or similar agreements, or those of its Subsidiaries;

(ii)

declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Neuronetics Shares, except for any such action solely between or among Neuronetics and its Subsidiaries or between or among Subsidiaries of Neuronetics;

(iii)

issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Neuronetics Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Neuronetics Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Neuronetics Equity Awards or any other equity based awards), other than (A) pursuant to the exercise or settlement (as applicable) of Neuronetics Equity Awards in accordance with their terms (as such terms are disclosed in the Neuronetics Public Documents), (B) grants of Neuronetics Equity Awards in the ordinary course of business consistent with past practice and (C) any such action solely between or among Neuronetics and its Subsidiaries or between or among Subsidiaries of Neuronetics;

(iv)	split, combine or reclassify any outstanding Neuronetics Shares or the securities of any of its Subsidiaries;

(v)

redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Neuronetics Shares or other securities of Neuronetics, other than (A) ordinary course purchases of Neuronetics Shares made in the public markets and at the prevailing market price and (B) purchases of Neuronetics Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Neuronetics Equity Awards;

(vi)	amend the terms of any securities of Neuronetics;

(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Neuronetics;

(viii)	reorganize, amalgamate or merge Neuronetics with any other Person;

(ix)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

(x)	reduce the stated capital of the Neuronetics Shares or the shares of any of its Subsidiaries;

(xi)

sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any material assets of Neuronetics or any of its Subsidiaries or any interest in any assets of Neuronetics or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, (B) encumbrances and Liens that are Permitted Liens and (C) any such action solely between or among Neuronetics and its Subsidiaries or between or among Subsidiaries of Neuronetics; or

(xii)	materially change the business carried on by Neuronetics and its Subsidiaries, taken as a whole; and

(c)	Neuronetics shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so.

5.3	Covenants Relating to the Consideration Shares

Neuronetics shall notify the NASDAQ by the Effective Time of the issuance of the Consideration Shares and the other transactions contemplated pursuant to the Arrangement and this Agreement, and shall confirm to Greenbrook that the NASDAQ has completed its review thereof, and has not raised any objections thereto, prior to the Effective Time. Greenbrook shall use its commercially reasonable efforts to cooperate with Neuronetics in connection with the foregoing, including by providing information reasonably requested by Neuronetics in connection therewith.

5.4	Covenants of Neuronetics Regarding Blue-Sky Laws

Neuronetics shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or be exempt from such registration and qualification requirements.

5.5	Mutual Covenants of the Parties Relating to the Arrangement

(a)

Each of the Parties covenants and agrees that, other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 5.7, subject to the terms and conditions of this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(i)

it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to Greenbrook Material Contracts or Neuronetics Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(ii)

it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement;

(iii)

it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Greenbrook or Neuronetics from consummating the Arrangement; and

(iv)

it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

(b)	Greenbrook shall promptly notify Neuronetics in writing of:

(i)	any Greenbrook Material Adverse Effect;

(ii)

any material notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(iii)

any material notice or other communication from any Person to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with Greenbrook or any of its Subsidiaries as a result of this Agreement or the Arrangement; or

(iv)

any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Greenbrook or any of its Subsidiaries or the transactions contemplated hereunder.

(c)	Neuronetics shall promptly notify Greenbrook in writing of:

(i)	any Neuronetics Material Adverse Effect;

(ii)

any material notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(iii)

any material notice or other communication from any Person to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with Neuronetics or any of its Subsidiaries as a result of this Agreement or the Arrangement; or

(iv)

any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Neuronetics or any of its Subsidiaries or the transactions contemplated hereunder.

5.6	Treatment of Greenbrook Equity Awards

The Parties and the Greenbrook Board (and any relevant committee thereof) will take such actions (including all actions permitted under the Greenbrook Equity Incentive Plans) as are necessary such that, from and after the Effective Time:

(a)	each Greenbrook Equity Award, in each case that is outstanding as of immediately prior to the Effective Time, shall be dealt with as provided in the Plan of Arrangement; and

(b)

notwithstanding any provision herein to the contrary, at or prior to the Effective Time, Greenbrook, the Greenbrook Board (and any relevant committee thereof), shall adopt any resolutions and take all actions that are necessary to effectuate the provisions of this Agreement and the Plan of Arrangement related to the Greenbrook Equity Awards.

5.7	Regulatory Approvals

(a)	Neuronetics and Greenbrook shall and shall cause their respective Subsidiaries, as applicable, to:

(i)

file, as promptly as practicable after the date of this Agreement, any filings or notifications under any applicable Antitrust Laws that the Parties may mutually agree to be required or appropriate to consummate the transactions contemplated by this Agreement;

(ii)

file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any other Regulatory Approvals; and

(iii)

provide to each Governmental Entity all non-privileged information, documents, data and other things requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request.

(b)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be shared by the Parties equally.

(c)

With respect to obtaining the Regulatory Approvals, each of Neuronetics and Greenbrook shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

(i)

no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party;

(ii)

the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such material submissions, correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that (x) this obligation shall not extend to information concerning valuation, and (y) information indicated by either Party to be competitively sensitive, in either case, which information shall be provided on an external counsel-only basis;

(iii)

each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that where competitively sensitive information may be discussed or communicated, in either case the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis.

(iv)

Greenbrook shall make available its Representatives, on the reasonable request of Neuronetics and its counsel, to assist Neuronetics in obtaining the Regulatory Approvals, including by (i) making introduction and arranging meetings with key stakeholders and leaders of Governmental Entities and participating in those meetings, (ii) providing strategic input, including on any materials prepared for obtaining the Regulatory Approvals, and (iii) responding promptly to requests for support, documents, information, comments or input where reasonably requested by Neuronetics in connection with the Regulatory Approvals;

(d)

the Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals;

(e)

the Parties shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their respective parts to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. However, nothing in this Agreement shall require Neuronetics or its Subsidiaries to (i) propose, negotiate, effect or agree to, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of Neuronetics or Greenbrook or their respective Subsidiaries or otherwise take any action that prohibits or limits Neuronetics’ freedom of action with respect to, or Neuronetics’ ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of Neuronetics, Greenbrook or their respective Subsidiaries or (ii) notwithstanding anything to the contrary in Section 5.5(a)(iii), defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

(f)

Subject to the other provisions of this Section 5.7, Neuronetics shall, acting reasonably, determine and direct all matters and efforts related to the obtaining of the Regulatory Approvals. Neuronetics shall consider the views and input of Greenbrook in good faith.

5.8	Certain Greenbrook Covenants Regarding Non-Solicitation

(a)

Except as otherwise expressly provided in this Section 5.8, Greenbrook shall not, and Greenbrook shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding other than a confidentiality agreement pursuant to Section 5.8(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Greenbrook Acquisition Proposal;

(ii)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Neuronetics and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Greenbrook Acquisition Proposal, it being acknowledged and agreed that, provided Greenbrook is then in compliance with its obligations under this Section 5.8, Greenbrook may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Greenbrook Acquisition Proposal of the conclusion (without further communication) that its Greenbrook Acquisition Proposal does not constitute a Greenbrook Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

(iii)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Greenbrook Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

(iv)

(1) (i) fail to make, or withdraw, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Neuronetics or fail to publicly reaffirm (without qualification) the Greenbrook Board Recommendation within five Business Days (and in any case prior to the third Business Day prior to the Greenbrook Meeting) after having been requested in writing by Neuronetics to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Greenbrook Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Greenbrook Acquisition Proposal for more than five Business Days after the public announcement of such Greenbrook Acquisition Proposal (or beyond the third Business Day prior to the date of the Greenbrook Meeting, if sooner); or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a “Greenbrook Change in Recommendation”); or

(v)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Greenbrook Board of the transactions contemplated hereby.

(b)

Greenbrook shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Neuronetics and its Subsidiaries or affiliates) conducted by Greenbrook or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Greenbrook Acquisition Proposal, and, in connection therewith, Greenbrook will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible

(and in any event within two (2) Business Days) request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Greenbrook and its Subsidiaries previously provided in connection therewith to any Person other than Neuronetics to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)

Greenbrook represents and warrants as of the date of this Agreement that neither Greenbrook nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Greenbrook or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Greenbrook covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Greenbrook or any of its Subsidiaries is a party, and (ii) neither Greenbrook nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Neuronetics (which may be withheld or delayed in Neuronetics’ sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Greenbrook, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Greenbrook or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

(d)

Greenbrook shall as soon as practicable, and in any event, within 24 hours, notify Neuronetics (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Greenbrook Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Greenbrook or any of its Subsidiaries in relation to a possible Greenbrook Acquisition Proposal, of such Greenbrook Acquisition Proposal, inquiry, proposal, offer or request, including the identity of the Person making such Greenbrook Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and copies of all material or substantive documents or correspondence received in respect of, from or on behalf of any such Person. Greenbrook shall keep Neuronetics promptly and fully informed of the material developments and, to the extent Greenbrook is permitted by Section 5.8(e) to enter into discussions or negotiations, the status of discussions and negotiations with respect to such Greenbrook Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

(e)

Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Greenbrook Shareholder Approval having been obtained, Greenbrook receives a request for material non-public information or to enter into discussions, from a Person that proposes to Greenbrook an unsolicited bona fide written Greenbrook Acquisition Proposal that did not result from a breach of this Section 5.8 (and which has not been withdrawn) and the Greenbrook Board determines, in good faith after consultation with its outside financial and legal advisors, that such Greenbrook Acquisition Proposal constitutes or would reasonably be expected to constitute a Greenbrook Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Greenbrook Acquisition Proposal is subject), then, and only in such case, Greenbrook may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Greenbrook Acquisition Proposal, and (y) provide the Person making such Greenbrook Acquisition Proposal with, or access to, confidential information regarding Greenbrook and its Subsidiaries, but only to the extent that Neuronetics had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)

Greenbrook has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Greenbrook than the Confidentiality Agreement, a copy of which shall be provided to Neuronetics promptly and in any event prior to providing such Person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, Greenbrook’s ability to consummate the transactions contemplated hereby or to comply with disclosure obligations to Neuronetics pursuant to this Agreement, and any such copies, access or disclosure provided to such Person will have already been, or will substantially concurrently be, provided to Neuronetics;

(ii)

the Person submitting the Greenbrook Acquisition Proposal was not restricted from making such Greenbrook Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with Greenbrook or any of its Subsidiaries; and

(iii)	Greenbrook has been, and continues to be, in material compliance with this Section 5.8.

(f)	Notwithstanding any other provision of this Agreement, Greenbrook shall not make a Greenbrook Change in Recommendation unless all of the following conditions are satisfied:

(i)	the Greenbrook Board has determined that the Greenbrook Acquisition Proposal constitutes a Greenbrook Superior Proposal;

(ii)	the Greenbrook Shareholder Approval has not been obtained;

(iii)	Greenbrook has been, and continues to be, in material compliance with this Section 5.8;

(iv)

Greenbrook has promptly provided Neuronetics with a notice in writing that there is a Greenbrook Superior Proposal, together with all documentation related to and detailing the Greenbrook Superior Proposal, including a copy of any proposed agreement and all ancillary documentation relating to such Greenbrook Superior Proposal as well as the cash value that the Greenbrook Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the Greenbrook Superior Proposal;

(v)	five Business Days (the “Neuronetics Response Period”) shall have elapsed from the date Neuronetics received the notice and documentation referred to in Section 5.8(f)(iv) from Greenbrook;

(vi)

if Neuronetics has proposed to amend the terms of the Arrangement in accordance with Section 5.8(h), the Greenbrook Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Greenbrook Acquisition Proposal remains a Greenbrook Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Neuronetics, if applicable.

(g)

For greater certainty, notwithstanding any Greenbrook Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Greenbrook shall cause the Greenbrook Meeting to occur and the Arrangement Resolution to be put to the Greenbrook Shareholders thereat for consideration in accordance with this Agreement, and Greenbrook shall not, except as required by applicable Law, submit to a vote of its shareholders any Greenbrook Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement.

(h)

Greenbrook acknowledges and agrees that, during the Neuronetics Response Period or such longer period as Greenbrook may approve for such purpose, Neuronetics shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Greenbrook Board will review any such proposal to determine in good faith whether Neuronetics’ proposal to amend this Agreement would result in the Greenbrook Acquisition Proposal ceasing to be a Greenbrook Superior Proposal. If the Greenbrook Board determines that the Greenbrook Acquisition Proposal is not a Greenbrook Superior Proposal as compared to the proposed amendments to the terms of this Agreement, it will promptly advise Neuronetics and enter into an amended agreement with Neuronetics reflecting such proposed amendments. If the Greenbrook Board continues to believe in good faith, after consultation with its outside financial and legal advisors, that such Greenbrook Acquisition Proposal remains a Greenbrook Superior Proposal and therefore rejects Neuronetics’ offer to amend this Agreement and the Arrangement, if any, Greenbrook may, subject to compliance with the other provisions hereof, make a Greenbrook Change in Recommendation. Each successive modification of any Greenbrook Acquisition Proposal shall constitute a new Greenbrook Acquisition Proposal for the purposes of this Section 5.8 and Neuronetics shall be afforded a new Neuronetics Response Period in respect of each such Greenbrook Acquisition Proposal from the date on which Neuronetics received the notice and documentation referred to in Section 5.8(f)(iv) in respect of such new Greenbrook Superior Proposal from Greenbrook.

(i)

The Greenbrook Board will promptly reaffirm the Greenbrook Board Recommendation by press release after: (1) the Greenbrook Board determines any Greenbrook Acquisition Proposal that has been publicly announced or publicly disclosed is not a Greenbrook Superior Proposal; or (2) the Greenbrook Board determines that a proposed amendment to the terms of the Arrangement would result in any Greenbrook Acquisition Proposal which has been publicly announced or made not being a Greenbrook Superior Proposal. Greenbrook shall provide Neuronetics and its legal counsel with a reasonable opportunity to review and comment on the form and content of any such press release to be issued pursuant to this Section 5.8(i) and shall give reasonable consideration to such comments.

(j)

In circumstances where Greenbrook provides Neuronetics with notice of a Greenbrook Superior Proposal and all documentation contemplated by Section 5.8(f)(iv) on a date that is less than seven Business Days prior to the Greenbrook Meeting, Greenbrook may, or if and as requested by Neuronetics, Greenbrook shall, either proceed with or postpone the Greenbrook Meeting to a date that is not more than seven Business Days after the scheduled date of such Greenbrook Meeting, as directed by Neuronetics, provided, however, that the Greenbrook Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(k)

Without limiting the generality of the foregoing, Greenbrook shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.8 and any violation of the restrictions set forth in this Section 5.8 by Greenbrook, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.8 by Greenbrook.

(l)

Nothing contained in this Section 5.8 shall prohibit Greenbrook or the Greenbrook Board or a committee thereof from making any disclosure to the Greenbrook Shareholders that is required by Law or stock exchange rule or listing agreement provided, however, that (i) Greenbrook shall provide Neuronetics and its legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to this Section 5.8(l) and shall give reasonable consideration to such comments, and (ii) this Section 5.8(l) shall not be deemed to permit the Greenbrook Board to make a Greenbrook Change in Recommendation other than in accordance with Section 5.8(f).

5.9	Certain Neuronetics Covenants Regarding Non-Solicitation

(a)

Except as otherwise expressly provided in this Section 5.9, Neuronetics shall not, and Neuronetics shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding other than a confidentiality agreement pursuant to Section 5.9(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Neuronetics Acquisition Proposal;

(ii)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Greenbrook and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Neuronetics Acquisition Proposal, it being acknowledged and agreed that, provided Neuronetics is then in compliance with its obligations under this Section 5.9, Neuronetics may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Neuronetics Acquisition Proposal of the conclusion (without further communication) that its Neuronetics Acquisition Proposal does not constitute a Neuronetics Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

(iii)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Neuronetics Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.9(e));

(iv)

(1) (i) fail to make, or withdraw, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Greenbrook or fail to publicly reaffirm (without qualification) the Neuronetics Board Recommendation within five Business Days (and in any case prior to the third Business Day prior to the Neuronetics Meeting) after having been requested in writing by Greenbrook to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Neuronetics Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Neuronetics Acquisition Proposal for more than five Business Days after the public announcement of such Neuronetics Acquisition Proposal (or beyond the third Business Day prior to the date of the Neuronetics Meeting, if sooner); or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a “Neuronetics Change in Recommendation”); or

(v)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Neuronetics Board of the transactions contemplated hereby.

(b)

Neuronetics shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Greenbrook and its Subsidiaries or affiliates) conducted by Neuronetics or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Neuronetics Acquisition Proposal, and, in connection therewith, Neuronetics will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible (and in any event within two (2) Business Days) request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Neuronetics and its Subsidiaries previously provided in connection therewith to any Person other than Greenbrook to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)

Neuronetics represents and warrants as of the date of this Agreement that neither Neuronetics nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Neuronetics or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Neuronetics covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Neuronetics or any of its Subsidiaries is a party, and (ii) neither Neuronetics nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Greenbrook (which may be withheld or delayed in Greenbrook’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Neuronetics, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Neuronetics or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.9(c).

(d)

Neuronetics shall as soon as practicable, and in any event, within 24 hours, notify Greenbrook (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Neuronetics Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Neuronetics or any of its Subsidiaries in relation to a possible Neuronetics Acquisition Proposal, of such Neuronetics Acquisition Proposal, inquiry, proposal, offer or request, including the identity of the Person making such Neuronetics Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and copies of all material or substantive documents or correspondence received in respect of, from or on behalf of any such Person. Neuronetics shall keep Greenbrook promptly and fully informed of the material developments and, to the extent Neuronetics is permitted by Section 5.9(e) to enter into discussions or negotiations, the status of discussions and negotiations with respect to such Neuronetics Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

(e)

Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Neuronetics Stockholder Approval having been obtained, Neuronetics receives a request for material non-public information or to enter into discussions, from a Person that proposes to Neuronetics an unsolicited bona fide written Neuronetics Acquisition Proposal that did not result from a breach of this Section 5.9 (and which has not been withdrawn) and the Neuronetics Board determines, in good faith after consultation with its outside financial and legal advisors, that such Neuronetics Acquisition Proposal constitutes or would reasonably be expected to constitute a Neuronetics Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Neuronetics Acquisition Proposal is subject), then, and only in such case, Neuronetics may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist the Person making such Neuronetics Acquisition Proposal, and (y) provide the Person making such Neuronetics Acquisition Proposal with, or access to, confidential information regarding Neuronetics and its Subsidiaries, but only to the extent that Greenbrook had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)

Neuronetics has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Neuronetics than the Confidentiality Agreement, a copy of which shall be provided to Greenbrook promptly and in any event prior to providing such Person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, Neuronetics’ ability to consummate the transactions contemplated hereby or to comply with disclosure obligations to Greenbrook pursuant to this Agreement, and any such copies, access or disclosure provided to such Person will have already been, or will substantially concurrently be, provided to Greenbrook;

(ii)

the Person submitting the Neuronetics Acquisition Proposal was not restricted from making such Neuronetics Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with Neuronetics or any of its Subsidiaries; and

(iii)	Neuronetics has been, and continues to be, in material compliance with this Section 5.9.

(f)	Notwithstanding any other provisions of this Agreement, Neuronetics shall not make a Neuronetics Change in Recommendation unless all of the following conditions are satisfied:

(i)	the Neuronetics Board has determined that the Neuronetics Acquisition Proposal constitutes a Neuronetics Superior Proposal;

(ii)	the Neuronetics Stockholder Approval has not been obtained;

(iii)	Neuronetics has been, and continues to be, in material compliance with this Section 5.9;

(iv)

Neuronetics has promptly provided Greenbrook with a notice in writing that there is a Neuronetics Superior Proposal, together with all documentation related to and detailing the Neuronetics Superior Proposal, including a copy of any proposed agreement and all ancillary documentation relating to such Neuronetics Superior Proposal as well as the cash value that the Neuronetics Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the Neuronetics Superior Proposal;

(v)	five Business Days (the “Greenbrook Response Period”) shall have elapsed from the date Greenbrook received the notice and documentation referred to in Section 5.9(f)(iv) from Neuronetics; and

(vi)

if Greenbrook has proposed to amend the terms of the Arrangement in accordance with Section 5.9(h), the Neuronetics Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Neuronetics Acquisition Proposal remains a Neuronetics Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Greenbrook, if applicable.

(g)

For greater certainty, notwithstanding any Neuronetics Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Neuronetics shall cause the Neuronetics Meeting to occur and the Neuronetics Resolutions to be put to the Neuronetics Stockholders thereat for consideration in accordance with this Agreement, and Neuronetics shall not, except as required by applicable Law, submit to a vote of its stockholders any Neuronetics Acquisition Proposal other than the Neuronetics Resolutions prior to the termination of this Agreement.

(h)

Neuronetics acknowledges and agrees that, during the Greenbrook Response Period or such longer period as Neuronetics may approve for such purpose, Greenbrook shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including a modification of the Consideration. The Neuronetics Board will review any such proposal to determine in good faith whether Greenbrook’s proposal to amend this Agreement would result in the Neuronetics Acquisition Proposal ceasing to be a Neuronetics Superior Proposal. If the Neuronetics Board determines that the Neuronetics Acquisition Proposal is not a Neuronetics Superior Proposal as compared to the proposed amendments to the terms of this Agreement, it will promptly advise Greenbrook and enter into an amended agreement with Greenbrook reflecting such proposed amendments. If the Neuronetics Board continues to believe in good faith, after consultation with its outside financial and legal advisors, that such Neuronetics Acquisition Proposal remains a Neuronetics Superior Proposal and therefore rejects Greenbrook’s offer to amend this Agreement and the Arrangement, if any, Neuronetics may, subject to compliance with the other provisions hereof, make a Neuronetics Change in Recommendation. Each successive modification of any Neuronetics Acquisition Proposal shall constitute a new Neuronetics Acquisition Proposal for the purposes of this Section 5.9 and Greenbrook shall be afforded a new Greenbrook Response Period in respect of each such Neuronetics Acquisition Proposal from the date on which Greenbrook received the notice and documentation referred to in Section 5.9(f)(iv) in respect of such new Neuronetics Superior Proposal from Neuronetics.

(i)

The Neuronetics Board will promptly reaffirm the Neuronetics Board Recommendation by press release after: (1) the Neuronetics Board determines any Neuronetics Acquisition Proposal that has been publicly announced or publicly disclosed is not a Neuronetics Superior Proposal; or (2) the Neuronetics Board determines that a proposed amendment to the terms of the Arrangement would result in any Neuronetics Acquisition Proposal which has been publicly announced or made not being a Neuronetics Superior Proposal. Neuronetics shall provide Greenbrook and its legal counsel with a reasonable opportunity to review and comment on the form and content of any such press release to be issued pursuant to this Section 5.9(i) and shall give reasonable consideration to such comments.

(j)

In circumstances where Neuronetics provides Greenbrook with notice of a Neuronetics Superior Proposal and all documentation contemplated by Section 5.9(f)(iv) on a date that is less than seven Business Days prior to the Neuronetics Meeting, Neuronetics may, or if and as requested by Greenbrook, Neuronetics shall, either proceed with or postpone the Neuronetics Meeting to a date that is not more than seven Business Days after the scheduled date of such Neuronetics Meeting, as directed by Greenbrook, provided, however, that the Neuronetics Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(k)

Without limiting the generality of the foregoing, Neuronetics shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.9 and any violation of the restrictions set forth in this Section 5.9 by Neuronetics, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.9 by Neuronetics.

(l)

Nothing contained in this Section 5.9 shall prohibit Neuronetics or the Neuronetics Board or a committee thereof from (i) taking and disclosing to the stockholders of Neuronetics a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the U.S. Exchange Act, (ii) making any disclosure to the Neuronetics Stockholders that is required by Law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the U.S. Exchange Act or (iv) making any “stop-look-and-listen” communication to the stockholders of Neuronetics pursuant to Rule 14d-9(f) under the U.S. Exchange Act (or any substantially similar communication); provided, however, that (i) Neuronetics shall provide Greenbrook and its legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to this Section 5.9(l) and shall give reasonable consideration to such comments, and (ii) this Section 5.9(l) shall not be deemed to permit the Neuronetics Board to make a Neuronetics Change in Recommendation other than in accordance with Section 5.9(f).

5.10	Access to Information; Confidentiality

(a)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, each of Neuronetics and Greenbrook shall, and shall cause its Representatives to, afford to the other and its Representatives such access as the other Party may reasonably require at all reasonable times, to its officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as it may reasonably request; provided that the Party furnishing data or information (the “Furnishing Party”) shall not be required to (or to cause any of the Furnishing Party’s Subsidiaries to) afford such access or furnish such information to the extent that the Furnishing Party believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Furnishing Party or any of the Furnishing Party’s Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such effective Contract to which the Furnishing Party or any Subsidiary of the Furnishing Party is a party or (C) breach, contravene or violate any applicable Law; provided that the Furnishing Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.

(b)

Neuronetics and Greenbrook acknowledge and agree that information furnished pursuant to this Section 5.10 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by a Party and its representatives shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant hereto.

5.11	Insurance and Indemnification

(a)

Prior to the Effective Time, Greenbrook shall purchase customary “tail” policies of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Greenbrook and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Greenbrook will and will cause its Subsidiaries to, maintain such “tail” policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that Greenbrook and its Subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of Greenbrook’s current annual aggregate premium for policies currently maintained by Greenbrook or its Subsidiaries.

(b)

Greenbrook will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Greenbrook and its Subsidiaries under Law and under the articles or other constating documents of Greenbrook and/or its Subsidiaries or under any agreement or contract of any indemnified person with Greenbrook or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Greenbrook, Greenbrook shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)	From and following the Effective Time, Neuronetics will cause Greenbrook to comply with its obligations under Section 5.11(a) and Section 5.11(b).

(d)

If Neuronetics, Greenbrook or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, Neuronetics shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of Greenbrook or its Subsidiaries) assumes all of the obligations set forth in this Section 5.11.

(e)

The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Greenbrook hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.11 on their behalf. Furthermore, this Section 5.11 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.12	Pre-Acquisition Reorganization

(a)

Subject to Section 5.12(b), Greenbrook agrees that, upon request of Neuronetics, Greenbrook shall use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Neuronetics may request prior to the Effective Date, acting reasonably (each, a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with Neuronetics and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. For certainty, the Greenbrook Debt Conversion shall be subject to the covenants and agreements set forth in Section 5.14 and shall not constitute a Pre-Acquisition Reorganization for the purposes of this Section 5.12.

(b)

Greenbrook and its Subsidiaries will not be obligated to participate in any Pre- Acquisition Reorganization under Section 5.12(a) unless such Pre-Acquisition Reorganization in the opinion of Greenbrook, acting reasonably:

(i)

cannot reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, Greenbrook or the Greenbrook Shareholders incrementally greater than the Taxes to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(ii)	is not prejudicial to Greenbrook Securityholders, as a whole, in any material respect;

(iii)	does not require Greenbrook to obtain the approval of Greenbrook Securityholders and does not require the consent of any third party (including any Regulatory Approval);

(iv)	does not unreasonably interfere with Greenbrook’s material operations prior to the Effective Time;

(v)	does not require Greenbrook or its Subsidiaries to contravene any Contract, Regulatory Approval or applicable Laws, or its organization documents;

(vi)	is effected as close as reasonably practicable prior to the Effective Time, and in any case no earlier than one Business Day prior to the Effective Date; and

(vii)	does not impair the ability of Greenbrook to consummate, and will not prevent or materially delay the consummation of, the Arrangement.

(c)

Neuronetics must provide written notice to Greenbrook of any proposed Pre- Acquisition Reorganization in reasonable written detail at least ten Business Days prior to the Effective Date. Upon receipt of such notice, Greenbrook and Neuronetics shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and such Pre-Acquisition Reorganization shall be made effective after Neuronetics has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied other than conditions that, by their terms, are to be satisfied on the Effective Date.

(d)

Unless the Arrangement is not completed due to a breach by Greenbrook of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by Greenbrook of a Greenbrook Termination Fee, Neuronetics agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization, including professional fees and expenses and Taxes, to be carried out at its request and shall indemnify and save harmless Greenbrook and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any unwinding, reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Greenbrook under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed (other than due to a breach by Greenbrook of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by Greenbrook of a Greenbrook Termination Fee), Neuronetics shall reimburse Greenbrook forthwith for all reasonable fees and expenses (including any professional fees and expenses and Taxes) incurred by Greenbrook in considering or effecting all or any part of the Pre-Acquisition Reorganization or in considering or effecting any unwinding, reversal, modification or termination of the Pre-Acquisition Reorganization.

5.13	Neuronetics Facility Amendment and Financing Cooperation

(a)

Neuronetics shall use reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to enter into an amendment to the Neuronetics Credit Agreement, which amendment shall provide for the consent to the transactions contemplated in this Agreement and an increase in borrowings of up to $75 million (together, the “Neuronetics Facility Amendment”) by no later than the Effective Date. If the Neuronetics Facility Amendment becomes unavailable for any reason whatsoever, Neuronetics shall use reasonable best efforts to arrange and obtain alternative Debt Financing that provides for aggregate borrowings of up to $75 million by no later than the Effective Date (the “Neuronetics Alternative Facility”).

(b)

Greenbrook agrees to use reasonable best efforts to provide, and to cause each of its Subsidiaries and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Neuronetics in connection with the Neuronetics Facility Amendment, the Neuronetics Alternative Facility and any other borrowing or an issuance of debt by Neuronetics and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) (collectively, a “Debt Financing”), including, without limitation to, upon reasonable notice: (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management’s discussion and analysis and other customary financial data and information (including diligence materials) reasonably required in connection with any Debt Financing, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Debt Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Neuronetics in connection with the repayment of debt of Greenbrook and its Subsidiaries (provided that the effectiveness of any such arrangements shall be contingent on the completion of the Arrangement) and (iv) authorize and facilitate discussions, meetings and other engagement by Neuronetics, its Subsidiaries or affiliates with the current lenders, noteholders or other providers of existing indebtedness to Greenbrook or any of its Subsidiaries (including, for certainty, Madryn and holders of Greenbrook Subordinated Convertible Notes) for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities. Neuronetics shall reimburse Greenbrook for all reasonable out-of-pocket costs or expenses incurred by Greenbrook and its Subsidiaries in connection with cooperation provided for in this Section 5.13 to the extent the information requested was not otherwise prepared or available in the ordinary course of business.

(c)

Prior to the Effective Date, none of Greenbrook, its Subsidiaries or its or their respective Representatives shall be required to take any action that: (i) would contravene any applicable Law or any agreement that relates to borrowed money to which Greenbrook or any of its Subsidiaries are a party; (ii) would reasonably be expected to impair or prevent the satisfaction of any condition in Article 6 hereof; or (iii) would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or their performance of their respective obligations under this Section 5.13 or any information utilized in connection therewith (except, in the case of this paragraph (iii) in respect of Greenbrook and its Subsidiaries, to the extent such liability, cost, expense or indemnity is conditional upon the occurrence of the Effective Time). Neuronetics shall indemnify and hold harmless Greenbrook and its Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with any Debt Financing and the performance of their respective obligations under this Section 5.13 and any information utilized in connection therewith (other than arising from information provided by Greenbrook or its Subsidiaries specifically for use in the Debt Financing pursuant to Section 5.13). Greenbrook hereby consents to the use of the logos of Greenbrook or its Subsidiaries in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Greenbrook or any of its Subsidiaries or the reputation or goodwill of Greenbrook or any of its Subsidiaries.

5.14	Greenbrook Debt Conversion

(a)

Greenbrook shall use its reasonable best efforts to take actions within its control to facilitate the conversion of Madryn’s entire remaining outstanding principal amount, with any accrued and unpaid interest thereon cancelled without any payment, under the Greenbrook Credit Agreement or otherwise into fully paid and non-assessable Greenbrook Shares in accordance with the definitive agreement dated hereof in respect of the Madryn Debt Conversion so as to cause such converted Greenbrook Shares held by Madryn to, at the Effective Time, participate in the Arrangement for the Consideration (the “Madryn Debt Conversion”). The Madryn Debt Conversion shall be on terms and conditions satisfactory to Neuronetics, acting reasonably (it being understood that the definitive agreement in respect of the Madryn Debt Conversion shall be reasonably satisfactory to Neuronetics if it provides that the receipt of converted Greenbrook Shares by Madryn shall be in full satisfaction of the entire indebtedness amount outstanding under the Greenbrook Credit Agreement and Madryn executes a payoff letter in customary form that provides for confirmation of payment in full, release of all liens on assets of Greenbrook and termination of, and full and final release of Greenbrook’s obligations and liabilities under, the Greenbrook Credit Agreement).

(b)

Greenbrook shall use its reasonable best efforts to take actions within its control to facilitate (i) the conversion of the entire remaining outstanding principal amount, together with any accrued and unpaid interest thereon and any fees owed thereunder, of all of the Greenbrook Subordinated Convertible Notes (other than the Greenbrook Subordinated Convertible Notes held by Madryn) by each of the holders thereof (other than Madryn) into fully paid and non-assessable Greenbrook Shares in accordance with the applicable definitive agreement in respect of the Convertible Note Conversion (as defined below) so as to cause such converted Greenbrook Shares held by such holders to, at the Effective Time, participate in the Arrangement for the Consideration; and (ii) the conversion of the entire remaining outstanding principal amount, with any accrued and unpaid interest thereon cancelled without any payment, of all of the Greenbrook Subordinated Convertible Notes held by Madryn into fully paid and non-assessable Greenbrook Shares in accordance with the applicable definitive agreement dated hereof in respect of the Convertible Note Conversion so as to cause such converted Greenbrook Shares held by Madryn to, at the Effective Time, participate in the Arrangement for the Consideration (together, the “Convertible Note Conversion”). The Convertible Note Conversion shall be on terms and conditions satisfactory to Neuronetics, acting reasonably (it being understood that each definitive agreement in respect of the Convertible Note Conversion shall be reasonably satisfactory to Neuronetics if it provides that the receipt of converted Greenbrook Shares by such holder shall be in full satisfaction of the entire indebtedness amount outstanding under the Greenbrook Subordinated Convertible Notes held by such holder and such holder executes a payoff letter in customary form that provides for confirmation of payment in full and termination of, and full and final release of Greenbrook’s obligations and liabilities under, the Greenbrook Subordinated Convertible Notes).

(c)

Within fourteen days following the execution of this Agreement, Greenbrook shall provide Neuronetics and its advisors with all necessary and relevant information, documents, and data reasonably requested by Neuronetics and its advisors to assess the Tax considerations and potential Tax liabilities associated with the Greenbrook Debt Conversion (the “Tax Information”). Greenbrook shall cooperate fully with Neuronetics and its advisors in providing the Tax Information and shall promptly respond to any further inquiries or requests for clarification from Neuronetics and its advisors. Greenbrook shall also make available, upon reasonable request, any personnel or advisors who have relevant knowledge concerning the Tax Information. Neuronetics agrees that all Tax Information provided by Greenbrook shall be treated as confidential and used solely for the purpose of assessing the Tax considerations and potential Tax liabilities associated with the Greenbrook Debt Conversion.

5.15	Termination of Greenbrook 401(k) Plan.

Unless instructed otherwise by Neuronetics, the Board of Directors of Greenbrook or its appropriate Subsidiary shall adopt resolutions terminating, effective at least two (2) Business Days prior to the Closing Date, any Greenbrook Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a “401(k) Plan”). Greenbrook shall provide Neuronetics drafts of the executed resolutions authorizing termination of each such 401(k) Plan and, as appropriate, drafts of each amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder. Such drafts shall be satisfactory to Neuronetics prior to becoming effective, which consent shall not be unreasonably withheld by Neuronetics. Greenbrook shall take (or cause to be taken) such other actions in furtherance of terminating each 401(k) Plan as Neuronetics may reasonably request.

5.16	Employment and Benefit Arrangements

(a)

For a period of no less than twelve (12) months following the Effective Date (but not beyond the date of the applicable employee’s termination of employment), Neuronetics will provide (or cause an affiliate of Neuronetics (including Greenbrook following the Effective Date) to provide) each employee of Greenbrook or any of its Subsidiaries as of the Effective Date who continues in employment with Neuronetics or any of its affiliates (including Greenbrook following the Effective Date) following the Effective Date (each, a “Continuing Employee”) with (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Date, (ii) cash bonus and/or commission opportunities that are substantially similar in the aggregate to those provided by Greenbrook or its Subsidiaries to such Continuing Employee immediately prior to the Effective Date and (iii) employee benefits (including any paid leave, paid time off, health, welfare and retirement but excluding severance benefits , post-retirement health and welfare, and any equity or equity-based awards, change in control, post-retirement health and welfare or defined benefit pension benefits) that are substantially similar in the aggregate to those provided to (x) in the case of employees located in the United States, similarly situated employees of Neuronetics, (y) in the case of employees located in Canada, by Greenbrook or its Subsidiaries to such Continuing Employee immediately prior to the Effective Date.

(b)

For purposes of determining eligibility, vesting, participation and calculation of benefits under each Neuronetics Benefit Plan, each Continuing Employee shall be credited with his or her years of service with Greenbrook and its Subsidiaries (and any predecessors) prior to the Effective Date to the same extent as such Continuing Employee was entitled, before the Effective Date, to credit for such service under any comparable Greenbrook Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Neuronetics shall (or shall cause an affiliate of Neuronetics (including Greenbrook following the Effective Date) to) use commercially reasonable best efforts to cause benefit plan providers to cause: (i) each Continuing Employee to be eligible to participate, without any waiting time, in any and all Neuronetics Benefit Plans; (ii) each Neuronetics Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to provide that all pre-existing condition exclusions and actively-at-work requirements of such Neuronetics Benefit Plan are waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Greenbrook Benefit Plans as of the Effective Date); and (iii) each Neuronetics Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to give effect, in determining any deductible and maximum out-of-pocket limitations under such Neuronetics Benefit Plan for the plan year in which the Effective Date occurs, to claims incurred and amounts paid by, and amounts reimbursed to, the Continuing Employees during the plan year of the applicable Greenbrook Benefit Plan during which the Effective Date occurs (but prior to the Effective Date).

(c)

The provisions of this Section 5.16 are solely for the benefit of the Parties to this Agreement, and neither any Continuing Employee nor any other current or former independent contractor or other service provider, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 5.16. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Greenbrook Benefit Plan, Neuronetics Benefit Plan, or any “employee benefit plan” as defined in Section 3(3) of ERISA or any other benefit plan, program, agreement or arrangement maintained or sponsored by Neuronetics, Greenbrook or any of their respective Subsidiaries or affiliates; (ii) alter or limit the ability of Neuronetics or its affiliates (including Greenbrook following the Effective Date) to amend, modify or terminate any Neuronetics

Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Date, or to terminate the employment of any Continuing Employee; or (iii) confer upon any Continuing Employee or any other current or former independent contractor or other service provider any right to employment or service or continued employment or continued service with Neuronetics or any of its affiliates (including Greenbrook following the Effective Date), or constitute or create an employment agreement with any employee.

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been duly approved by Greenbrook Shareholders at the Greenbrook Meeting in accordance with the Interim Order and applicable Law;

(b)	the Neuronetics Key Resolutions shall have been duly approved by Neuronetics Stockholders at the Neuronetics Meeting in accordance with applicable Law;

(c)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of Neuronetics and Greenbrook, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Greenbrook or Neuronetics, each acting reasonably, on appeal or otherwise;

(d)

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)

the Neuronetics Shares shall remain listed on the NASDAQ, and the NASDAQ shall have completed its review of, and raised no objections to, the issuance of the Consideration Shares and the other transactions contemplated by the Arrangement and this Agreement; and

(f)

the Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and applicable U.S. state securities laws (or Neuronetics shall have complied with any U.S. state securities laws for which no such 3(a)(10)-equivalent exemption is available).

6.2	Additional Conditions Precedent to the Obligations of Neuronetics

The obligation of Neuronetics to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Neuronetics and may be waived by Neuronetics, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which Neuronetics may have):

(a)

the representations and warranties of Greenbrook set forth in: (i) sections (1) [Organization and Qualification], (2) [Corporate Authorization] and (3) [Execution and Binding Obligation] of Schedule 3.1 shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Greenbrook set forth in section (6) [Capitalization] and (8) [Subsidiaries] of Schedule 3.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Greenbrook set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Greenbrook Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Greenbrook Material Adverse Effect, and Greenbrook shall have provided to Neuronetics a certificate of two senior officers of Greenbrook certifying (on Greenbrook’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)

Greenbrook shall have complied in all respects with its covenants in Section 5.1(f)(ii) [Greenbrook Payables Days Outstanding] and in all material respects with its covenants herein (without giving effect to any “in all material respects” qualifier contained therein) and Greenbrook shall have provided to Neuronetics a certificate of two senior officers of Greenbrook certifying (on Greenbrook’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)

since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Greenbrook Material Adverse Effect, and Greenbrook shall have provided to Neuronetics a certificate of two senior officers of Greenbrook to that effect (on Greenbrook’s behalf and without personal liability) dated the Effective Date;

(d)

either the Neuronetics Facility Amendment or the Neuronetics Alternative Facility shall have been obtained and the lender thereunder shall have provided all required consents for Neuronetics to complete the Arrangement;

(e)	the Greenbrook Debt Conversion shall have been completed in accordance with Section 5.14;

(f)

Greenbrook Transaction Expenses as of the Effective Time shall not be in excess of $4,250,000, and Greenbrook shall have provided to Neuronetics a certificate of two senior officers of Greenbrook certifying (on Greenbrook’s behalf and without personal liability) the foregoing, including evidence satisfactory to Neuronetics, acting reasonably, delivered three (3) Business Days prior to the Effective Date;

(g)

Neuronetics determines in good faith, after consultation with its tax advisors, that the Greenbrook Debt Conversion or the settlement of any amounts under the Greenbrook Credit Agreement will not give rise to aggregate cash Taxes in excess of $1,000,000; and

(h)

Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the Greenbrook Shares that are issued and outstanding as at the deadline for the exercise of Dissent Rights specified in the Plan of Arrangement.

6.3	Conditions Precedent to the Obligations of Greenbrook

The obligation of Greenbrook to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Greenbrook and may be waived by Greenbrook, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Greenbrook may have):

(a)

the representations and warranties of Neuronetics set forth in (i) sections (1) [Organization and Qualification], (2) [Corporate Authorization] and (3) [Enforceability and Binding Obligation] of Schedule 4.1, shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Neuronetics set forth in sections (6) [Capitalization] and (7) [Subsidiaries] of Schedule 4.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Neuronetics set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or Neuronetics Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Neuronetics Material Adverse Effect, and Neuronetics shall have provided to Greenbrook a certificate of two senior officers of Neuronetics certifying (on Neuronetics’ behalf and without personal liability) the foregoing dated the Effective Date;

(b)

Neuronetics shall have complied in all respects with its covenants in Section 2.13 [Payment of Consideration] and Section 2.18 [Governance and Transitional Requirements] and in all material respects with its other covenants herein (without giving effect to any “in all material respects” qualifier contained therein) and Neuronetics shall have provided to Greenbrook a certificate of two senior officers of Neuronetics certifying (on Neuronetics’ behalf and without personal liability) compliance with such covenants dated the Effective Date; and

(c)

since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Neuronetics Material Adverse Effect, and Neuronetics shall have provided to Greenbrook a certificate of two senior officers of Neuronetics to that effect (on Neuronetics’ behalf and without personal liability) dated the Effective Date.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all Neuronetics Shares held in escrow by the Depositary pursuant to Section 2.13 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any Person.

6.5	Notice of Breach

(a)

Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue, misleading or inaccurate in any material respect on the date hereof or at the Effective Date; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date.

(b)

Notification provided under this Section 6.5 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

6.6	Frustration of Conditions

Neither Neuronetics nor Greenbrook may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated hereby.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of Greenbrook and Neuronetics;

(ii)	by either Greenbrook or Neuronetics, if:

(A)

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)

after the date hereof, there shall be enacted or made any applicable Law or Order that remains in effect and that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Greenbrook or Neuronetics from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable;

(C)

the Greenbrook Shareholder Approval shall not have been obtained at the Greenbrook Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(C) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Greenbrook Shareholder Approval; or

(D)

the Neuronetics Stockholder Approval shall not have been obtained at the Neuronetics Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(D) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Neuronetics Stockholder Approval.

(iii)	by Neuronetics, if:

(A)	a Greenbrook Change in Recommendation occurs;

(B)	Greenbrook shall have breached Section 5.8 in any material respect;

(C)	a Greenbrook Material Adverse Effect has occurred and is continuing;

(D)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Greenbrook set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(E)

prior to obtaining the Neuronetics Stockholder Approval, the Neuronetics Board authorizes Neuronetics to enter into a written agreement with respect to a Neuronetics Superior Proposal in accordance with Section 5.9, provided that prior to or concurrent with such termination, Neuronetics pays the Neuronetics Termination Fee in accordance with Section 7.3(c)(ii); or

(iv)	by Greenbrook, if:

(A)	a Neuronetics Change in Recommendation occurs;

(B)	Neuronetics shall have breached Section 5.9 in any material respect;

(C)	a Neuronetics Material Adverse Effect has occurred and is continuing;

(D)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Neuronetics set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(E)

prior to obtaining the Greenbrook Shareholder Approval, the Greenbrook Board authorizes Greenbrook to enter into a written agreement with respect to a Greenbrook Superior Proposal in accordance with Section 5.8, provided that prior to or concurrent with such termination, Greenbrook pays the Greenbrook Termination Fee in accordance with Section 7.3(b)(ii).

(b)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or Representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.11, 5.12, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter and Section 2.16 will survive indefinitely; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.10(b), 7.3, and 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2 and Section 2.16 will survive indefinitely; and (iii) neither Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

7.3	Termination Fees

(a)

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	For the purposes of this Agreement, “Greenbrook Termination Fee Event” means the termination of this Agreement:

(i)	by Neuronetics pursuant to Section 7.2(a)(iii)(A) [Greenbrook Change in Recommendation] or Section 7.2(a)(iii)(B) [Greenbrook Breach of Non-Solicit];

(ii)	by Greenbrook pursuant to Section 7.2(a)(iv)(E) [To enter into a Greenbrook Superior Proposal];

(iii)	by either Party pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain the Greenbrook Shareholder Approval] following a Greenbrook Change in Recommendation; or

(iv)

by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(C) [Failure to Obtain the Greenbrook Shareholder Approval] or by Neuronetics pursuant to Section 7.2(a)(iii)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Greenbrook Acquisition Proposal for Greenbrook shall have been made or publicly announced by any Person other than Neuronetics (and, if the Greenbrook Meeting is held, is not withdrawn at least five Business Days prior to the date of the Greenbrook Meeting) and (y) within 12 months following the date of such termination, (A) Greenbrook or one or more of its Subsidiaries enters into a definitive agreement in respect of a Greenbrook Acquisition Proposal (whether or not such Greenbrook Acquisition Proposal is the same Greenbrook Acquisition Proposal referred to in paragraph (x) above) and such Greenbrook Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Greenbrook Acquisition Proposal shall have been consummated (whether or not such Greenbrook Acquisition Proposal is the same Greenbrook Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(b), the term “Greenbrook Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”;

If a Greenbrook Termination Fee Event occurs, Greenbrook shall pay the Greenbrook Termination Fee to Neuronetics, by wire transfer of immediately available funds, as follows:

(A)	if the Greenbrook Termination Fee is payable pursuant to Section 7.3(b)(i), the Termination Fee shall be payable within two Business Days following such termination;

(B)	if the Greenbrook Termination Fee is payable pursuant to Section 7.3(b)(ii), the Termination Fee shall be payable concurrently with such termination;

(C)

if the Greenbrook Termination Fee is payable pursuant to Section 7.3(b)(iii), the Termination Fee shall be payable (i) if Greenbrook terminates this Agreement concurrently with such termination and (ii) if Neuronetics terminates this Agreement, within two Business Days following such termination; or

(D)

if the Greenbrook Termination Fee is payable pursuant to Section 7.3(b)(iv), the Termination Fee shall be payable concurrently upon the consummation of the Greenbrook Acquisition Proposal referred to therein.

(c)	For the purposes of this Agreement, “Neuronetics Termination Fee Event” means the termination of this Agreement:

(i)	by Greenbrook pursuant to Section 7.2(a)(iv)(A) [Neuronetics Change in Recommendation] or Section 7.2(a)(iv)(B) [Neuronetics Breach of Non-Solicit];

(ii)	by Neuronetics pursuant to Section 7.2(a)(iii)(E) [To enter into a Neuronetics Superior Proposal];

(iii)	by either Party pursuant to Section 7.2(a)(ii)(D) [Failure to Obtain the Neuronetics Stockholder Approval] following a Neuronetics Change in Recommendation; or

(iv)

by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(D) [Failure to Obtain the Neuronetics Stockholder Approval] or by Greenbrook pursuant to Section 7.2(a)(iv)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Neuronetics Acquisition Proposal for Neuronetics shall have been made or publicly announced by any Person other than Greenbrook (and, if the Neuronetics Meeting is held, is not withdrawn at least five Business Days prior to the date of the Neuronetics Meeting) and (y) within 12 months following the date of such termination, (A) Neuronetics or one or more of its Subsidiaries enters into a definitive agreement in respect of an Neuronetics Acquisition Proposal (whether or not such Neuronetics Acquisition Proposal is the same Neuronetics Acquisition Proposal referred to in paragraph (x) above) and such Neuronetics Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Neuronetics Acquisition Proposal shall have been consummated (whether or not such Neuronetics Acquisition Proposal is the same Neuronetics Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(c)(iv), the term “Neuronetics Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If a Neuronetics Termination Fee Event occurs, Neuronetics shall pay the Neuronetics Termination Fee to Greenbrook, by wire transfer of immediately available funds, as follows:

(A)	if the Neuronetics Termination Fee is payable pursuant to Section 7.3(c)(i), the Termination Fee shall be payable within two Business Days following such termination;

(B)	if the Neuronetics Termination Fee is payable pursuant to Section 7.3(c)(ii), the Termination Fee shall be payable concurrently with such termination;

(C)

if the Neuronetics Termination Fee is payable pursuant to Section 7.3(c)(iii), the Termination Fee shall be payable (i) if Neuronetics terminates this Agreement, concurrently with such termination and (ii) if Greenbrook terminates this Agreement, within two Business Days following such termination; or

(D)

if the Neuronetics Termination Fee is payable pursuant to Section 7.3(c)(iv), the Termination Fee shall be payable concurrently upon the consummation of the Neuronetics Acquisition Proposal referred to therein.

(d)

The Parties acknowledge that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the other Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement by either Party under circumstances where Greenbrook or Neuronetics is entitled to a Termination Fee and such Termination Fee is paid in full, Greenbrook or Neuronetics, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.

7.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Greenbrook Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Greenbrook Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

7.5	Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 8

GENERAL PROVISIONS

8.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Neuronetics:

3222 Phoenixville Pike Malvern, PA 19355

Attention:	Andrew Macan, Executive Vice President, General Counsel and Chief Compliance Officer
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, ON M5L 1B9

Attention:	Jonah Mann and John Lee
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103-7599

Attention:	Brian Short and Harry Levin
E-mail:	[***]

(b)	if to Greenbrook:

890 Yonge St. 7th Floor Toronto, ON M4W 3P4

Attention:	Peter Willett, Chief Financial Officer
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Torys LLP 79 Wellington Street West 30th Floor, Box 270, TD South Tower Toronto, ON M5K 1N2

Attention:	John Emanoilidis and Robbie Leibel
E-mail:	[***]

8.2	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

8.3	Injunctive Relief

Subject to Section 7.3(d), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3(d), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

8.4	Time of Essence

Time shall be of the essence in this Agreement.

8.5	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

8.6	No Liability

No director or officer of Neuronetics shall have any personal liability whatsoever to Greenbrook under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Neuronetics. No director or officer of Greenbrook shall have any personal liability whatsoever to Neuronetics under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Greenbrook.

8.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.8	Waiver of Jury Trial

Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.

8.9	Third Party Beneficiaries

The provisions of Section 5.11 and Section 8.6 are: (i) intended for the benefit of all present and former directors and officers of the applicable Party and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the applicable Party shall hold the rights and benefits in trust for and on behalf of the Third Party Beneficiaries and such applicable Party hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10	Counterparts; Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

8.11	Disclosure Requirements

The Parties agree to reasonably cooperate in good faith to determine whether any transaction set out in this Agreement or the Plan of Arrangement, or any transaction that may be considered to be part of the same series of transactions as the transactions set out in this Agreement or the Plan of Arrangement, is a “reportable transaction” as defined in section 237.3 of the Tax Act (as such definition is amended from time to time) or a “notifiable transaction” as defined in section 237.4 of the Tax Act (as such definition is amended from time to time) (each, a “Disclosure Requirement”), and if any such transaction is mutually determined to be required to be so reported, to cooperate to make such filings on a timely basis. Notwithstanding the foregoing, no Party shall be under any obligation not to report a transaction that it determines, acting reasonably, to be subject to a Disclosure Requirement, provided that if at any time such Party has determined, or becomes aware that an “advisor” (as defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that any transaction set out in this Agreement or the Plan of Arrangement, or any transaction that may be considered to be part of the same series of transactions as the transactions set out in this Agreement or the Plan of Arrangement is, are or would be subject to a Disclosure Requirement, such Party will promptly and with reasonable detail inform the other Party of the determination.

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IN WITNESS WHEREOF Neuronetics and Greenbrook have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEURONETICS, INC.

By:	/s/ Keith J. Sullivan
Name: Keith J. Sullivan Title: President & CEO

GREENBROOK TMS INC.

By:	/s/ Bill Leonard
Name: Bill Leonard Title: President and Chief Executive Officer

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE

BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:

“affiliate” has the meaning given to it in National Instrument 45-106 – Prospectus Exemptions under Canadian Securities Laws;

“Arrangement” means the arrangement of Greenbrook under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Neuronetics and Greenbrook, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of August 11, 2024 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of Greenbrook Shareholders approving the Arrangement which is to be considered at the Greenbrook Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of Greenbrook in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in form and substance satisfactory to Neuronetics and Greenbrook, each acting reasonably;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario or in the State of Pennsylvania;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Consideration” means, for each Greenbrook Share outstanding at the Effective Time, a fraction of a Neuronetics Share equal to the Exchange Ratio;

“Consideration Shares” means the Neuronetics Shares to be issued as Consideration pursuant to the Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Computershare Investor Services Inc. or such other Person that Greenbrook may appoint to act as depositary for the Greenbrook Shares in relation to the Arrangement, with the approval of Neuronetics, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning set forth in Section 4.1(a);

“Dissent Shares” means Greenbrook Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Greenbrook Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Greenbrook Shares in respect of which Dissent Rights are validly exercised by such Greenbrook Shareholder;

“Effective Date Market Price” has the meaning specified in Section 3.1(d);

“Exchange Ratio” means the number, rounded down to the nearest five decimal places, that is equal to the quotient obtained when (A) 25,304,971 is divided by (B) the aggregate number of Greenbrook Shares issued and outstanding immediately prior to the Effective Time (including, for greater certainty, the Greenbrook Shares issued pursuant to the Greenbrook Debt Conversion and Section 3.1(a) and Section 3.1(e) of this Plan of Arrangement);

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 3:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Final Order” means the final order of the Court made pursuant to section 182 of the OBCA in form and substance acceptable to Neuronetics and Greenbrook, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Neuronetics and Greenbrook, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Neuronetics and Greenbrook, each acting reasonably) on appeal;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, police force, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, economic sanctions, law enforcement, expropriation or taxing authority under or for the account of any of the foregoing;

“Greenbrook” means Greenbrook TMS Inc., a corporation existing under the laws of the Province of Ontario;

“Greenbrook Board” means the board of directors of Greenbrook as the same is constituted from time to time;

“Greenbrook Debt Conversion” has the meaning specified in the Arrangement Agreement;

“Greenbrook DSU Plan” means Greenbrook’s Deferred Share Unit Plan, adopted on May 6, 2021;

“Greenbrook DSUs” means outstanding deferred share units issued under the Greenbrook DSU Plan;

“Greenbrook Equity Awards” means Greenbrook Options, Greenbrook PSUs, Greenbrook RSUs and Greenbrook DSUs;

“Greenbrook Equity Incentive Plans” means, collectively, the Greenbrook Omnibus Plan and the Greenbrook DSU Plan;

“Greenbrook Meeting” means the special meeting of Greenbrook Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Greenbrook Proxy Statement and agreed to in writing by Neuronetics;

“Greenbrook Omnibus Plan” means Greenbrook’s Amended and Restated Omnibus Equity Incentive Plan, last amended May 6, 2021;

“Greenbrook Options” means outstanding options to purchase Greenbrook Shares issued under the Greenbrook Omnibus Plan;

“Greenbrook PSUs” means outstanding performance share units issued under the Greenbrook Omnibus Plan;

“Greenbrook RSUs” means outstanding restricted share units issued under the Greenbrook Omnibus Plan;

“Greenbrook Security” means a Greenbrook Share, a Greenbrook Option, a Greenbrook PSU, a Greenbrook RSU, a Greenbrook DSU or a Greenbrook Warrant;

“Greenbrook Securityholder” means a holder of one or more Greenbrook Securities;

“Greenbrook Shareholders” means the holders of Greenbrook Shares;

“Greenbrook Shares” means the common shares in the authorized share capital of Greenbrook;

“Greenbrook Warrants” means outstanding warrants to purchase Greenbrook Shares;

“Interim Order” means the interim order of the Court made pursuant to section 182 of the OBCA in a form acceptable to Neuronetics and Greenbrook, each acting reasonably, providing for, among other things, the calling and holding of the Greenbrook Meeting, as such order may be amended by the Court with the consent of Neuronetics and Greenbrook, each acting reasonably;

“Law” or “Laws” means all laws (including common law, statutory law, or otherwise), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Letter of Transmittal” means the Letter of Transmittal(s), in a form reasonably satisfactory to Neuronetics, to be delivered by Greenbrook to Greenbrook Shareholders providing for the delivery of the Greenbrook Shareholders’ Greenbrook Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Minimum Price” has the meaning specified in Section 3.1(d);

“NASDAQ” means the NASDAQ Stock Market LLC;

“Net Option Surrender Shares” has the meaning specified in Section 3.1(a);

“Net Warrant Surrender Shares” has the meaning specified in Section 3.1(e);

“Neuronetics” means Neuronetics, Inc., a corporation existing under the laws of the State of Delaware;

“Neuronetics Excess Shares” has the meaning set forth in Section 3.2(b);

“Neuronetics Shares” means shares of common stock in the authorized share capital of Neuronetics;

“Neuronetics Share Trust” has the meaning set forth in Section 3.2(b);

“OBCA” means the Business Corporations Act (Ontario);

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to such plan made in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Neuronetics and Greenbrook, each acting reasonably;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Tax Act” means the Income Tax Act (Canada);

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other applicable U.S. federal securities laws; and

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

1.6	Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2

EFFECT OF ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement shall, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and without any further authorization, act or formality on the part of the Court, become effective and be binding upon Neuronetics, Greenbrook, the Depositary, all registered and beneficial Greenbrook Shareholders, including Dissenting Shareholders, all other Greenbrook Securityholders, the registrar and transfer agent of Greenbrook, and all other Persons.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, in five-minute increments, each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

(a)

each Greenbrook Option (whether vested or unvested) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, surrendered for cancellation and transferred to Greenbrook in consideration for the issuance by Greenbrook of that number of Greenbrook Shares (“Net Option Surrender Shares”), if any, equal to, rounded down to the nearest whole share: (i) the number of Greenbrook Shares subject to such Greenbrook Option immediately prior to the Effective Time minus (ii) the number of Greenbrook Shares that, when multiplied by the closing price of a Greenbrook Share on the OTCQB Market on the trading day immediately preceding the Effective Date, is equal to the aggregate exercise price of such Greenbrook Option (and in the event that such number of Greenbrook Shares is negative, it shall be deemed to be zero), and the holder of the Greenbrook Option shall be and shall be deemed to be the holder of such number of Net Option Surrender Shares, but the holder of such Greenbrook Option shall not be entitled to a certificate or other document representing the Net Option Surrender Shares so issued;

(b)

each Greenbrook PSU (whether vested or unvested), notwithstanding the terms of the Greenbrook Omnibus Plan or any award agreement governing the Greenbrook PSUs, shall immediately be cancelled for no consideration and the holder thereof shall no longer have any rights thereto;

(c)

each Greenbrook RSU (whether vested or unvested), notwithstanding the terms of the Greenbrook Omnibus Plan or any award agreement governing the Greenbrook RSUs, shall immediately be cancelled for no consideration and the holder thereof shall no longer have any rights thereto;

(d)

each Greenbrook DSU (whether vested or unvested) outstanding immediately prior to the Effective Time, notwithstanding the terms of the Greenbrook DSU Plan or any award agreement governing the Greenbrook DSUs, shall be deemed to be unconditionally fully vested, and thereafter such Greenbrook DSU shall, without any further action by or on behalf of the holder of such Greenbrook DSU, be deemed to be assigned and transferred by such holder to Greenbrook and shall immediately be cancelled in exchange for: (i) if the closing price of a Greenbrook Share on the OTCQB Market on the trading day immediately preceding the Effective Date (the “Effective Date Market Price”) is less than or equal to $0.0846 (the “Minimum Price”), a cash payment equal to the Effective Date Market Price; and (ii) if the Effective Date Market Price is greater than the Minimum Price, at the election of Neuronetics, either (A) a cash payment equal to the Effective Date Market Price, or (B) such number of Neuronetics Shares equal to the Effective Date Market Price divided by the closing price of a Neuronetics Share on the NASDAQ on the trading day immediately preceding the Effective Date, less any applicable withholdings pursuant to Section 5.3;

(e)

each Greenbrook Warrant (whether vested or unvested) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, surrendered for cancellation and transferred to Greenbrook in consideration for the issuance by Greenbrook of that number of Greenbrook Shares (“Net Warrant Surrender Shares”), if any, equal to, rounded down to the nearest whole share: (i) the number of Greenbrook Shares subject to such Greenbrook Warrant immediately prior to the Effective Time minus (ii) the number of Greenbrook Shares that, when multiplied by the closing price of a Greenbrook Share on the OTCQB Market on the trading day immediately preceding the Effective Date, is equal to the aggregate exercise price of such Greenbrook Warrant (and in the event that such number of Greenbrook Shares is negative, it shall be deemed to be zero), and the holder of the Greenbrook Warrant shall be and shall be deemed to be the holder of such number of Net Warrant Surrender Shares, but the holder of such Greenbrook Warrant shall not be entitled to a certificate or other document representing the Net Warrant Surrender Shares so issued;

(f)

concurrently with the steps set out in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), (i) each holder of Greenbrook Options, Greenbrook PSUs, Greenbrook RSUs, Greenbrook DSUs and Greenbrook Warrants shall cease to be a holder of such

Greenbrook Options, Greenbrook PSUs, Greenbrook RSUs, Greenbrook DSUs and Greenbrook Warrants, (ii) such holder’s name shall be removed from each applicable register, (iii) the Greenbrook Equity Incentive Plans and all award agreements and certificates relating to the Greenbrook Options, Greenbrook PSUs, Greenbrook RSUs, Greenbrook DSUs and Greenbrook Warrants shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 3.1(a), Section 3.1(d) and Section 3.1(e) at the time and in the manner specified in Section 3.1(a), Section 3.1(d) and Section 3.1(e), respectively;

(g)

each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Neuronetics (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

(i)

such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Greenbrook Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

(i)

such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(ii)

Neuronetics shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of Greenbrook shall be, and shall be deemed to be, revised accordingly.

(h)

each Greenbrook Share outstanding immediately prior to the Effective Time (including, for greater certainty, the Greenbrook Shares issued pursuant to Section 3.1(a) and 3.1(e)) (other than any Greenbrook Shares held by Neuronetics or any of its affiliates and all Dissent Shares)) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to Neuronetics (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

(i)

the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Greenbrook Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Greenbrook Shareholders;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Greenbrook Share; and

(iii)

Neuronetics shall be and shall be deemed to be the holder of all of the outstanding Greenbrook Shares (free and clear of all Liens) and the central securities register of Greenbrook shall be, and shall be deemed to be, revised accordingly.

The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2	No Fractional Shares

(a)

In no event shall any Greenbrook Shareholder be entitled to a fractional Neuronetics Share. Where the aggregate number of Neuronetics Shares to be issued to a Greenbrook Shareholder as consideration under the Arrangement would result in a fraction of a Neuronetics Share being issuable, the number of Neuronetics Shares to be received by such Greenbrook Shareholder shall be rounded down to the nearest whole Neuronetics Share. In lieu of any such fractional Neuronetics Share, each Greenbrook Shareholder otherwise entitled to a fractional interest in a Neuronetics Share will be entitled to receive a cash payment equal to an amount representing such Greenbrook Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such Greenbrook Shareholders of the Neuronetics Excess Shares.

(b)

As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Neuronetics Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to Greenbrook Shareholders pursuant to Section 3.1(h) (such excess, the “Neuronetics Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former Greenbrook Shareholders, sell the Neuronetics Excess Shares at the then prevailing prices on the NASDAQ. The sale of the Neuronetics Excess Shares by the Depositary shall be executed on the NASDAQ through one or more members firms of the NASDAQ and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Neuronetics Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former Greenbrook Shareholders, the Depositary shall hold such proceeds in trust for such former Greenbrook Shareholders (the “Neuronetics Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Neuronetics Excess Shares shall be paid by Neuronetics. The Depositary shall determine the portion of the Neuronetics Share Trust to which each former Greenbrook Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Neuronetics Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Greenbrook Shareholder is entitled (after taking into account all Greenbrook Shares held as of immediately prior to the Effective Time by such former Greenbrook Shareholder) and the denominator of which is the aggregate amount of fractional Neuronetics Shares to which all former Greenbrook Shareholders are entitled.

(c)

As soon as practicable after the determination of the amount of cash, if any, to be paid to former Greenbrook Shareholders with respect to any fractional Neuronetics Shares, the Depositary shall make available such amounts to such former Greenbrook Shareholders.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

(d)

In connection with the Arrangement, each registered Greenbrook Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Greenbrook Shares held by such Greenbrook Shareholder pursuant to Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Greenbrook not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Greenbrook Meeting. Dissenting Shareholders who are:

(i)

ultimately entitled to be paid by Neuronetics the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(g)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Neuronetics in accordance with Section 3.1(g); (C) will be entitled to be paid the fair value of such Dissent Shares by Neuronetics, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Greenbrook Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Greenbrook Shares; or

(ii)

ultimately not entitled, for any reason, to be paid by Neuronetics the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Greenbrook Shares on the same basis as a non-dissenting Greenbrook Shareholder and shall be entitled to receive only the Consideration from Neuronetics in the same manner as such non- Dissenting Shareholders.

(e)

In no event shall Neuronetics or Greenbrook or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Greenbrook Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Greenbrook.

(f)

For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Greenbrook Shareholders who vote or have instructed a proxyholder to vote such Greenbrook Shares in favour of the Arrangement Resolution (but only in respect of such Greenbrook Shares), (ii) holders of Greenbrook Options, Greenbrook RSUs, Greenbrook PSUs, Greenbrook DSUs and Greenbrook Warrants and (iii) any other Person who is not a registered holder of Greenbrook Shares as of the record date for the Greenbrook Meeting. A Person may only exercise Dissent Rights in respect of all, and not less than all, of such Person’s Greenbrook Shares.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Certificates and Payments

(a)

Following receipt of the Final Order and prior to the Effective Time, Neuronetics shall deliver or cause to be delivered to the Depositary such number of Neuronetics Shares required to satisfy the aggregate Consideration payable to the Greenbrook Shareholders in accordance with Section 3.1, which Neuronetics Shares shall be held by the Depositary as agent and nominee for such former Greenbrook Shareholders for distribution to such former Greenbrook Shareholders in accordance with the provisions of this Article 5.

(b)

Upon surrender to the Depositary for cancellation of a certificate or a direct registration statement (“DRS”) Advice that immediately prior to the Effective Time represented outstanding Greenbrook Shares that were transferred pursuant to Section 3.1(h), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Greenbrook Shares represented by such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Greenbrook Shareholder a certificate or DRS Advice representing the Consideration that such Greenbrook Shareholder has the right to receive under the Arrangement for such Greenbrook Shares, less any amounts withheld pursuant to Section 5.3, and any certificate or DRS Advice so surrendered shall forthwith be cancelled.

(c)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate or DRS Advice that immediately prior to the Effective Time represented one or more Greenbrook Shares (other than Greenbrook Shares held by Neuronetics or any of its affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate or DRS Advice is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

(d)

Following receipt of the Final Order and prior to the Effective Time, Greenbrook shall deliver or cause to be delivered to the Depositary (unless the parties otherwise agree) sufficient funds to satisfy the aggregate amount of cash payable to the holders of the Greenbrook DSUs in accordance with Section 3.1, which cash shall be held by the Depositary as agent and nominee for such former holder of Greenbrook DSUs for distribution to such former holder of Greenbrook DSUs in accordance with the provisions of this Article 5. The delivery of such funds to the Depositary following receipt of the Final Order and prior to the Effective Time shall constitute full satisfaction of the rights of former holders of Greenbrook DSUs and such former holders of Greenbrook DSUs shall have no claim against Greenbrook or Neuronetics except to the extent that the funds delivered by Greenbrook to the Depositary (except to the extent such funds are withheld in accordance with Section 5.3) are insufficient to satisfy the amounts payable to such former holders of Greenbrook DSUs or are not paid by the Depositary to such former holders of Greenbrook DSUs in accordance with the terms hereof. As soon as practicable after the Effective Time, the Depositary shall pay or cause to be paid the amounts, less applicable withholdings, to be paid to former holders of Greenbrook DSUs pursuant to this Plan of Arrangement. Notwithstanding the foregoing, at the election of Greenbrook, Greenbrook shall be entitled to pay the cash payable to the former holders of the Greenbrook DSUs pursuant to Section 3.1(d) through its payroll service provider following the Effective Date.

5.2	Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Greenbrook Shares that were transferred pursuant to Section 3.1(h) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Neuronetics and the Depositary (acting reasonably) in such sum as Neuronetics may direct, or otherwise indemnify Neuronetics and Greenbrook in a manner satisfactory Neuronetics and Greenbrook, acting reasonably, against any claim that may be made against Neuronetics and Greenbrook with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Neuronetics, Greenbrook, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Greenbrook Securityholders and any other Person under this Plan of Arrangement or the Arrangement Agreement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement and the Arrangement Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement or the Arrangement Agreement exceeds the amount of cash otherwise payable to such Person, Neuronetics, Greenbrook, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Neuronetics, Greenbrook, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Neuronetics, Greenbrook, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under this Plan of Arrangement and the Arrangement Agreement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

5.4	Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Neuronetics Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding Greenbrook Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Neuronetics Shares.

5.5	Limitation and Proscription

To the extent that a former Greenbrook Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such former Greenbrook Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Greenbrook Shareholder was entitled, shall be delivered to Neuronetics by the Depositary and the Neuronetics Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Greenbrook Shareholder in such Neuronetics Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Greenbrook Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Greenbrook Shareholder to receive the Consideration for Greenbrook Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Neuronetics.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Greenbrook Shares and Greenbrook Equity Awards issued prior to the Effective Time; (b) the rights and obligations of the registered holders of Greenbrook Shares (other than Neuronetics or any of its affiliates) and Greenbrook Equity Awards, and of Greenbrook, Neuronetics, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Greenbrook Shares and Greenbrook Equity Awards shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendments

(a)

Neuronetics and Greenbrook reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Greenbrook and Neuronetics and filed with the Court, and, if made following the Greenbrook Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Greenbrook Shareholders and communicated to the Greenbrook Securityholders if and as required by the Court, and in either case in the manner required by the Court.

(b)

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Greenbrook and Neuronetics, may be proposed by Greenbrook and Neuronetics at any time prior to or at the Greenbrook Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Greenbrook Meeting shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Greenbrook Meeting will be effective only if it is agreed to in writing by each of Greenbrook and Neuronetics and, if required by the Court, by some or all of the Greenbrook Shareholders voting in the manner directed by the Court.

(d)

Notwithstanding Sections 6.1(a) and 6.1(b), any amendment, modification or supplement to this Plan of Arrangement may be made by Greenbrook and Neuronetics without the approval of or communication to the Court or the Greenbrook Securityholders, provided that it concerns a matter which, in the reasonable opinion of Greenbrook and Neuronetics, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Greenbrook Securityholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8

U.S. SECURITIES LAW EXEMPTION

Notwithstanding any provision herein to the contrary, Greenbrook and Neuronetics each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued under the Arrangement will be issued by Neuronetics in exchange for Greenbrook Shares pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

SCHEDULE B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)

The arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Greenbrook TMS Inc. (“Greenbrook”), pursuant to the arrangement agreement between Greenbrook and Neuronetics, Inc. dated as of August 11, 2024, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the proxy statement of Greenbrook dated ●, 2024 (the “Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)

The plan of arrangement of Greenbrook, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule ● to the Proxy Statement, is hereby authorized, approved and adopted.

(3)

The conversion of all outstanding principal amount under the credit agreement dated as of July 14, 2022 by and among Greenbrook, as borrower, certain of its subsidiaries party thereto, as guarantors, and affiliates of Madryn Asset Management LP, as lender, or otherwise into fully paid and non-assessable Greenbrook Shares pursuant to the term loan exchange agreement dated as of August 11, 2024 between Greenbrook and Madryn (the “Debt Conversion Agreement”), as more particularly described and set forth in the Proxy Statement, and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(4)

The: (a) Arrangement Agreement and all of the transactions contemplated therein, (b) the Debt Conversion Agreement and all of the transactions contemplated therein; (c) actions of the directors of Greenbrook in approving the Arrangement and the Arrangement Agreement, and (d) actions of the directors and officers of Greenbrook in executing and delivering the Arrangement Agreement and the Debt Conversion Agreement and any respective modifications, supplements or amendments thereto, and causing the performance by Greenbrook of its obligations thereunder, are hereby ratified and approved.

(5)

Greenbrook is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(6)

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Greenbrook (the “Greenbrook Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of Greenbrook are hereby authorized and empowered, without further notice to or approval of the Greenbrook Shareholders: (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

B-1

(7)

Any officer or director of Greenbrook is hereby authorized and directed, for and on behalf of Greenbrook, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of Greenbrook or otherwise, for filing with the Director under the OBCA, articles of arrangement and all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

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SCHEDULE C

FORM OF NEURONETICS RESOLUTIONS

PROPOSAL 1

INCREASE IN AUTHORIZED SHARES

To approve an amendment and restatement of the Neuronetics, Inc. (“Neuronetics”) Restated Certificate of Incorporation to increase Neuronetics’ authorized shares of common stock from 200,000,000 shares to 250,000,000 shares.

PROPOSAL 2

ISSUANCE OF NEURONETICS SHARES IN CONNECTION WITH THE TRANSACTION

To approve the issuance of shares of Neuronetics common stock to Greenbrook TMS Inc.’s (“Greenbrook”) shareholders in connection with the arrangement agreement between Greenbrook and Neuronetics dated August 11, 2024, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”).

PROPOSAL 3

INCREASE SHARES RESERVED FOR ISSUANCE UNDER THE NEURONETICS INCENTIVE PLAN

To approve an amendment to the Neuronetics Incentive Plan to increase the number of Neuronetics Shares reserved for issuance by up to 4,200,000 additional shares.

PROPOSAL 4

ADJOURNMENT OF SPECIAL MEETING

Subject to the provisions of the Arrangement Agreement, to approve the adjournment of the Neuronetics special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal and the share issuance proposal.

C-1

SCHEDULE 3.1

REPRESENTATIONS AND WARRANTIES OF GREENBROOK

(1)

Organization and Qualification. Greenbrook and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, and validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and, except as disclosed in Section (1) of the Greenbrook Disclosure Letter, has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now owned, leased, operated and conducted. Greenbrook and each of its Subsidiaries is duly registered or otherwise authorized to carry on business in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities make such registration or other authorization necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except as to the extent that any failure of Greenbrook or any of its Subsidiaries to be so qualified, licensed or registered or to possess such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Greenbrook Material Adverse Effect. True and complete copies of the constating documents of Greenbrook and its Subsidiaries were made available to Neuronetics, and Greenbrook and its Subsidiaries have not taken any action to amend or supersede such documents.

(2)

Corporate Authorization. Greenbrook has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of Greenbrook Shareholders of the Arrangement Resolution in the manner required by the Interim Order and approval of the Court) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by Greenbrook of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Greenbrook and no other corporate proceedings on the part of Greenbrook are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than obtaining the Greenbrook Shareholder Approval, the Interim Order and the Final Order in the manner contemplated herein, the approval of the Greenbrook Board of the Greenbrook Proxy Statement and other matters relating thereto and the filing of the Articles of Arrangement with the Director.

(3)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by Greenbrook, and constitutes a legal, valid and binding agreement of Greenbrook enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)

Governmental Authorization. The execution, delivery and performance by Greenbrook or by any of its Subsidiaries of their respective obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification

3.1 - 1

to, any Governmental Entity by Greenbrook and its Subsidiaries other than: (i) the Interim Order, and any filings required in order to obtain, and any approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; (iv) compliance with applicable Securities Laws, including applicable requirements of and filings with the Securities Authorities and stock exchanges; and (v) the Regulatory Approvals.

(5)

Non-Contravention. The execution, delivery and performance by Greenbrook of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of Greenbrook’s constating documents or the organizational documents of any of its Subsidiaries;

(b)

assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to Greenbrook or any of its Subsidiaries, or any of their respective properties or assets;

(c)

except as disclosed in Section 5(c) of the Greenbrook Disclosure Letter, require any notice or consent or approval by any Person under, contravene, conflict with, violate, breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Greenbrook or any of its Subsidiaries is entitled under, create any liability or obligation of Greenbrook or any of its Subsidiaries, or give rise to any rights of first refusal or trigger any change in control provisions or restriction under, (i) any provision of any Greenbrook Material Contract, (ii) any material Authorization to which Greenbrook or any of its Subsidiaries is a party or by which Greenbrook or any of its Subsidiaries is bound, or (iii) any other instrument binding upon Greenbrook or any of its Subsidiaries or affecting any of their respective assets, which, if triggered, would have a Greenbrook Material Adverse Effect; or

(d)	result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of Greenbrook or any of its Subsidiaries.

(6)	Capitalization.

(a)

The authorized capital of Greenbrook consists of an unlimited number of Greenbrook Shares and an unlimited number of preferred shares, issuable in series. As of the close of business on the date of this Agreement, there were (i) 45,602,260 Greenbrook Shares issued and outstanding, and (ii) nil preferred shares issued and outstanding. All outstanding Greenbrook Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Greenbrook Shares issuable upon the exercise of rights under Greenbrook Equity Incentive Plans, including outstanding Greenbrook Equity Awards, Greenbrook Warrants and the

3.1 - 2

Greenbrook Convertible Debt, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Greenbrook Shares or preferred shares have been issued and no Greenbrook Equity Awards have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)

As of the date of this Agreement, there are 2,257,000 Greenbrook Options outstanding and 2,257,000 Greenbrook Shares issuable upon the exercise of all outstanding Greenbrook Options and 437,177 Greenbrook Warrants outstanding and 437,177 Greenbrook Shares issuable upon the exercise of all outstanding Greenbrook Warrants. Section (6)(b) of the Greenbrook Disclosure Letter contains a list of Greenbrook Options and Greenbrook Warrants, with details regarding the holders thereof, grant date, exercise price, whether such Greenbrook Options are vested or unvested, vesting schedule and expiry date. No Greenbrook Option or Greenbrook Warrant granted to a holder thereof that is a United States taxpayer was granted with an exercise price less than the fair market value of a Greenbrook Share on the date of grant.

(c)

As of the date of this Agreement, there are 3,934,048 Greenbrook DSUs outstanding, no Greenbrook PSUs outstanding and no Greenbrook RSUs outstanding and no Greenbrook Shares issuable upon the exercise of all outstanding Greenbrook DSUs, Greenbrook PSUs and Greenbrook RSUs. Section 6(c) of the Greenbrook Disclosure Letter contains a list of Greenbrook DSUs, Greenbrook PSUs and Greenbrook RSUs which are outstanding, with details regarding the holders thereof, grant date, whether such incentives are vested or unvested, vesting schedule, performance metrics and expiry date, each as applicable. Each Greenbrook DSU, Greenbrook PSU and Greenbrook RSU granted to a holder that is a United States taxpayer either complies or falls within an exception to Section 409A of the Code.

(d)

The Greenbrook Equity Incentive Plans and the issuance of securities thereunder have been duly authorized by the Greenbrook Board in compliance with Law and the terms of the Greenbrook Equity Incentive Plans and have been recorded on Greenbrook’s financial statements in accordance with U.S. GAAP, and no such grants involved any “back dating”, “forward dating”, “spring loading” or similar practices.

(e)

As of the date of this Agreement, Greenbrook has $113,097,121 aggregate principal amount outstanding under the Greenbrook Credit Agreement, which such amount is convertible into such number of Greenbrook Shares as calculated in accordance with the Debt Conversion Agreement. As of the date of this Agreement, Greenbrook has $9,695,000 aggregate principal amount outstanding under the Greenbrook Subordinated Convertible Notes, which such amount is convertible into such number of Greenbrook Shares as calculated in accordance with the terms of the Greenbrook Subordinated Convertible Notes. As of the date of this Agreement, Greenbrook has $4,133,333 aggregate principal amount outstanding under the Greenbrook Neuronetics Note.

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(f)

Except for rights under Greenbrook Equity Incentive Plans, including outstanding Greenbrook Equity Awards, Greenbrook Warrants and the Greenbrook Convertible Debt, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Greenbrook or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of Greenbrook or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of Greenbrook or of any of its Subsidiaries.

(g)

Except as disclosed in Section 6(g) of the Greenbrook Disclosure Letter, there are no obligations of Greenbrook or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Greenbrook or of any of its Subsidiaries or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of Greenbrook or of any of its Subsidiaries.

(h)

There are no issued, outstanding or authorized notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Greenbrook Shares on any matter except as required by Law.

(i)	All dividends or distributions on the securities of Greenbrook that have been declared or authorized have been paid in full.

(7)

Shareholders’ and Similar Agreements. Neither Greenbrook nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Greenbrook or of any of its Subsidiaries or pursuant to which any Person other than Greenbrook or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in Greenbrook or in any of its Subsidiaries. None of Greenbrook or any of its Subsidiaries has in place, and Greenbrook Shareholders have not adopted or approved, any shareholders rights plan or a similar plan giving rights to acquire additional Greenbrook Shares upon execution or performance of the obligations under this Agreement.

(8)	Subsidiaries.

(a)

The following information with respect to each Subsidiary of Greenbrook is accurately set out in Section (8)(a) of the Greenbrook Disclosure Letter: (i) its name; (ii) the percentage owned directly or indirectly by Greenbrook and the percentage owned by registered holders of capital stock or other equity interests if other than Greenbrook and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.

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(b)

Except as disclosed in Section (8)(b) of the Greenbrook Disclosure Letter, Greenbrook is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens (other than Permitted Liens) and all such shares or other equity interests so owned by Greenbrook have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any purchase or call option, right of first refusal, subscription right, pre-emptive right or similar rights of any Person. Except for the shares or other equity interests owned by Greenbrook in any of its Subsidiaries, Greenbrook does not own, beneficially or of record, any equity interests of any kind in any other Person.

(c)

As it relates to each Subsidiary of Greenbrook, there are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, phantom rights, plans or other agreements providing for the purchase, issuance or sale of any equity interests of such Subsidiary, (ii) outstanding obligations, contingent or otherwise, of such Subsidiary to repurchase, redeem or otherwise acquire any equity interests of such Subsidiary, (iii) voting trusts, proxies or other agreements to which either Greenbrook is party with respect to the voting of any interests of such Subsidiary, (iv) outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to such Subsidiary or (v) bonds, debentures, notes or other indebtedness of such Subsidiary having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Greenbrook or such Subsidiary of Greenbrook may vote.

(9)	Canadian Securities Law Matters.

(a)

Greenbrook is a “reporting issuer” under applicable Securities Laws in all of the provinces and territories of Canada, and is not in default of any material requirements of any Securities Laws applicable in such jurisdictions. No order ceasing or suspending trading in securities of Greenbrook or prohibiting the sale of such securities under Canadian Securities Laws has been issued and is currently outstanding against Greenbrook or, to the knowledge of Greenbrook, against any of its directors or officers.

(b)

Greenbrook has not taken any action to cease to be a reporting issuer in Canada nor has Greenbrook received notification from any Canadian Securities Authority seeking to revoke the reporting issuer status of Greenbrook. No Proceeding or Order for the delisting, suspension of trading in, cease trade order or other order or restriction with respect to the securities of Greenbrook is pending or, to the knowledge of Greenbrook, threatened or expected to be implemented or undertaken and, to the knowledge of Greenbrook, Greenbrook is not subject to any formal or informal review, enquiry, investigation or other Proceeding relating to any such order or restriction.

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(c)

The documents comprising Greenbrook Public Documents did not at the time filed (or, if amended or superseded by a subsequent filing, on the date of such filing) with the Canadian Securities Authorities contain any misrepresentation. Except as disclosed in Section (9)(c) of the Greenbrook Disclosure Letter, since January 1, 2022, Greenbrook has timely filed with the Canadian Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by Greenbrook with the Securities Authorities. Greenbrook has not filed any confidential material change report with the Canadian Securities Authorities which at the date hereof remains confidential or any other confidential filings filed to or furnished with, as applicable, any Canadian Securities Authorities. There are no outstanding or unresolved comments in comment letters from any Canadian Securities Authorities with respect to any filings by Greenbrook with the Securities Authorities, and, to the knowledge of Greenbrook, neither Greenbrook nor any of the filings by Greenbrook with the Canadian Securities Authorities is subject of an ongoing audit, review, comment or investigation by any Canadian Securities Authorities.

(10)	U.S. Securities Law Matters.

(a)

Greenbrook is not and has not, and is not required to be and has not been required to be, registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(b)

No securities of Greenbrook are listed on any national securities exchange in the United States. The Greenbrook Shares are quoted on the OTCQB Market and are not listed or quoted on any other securities exchange or trading market other than the OTCQB Market.

(c)

Except as disclosed in Section (10)(c) of the Greenbrook Disclosure Letter, since January 1, 2022, Greenbrook has timely filed with, or furnished to, the SEC the Greenbrook SEC Documents required to be so filed or furnished. Correct and complete copies of all such Greenbrook SEC Documents are publicly available on EDGAR. To the extent that any Greenbrook SEC Document available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, upon request, Greenbrook will make available to Neuronetics the full text of all such Greenbrook SEC Documents that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) each Greenbrook SEC Document filed or furnished after January 1, 2022 has complied in all material respects with applicable Laws, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Greenbrook SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Greenbrook SEC Document filed pursuant to the U.S. Exchange Act after January 1, 2022 did not contain any untrue statement of a material fact or omit to state any

3.1 - 6

material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Greenbrook SEC Document that is a registration statement, as amended or supplemented, if applicable, and was filed after January 1, 2022 or under which securities remain eligible to be sold was filed in accordance with the U.S. Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, no amendments or modifications to the Greenbrook SEC Documents are required to be filed with, or furnished to, the SEC. No Subsidiary of Greenbrook is required to file or furnish any form, report or other document with the SEC.

(d)

Prior to the date of this Agreement, Greenbrook has delivered or made available to Neuronetics correct and complete copies of all comment letters from the SEC from January 1, 2022 through the date of this Agreement with respect to any of the Greenbrook SEC Documents, together with all written responses of Greenbrook thereto to the extent such comment letters and correspondence are not available on EDGAR. No comments in comment letters received from the SEC staff with respect to any of the Greenbrook SEC Documents remain outstanding or unresolved, and, to the knowledge of Greenbrook, none of the Greenbrook SEC Documents are subject to ongoing SEC review or investigation.

(e)	Greenbrook is in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.

(11)	Financial Statements.

(a)

The audited consolidated financial statements and the unaudited consolidated interim financial statements of Greenbrook (including, in each case, any notes or schedules to, and the auditor’s report (if any) on, such financial statements) included in the Greenbrook Public Documents fairly present, in all material respects, in conformity in all material respects with U.S. GAAP or IFRS, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Greenbrook and its Subsidiaries as of the dates thereof and their consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), except to the extent that such financial statements were restated and refiled by Greenbrook. The supporting schedules, if any, present fairly, in all material respects, in accordance with U.S. GAAP or IFRS, as applicable, the information required to be stated therein.

(b)

Other than the result of the transactions contemplated by this Agreement or as set forth in Greenbrook’s financial statements, neither Greenbrook nor any of its Subsidiaries has any documents creating any material off-balance sheet arrangements.

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(c)

Greenbrook does not intend to correct or restate and, to the knowledge of Greenbrook, there is no basis for any correction or restatement of any aspect of any of Greenbrook’s financial statements, except as has been previously restated. The selected financial data and the summary financial information included in the Greenbrook Public Documents have been compiled on a basis consistent with that of the audited consolidated financial statements included in the Greenbrook Public Documents.

(d)

There has been no material change in Greenbrook’s accounting policies since January 1, 2022, other than conversion from IFRS to U.S. GAAP and except as described in the notes to Greenbrook’s financial statements included in the Greenbrook Public Documents.

(e)

As of the date of this Agreement, no Proceedings are pending or, to the knowledge of Greenbrook, threatened, in each case, with respect to any accounting practices of Greenbrook or any of its Subsidiaries or any malfeasance by any director or executive officer of Greenbrook or any of its Subsidiaries. Within the past three (3) years, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by Greenbrook.

(f)

Each of the principal executive officer and the principal financial officer of Greenbrook (or each former principal executive officer of Greenbrook and each former principal financial officer of Greenbrook, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Greenbrook SEC Documents. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Greenbrook does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)

Since January 1, 2022, (i) neither Greenbrook nor any of its Subsidiaries has received any written or oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Greenbrook or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Greenbrook or any of its Subsidiaries, and (ii) no attorney representing Greenbrook or any of its Subsidiaries, whether or not employed at Greenbrook or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Greenbrook or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Greenbrook Board or any committee thereof or to the general counsel or chief executive officer of Greenbrook in accordance with the rules of the SEC promulgated under Section 307 of the Sarbanes-Oxley Act.

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(h)

The financial books, records and accounts of Greenbrook and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with U.S. GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Greenbrook and its Subsidiaries; and (iv) accurately and fairly reflect the basis of Greenbrook’s financial statements.

(12)	Disclosure Controls and Internal Control over Financial Reporting.

(a)

Greenbrook has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by Greenbrook in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Greenbrook in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to Greenbrook’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)

Greenbrook has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(c)

Except as disclosed in Section 12(c) of the Greenbrook Disclosure Letter, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting and the preparation of financial statements of Greenbrook. Except as disclosed in Section 12(c) of the Greenbrook Disclosure Letter, none of Greenbrook, nor any of its Subsidiaries, or to the knowledge of Greenbrook, any director, officer, auditor, accountant or representative of Greenbrook or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that Greenbrook or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters. Any material weakness set out in Section 12(c) of the Greenbrook Disclosure Letter have been remedied in all respects, except for retesting, and any material misstatements, including without limitation any misstatements in the financial statements in Fiscal 2022 and Fiscal 2023 have been corrected in all respects.

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(13)

Books and Records. The corporate records and minute books of Greenbrook and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders, as well as other applicable registrations required by Law, since its date of incorporation, together with the full text of all resolutions of directors and shareholders passed in lieu of such meetings, duly signed.

(14)

Auditors. The auditors of Greenbrook are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of Greenbrook.

(15)

No Undisclosed Liabilities. There are no material liabilities or obligations of Greenbrook or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the financial statements set forth in the Greenbrook Public Documents; (ii) incurred in the ordinary course of business since January 1, 2024; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of Greenbrook and its Subsidiaries as of the date of this Agreement, including capital leases, is disclosed in Section (15) of the Greenbrook Disclosure Letter. Neither Greenbrook nor any of its Subsidiaries have any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps or options, equity or equity index swaps or options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency option or any other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

(16)

Absence of Certain Changes or Events. Except as disclosed in the Greenbrook Public Documents, since January 1, 2023: (i) other than the transactions contemplated in this Agreement, the business of Greenbrook and of each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; (ii) neither Greenbrook nor any of its Subsidiaries, has suffered any loss, damage, destruction or other casualty in excess of $100,000, in the aggregate, affecting any of its material properties or assets, whether or not covered by insurance; and (iii) there has not occurred any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have, a Greenbrook Material Adverse Effect.

(17)

Long-Term and Derivative Transactions. Except as disclosed in Section (17) of the Greenbrook Disclosure Letter, neither Greenbrook nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

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(18)

Related Party Transactions. Except as disclosed in Section (18) of the Greenbrook Disclosure Letter, neither Greenbrook nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Greenbrook nor any of its Subsidiaries nor any of their respective affiliates or associates (except for amounts due in the ordinary course of business as salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses in the ordinary course of business). There are no Contracts (other than employment arrangements or independent contractor arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Greenbrook or any of its Subsidiaries, or any of their respective affiliates or associates.

(19)

Compliance with Laws. Greenbrook and each of its Subsidiaries is, and since January 1, 2022 has been, in compliance in all material respects with Law and neither Greenbrook nor any of its Subsidiaries is, to the knowledge of Greenbrook, under any investigation with respect to, has been charged or to the knowledge of Greenbrook threatened to be charged with, or has received notice of, any violation or potential violation of any Law. To the knowledge of Greenbrook, there is no legislation, or proposed legislation published by a legislative body, which it anticipates will have a Greenbrook Material Adverse Effect. Since their respective dates of formation, neither Greenbrook nor its Subsidiaries have received from any Governmental Entity any written notice or communication which is in effect and which prevents, prohibits or makes illegal the performance of activities by Greenbrook or any of its Subsidiaries.

(20)	Authorizations and Licenses.

(a)

Greenbrook and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of Greenbrook and each of its Subsidiaries as currently conducted, or in connection with the ownership, operation or use of assets of Greenbrook. A list of all such material Authorizations is set forth in Section (20)(a) of the Greenbrook Disclosure Letter.

(b)

Greenbrook or its Subsidiaries, (i) lawfully hold, own or use, and have complied with, all such Authorizations, (ii) each such Authorization is valid and in full force and effect, and is renewable by its terms or in the ordinary course of business without the need for Greenbrook or its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees; (iii) to the knowledge of Greenbrook, there are no facts, events or circumstances that may reasonably be expected to result in a failure to obtain or failure to be in compliance or in the suspension, revocation or limitation of Authorizations as are necessary to conduct the business of Greenbrook or its Subsidiaries; and (iv) to the knowledge of Greenbrook, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of Authorization.

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(c)

No Proceeding is pending, or to the knowledge of Greenbrook, threatened, against Greenbrook or any of its Subsidiaries in respect of or regarding any such Authorization, including to modify, suspend, terminate or otherwise limit such Authorization. None of Greenbrook nor any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization. There are no facts or circumstances which are likely to lead to the revocation, suspension, or limitation of any Authorization or to prevent Greenbrook and its Subsidiaries from obtaining any Authorization required for the conduct of their business. Neither Greenbrook nor its Subsidiaries are in default and there has been no material breach or violation, and there is no pending breach or violation, by Greenbrook or its Subsidiaries, of any Authorizations and all of such Authorizations are held by Greenbrook and its Subsidiaries free and clear of any Liens (other than Permitted Liens).

(21)	Greenbrook Material Contracts.

(a)

Section (21) of the Greenbrook Disclosure Letter sets out a complete and accurate list of all of the Greenbrook Material Contracts. True and complete copies of the Greenbrook Material Contracts (including all amendments thereto) have been disclosed in the Greenbrook Data Room and no such contract has been modified, rescinded or terminated.

(b)

Each Greenbrook Material Contract is legal, valid, binding and in full force and effect and is enforceable by Greenbrook or its Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity). Neither Greenbrook nor any of its Subsidiaries is in breach or default under any Greenbrook Material Contract.

(c)

Greenbrook and each of its Subsidiaries has performed in all material respects all of their respective obligations required to be performed by them to date under Greenbrook Material Contracts and neither Greenbrook nor any of its Subsidiaries is in breach or default under any Greenbrook Material Contract, nor to the knowledge of Greenbrook is there any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)

None of Greenbrook nor any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of Greenbrook, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Greenbrook Material Contract by any other party to a Greenbrook Material Contract.

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(e)

None of Greenbrook nor any of its Subsidiaries has received any notice (whether written or oral), that any party to a Greenbrook Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Greenbrook or any of its Subsidiaries and, to the knowledge of Greenbrook, no such action has been threatened.

(f)

Except as disclosed in Section (21)(f) of the Greenbrook Disclosure Letter, neither the entering into of this Agreement, nor the consummation of the Arrangement or the other transactions contemplated hereby will trigger any change of control or similar provision or any material right or obligation under any of the Greenbrook Material Contracts.

(22)

Title to and Sufficiency of Assets. Greenbrook and its Subsidiaries own or lease all of the material property and assets necessary for the conduct of their business as it is currently being conducted and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Greenbrook or any of its Subsidiaries of any of such material property or assets. All of such material property and assets are, to the knowledge of Greenbrook, sufficient to permit the continued operation of Greenbrook’s business in substantially the same manner as currently conducted. To the knowledge of Greenbrook, there is no basis for any claim that might or could have a material adverse effect on the rights of Greenbrook to use, transfer, lease, license, operate or sell its material property or assets.

(23)	Real Property.

(a)	Neither Greenbrook nor any of its Subsidiaries (at any time that it was a Subsidiary of Greenbrook) own or have ever owned any real property.

(b)

Section (23)(b) of the Greenbrook Disclosure Letter sets out a complete and accurate list of all real property leased, subleased, licensed or otherwise occupied by Greenbrook and its Subsidiaries (collectively, the “Greenbrook Leased Properties”) in each case by reference to the tenant/licensee and landlord/licensor and municipal address. Greenbrook and its Subsidiaries have made available to Neuronetics true, complete and accurate copies of all leases, subleases, ground leases, licenses, occupancy agreements and other use agreements or arrangements relating to the Greenbrook Leased Properties together with all amendments, modifications, extensions and/or supplements thereto (each, a “Greenbrook Real Property Lease”). Greenbrook or its Subsidiaries have a valid leasehold interest in each of the Greenbrook Leased Properties free and clear of all Liens, except for Permitted Liens.

(c)

Neither Greenbrook nor its Subsidiaries are subject to any agreement or option to own any real property or any interest in any real property, or are under any agreement to become a party to any lease or license with respect to any real property.

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(d)

Except as disclosed in Section 23(d) of the Greenbrook Disclosure Letter: (i) each Greenbrook Real Property Lease is binding and enforceable and in full force and effect; (ii) there are no arrears of rent under any of the Greenbrook Real Property Leases and there are no disputes between the parties to the Greenbrook Real Property Leases; (iii) neither Greenbrook nor any of its Subsidiaries nor, to the knowledge of Greenbrook or any of its Subsidiaries, any other party to the Greenbrook Real Property Leases are in breach or default under the Greenbrook Real Property Leases, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any of the Greenbrook Real Property Leases; (iv) neither Greenbrook nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Greenbrook Real Property Lease; and (v) neither Greenbrook nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Greenbrook Leased Properties or any portion thereof. All rent and other amounts required to be paid on or prior to the date of this Agreement with respect to each Greenbrook Real Property Lease have been paid.

(e)

Neither Greenbrook nor its Subsidiaries have received any notice from any Governmental Entity that alleges that the Greenbrook Leased Properties or any portion thereof, or the current use and occupancy thereof, is not in compliance in any respect with any applicable Law, including Environmental Laws and zoning and land use Laws.

(f)

Except as disclosed in Section (23)(f) of the Greenbrook Disclosure Letter, no landlord notice or consent is required under any of the Greenbrook Real Property Leases with respect to the transaction contemplated hereby.

(24)	Intellectual Property.

(a)

Section (24)(a) of the Greenbrook Disclosure Letter sets forth all Greenbrook Owned Intellectual Property that is (i) registered, issued or subject to a pending application for registration or issuance, including patents, trademarks, service marks, copyrights and internet domain names; (ii) social media accounts and handles, or (iii) any material proprietary Software developed by or on behalf of Greenbrook or its Subsidiaries.

(b)	Greenbrook and its Subsidiaries own or otherwise have the right to use all Greenbrook Intellectual Property, free and clear of any and all Liens, except for Permitted Liens.

(c)

(i) To the knowledge of Greenbrook, all rights to the Greenbrook Owned Intellectual Property are valid, subsisting and enforceable and (ii) there is no written claim which is ongoing or to the knowledge of Greenbrook, alleged (including any opposition, re-examination or protest) which might result in any material Greenbrook Owned Intellectual Property being invalidated, revoked or the subject of a compulsory license or which otherwise challenges the ownership, validity or

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enforceability of such Greenbrook Owned Intellectual Property. To the knowledge of Greenbrook, there is no claim which is ongoing or alleged (including any opposition, re-examination or protest) which might result in any material Greenbrook Intellectual Property licensed by Greenbrook or its Subsidiaries (the “Greenbrook Licensed IP”) being invalidated or revoked.

(d)

To the knowledge of Greenbrook, the conduct of the business of Greenbrook and its Subsidiaries, including the provision of its services have not infringed or misappropriated any other Person’s Intellectual Property in any material manner. Neither Greenbrook nor any of its Subsidiaries is party to any Proceeding nor, to the knowledge of Greenbrook, is any Proceeding threatened, that alleges that the conduct of the business of Greenbrook or its Subsidiaries, including the provision of its services, have infringed or otherwise misappropriated any other Person’s Intellectual Property. To the knowledge of Greenbrook, no Person has infringed or misappropriated or is infringing or misappropriating the right of Greenbrook or any of its Subsidiaries in or to any of the Greenbrook Owned Intellectual Property in any material manner.

(e)	There are no material proprietary Software developed by or on behalf of Greenbrook or its Subsidiaries.

(f)

Greenbrook and its Subsidiaries have maintained and currently maintain commercially reasonable practices to protect the confidentiality of any confidential information or trade secrets disclosed to, owned or possessed by them. To the knowledge of Greenbrook, Greenbrook and its Subsidiaries are not in breach of and have not breached any material obligations or undertakings of confidentiality which they owe or have owed to any third party.

(g)

There are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which Greenbrook or any of its Subsidiaries is a party that: (i) restrict Greenbrook’s or any of its Subsidiaries’ use, exploitation, assertion or enforcement of any Greenbrook Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of Greenbrook, any of its Subsidiaries or any of its respective employees; or (iii) grant third parties any material rights under any Greenbrook Intellectual Property. After giving effect to this Agreement and the Arrangement, no past or present director, officer, employee, consultant or independent contractor of Greenbrook or its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Greenbrook Intellectual Property.

(25)

Product Liabilities. None of Greenbrook or any of its Subsidiaries has received any written claim, and to the knowledge of Greenbrook, any other claim, and, to the knowledge of Greenbrook, there are no incidents that could reasonably be expected to give rise to a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, including or resulting in product recalls and including or resulting in bodily injury or property damage, arising from the provision of services, and to the knowledge of Greenbrook, there is no basis for any such claim.

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(26)

Computer Systems. As of the date hereof, Greenbrook’s Computer Systems adequately meet in all material respects the immediate and anticipated data processing and other computing needs of the operations of Greenbrook and its Subsidiaries. Greenbrook and its Subsidiaries have commercially reasonable measures in place, consistent with commercially acceptable standards and practices, designed to safeguard against the unauthorized access, use, copying or modification to or of system programs and data files comprised within Greenbrook’s Computer Systems. Greenbrook and its Subsidiaries have commercially reasonable data and system back-up practices and procedures in place, consistent with commercially acceptable practices and procedures, designed to safeguard against the loss, corruption or malfunction of the data and systems of Greenbrook and its Subsidiaries. In the past twenty-four (24) months, there has been no failure or other substandard performance of any of Greenbrook’s Computer Systems that has caused a material disruption to Greenbrook or its Subsidiaries. Each of Greenbrook and its Subsidiaries, owns or has a valid right to access and use all of Greenbrook’s Computer Systems. Greenbrook, together with its Subsidiaries, possess a sufficient number of licenses for any software provided by any Person (“Third-Party Software”) and used by Greenbrook and its Subsidiaries. Neither Greenbrook nor any of its Subsidiaries is in breach or default of any Contracts pursuant to which Greenbrook or its Subsidiaries has received a license or the right to access Third-Party Software, and neither Greenbrook nor any of its Subsidiaries is using the Third-Party Software outside the scope of the license or right to access provided by any Person, and Greenbrook’s and its Subsidiaries’ use of the Third-Party Software is not in excess of the number of licenses paid for by Greenbrook and its Subsidiaries.

(27)

Cybersecurity. To the knowledge of Greenbrook, there has been no material Security Breach or other material compromise of or relating to any of Greenbrook’s Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology, and (a) Greenbrook has not been notified, and has no knowledge of any event or condition that would reasonably be expected to result in, any material Security Breach or other material compromise to its Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology; (b) Greenbrook is presently in compliance with all applicable Laws and contractual obligations relating to the privacy and security of its Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment and technology and to the protection of such Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (b), individually or in the aggregate, have a Greenbrook Material Adverse Effect; and (c) Greenbrook has implemented commercially reasonable backup technology.

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(28)	Privacy, Security and Anti-Spam.

(a)

Greenbrook and its Subsidiaries have complied, in all material respects, with all applicable Laws governing privacy and all applicable contractual obligations to third parties relating to privacy, data protection, processing, transfer or security of Personal Information as well as publicly posted privacy policies regarding Personal Information; and no written notices, or complaints have been received by, and, to the knowledge of Greenbrook, no claims are pending (whether by a Governmental Entity or Person), or, to the knowledge of Greenbrook, threatened against Greenbrook or any of its Subsidiaries alleging a violation of any third party’s privacy, or Personal Information including any alleged violation of applicable Laws, contractual obligations or publicly posted policies governing privacy.

(b)

Greenbrook and its Subsidiaries maintain commercially reasonable measures, including commercially reasonable steps when using vendors, appropriate written policies and procedures and appropriate organizational, physical, administrative and technical safeguards, designed to protect the privacy, confidentiality, and security of Personal Information against a Security Breach, consistent with industry practice and applicable Law. Greenbrook and its Subsidiaries periodically assess risks to the privacy, confidentiality and security of Personal Information. To the knowledge of Greenbrook, during the six (6) years prior to the date of this Agreement, (i) there have been no material Security Breaches in Greenbrook’s or any of its Subsidiaries’ or vendors’ Computer Systems, and (ii) there have been no disruptions in Greenbrook’s or any of its Subsidiaries’ Computer Systems that materially adversely affected Greenbrook’s and its Subsidiaries’ business or operations.

(c)

To the knowledge of Greenbrook, Greenbrook and its Subsidiaries (i) have operated their businesses in compliance with all Laws relating to Personal Information, including by obtaining study subject consent and/or authorization to use and disclose Personal Information for research and including medical records and medical information privacy, that regulate or limit the collection, maintenance, use, disclosure, processing or transmission of study records, medical records, patient information or other Personal Information made available to or collected by Greenbrook or its Subsidiaries in connection with the operation of its business, and (ii) have implemented all confidentiality, security and other protective measures required in connection with (i), in each case, in all material respects.

(d)

To the knowledge of Greenbrook, neither Greenbrook nor any of its Subsidiaries or vendors has experienced any breach, misappropriation, or unauthorized collection, use or disclosure of any Personal Information and all protected health information (including protected health information having the meaning set forth in 45 C.F.R. § 160.103) for which written notification was given or required to be given to any Person or Governmental Entity under applicable privacy Laws, since January 1, 2018. Neither Greenbrook nor any of its Subsidiaries or Supported Practices has shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Information, except to the extent, if any, permitted under applicable Laws.

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(e)

Greenbrook and its Subsidiaries have obtained or will obtain any and all required rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement and by the Plan of Arrangement.

(29)	FDA and Related Matters.

(a)

Except as disclosed in Section (29)(a) of the Greenbrook Disclosure Letter, Greenbrook: (i) is and, since January 1, 2020, has been in material compliance with all statutes, rules or regulations of the FDA and other comparable Governmental Entities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by Greenbrook, if any; and (ii) since January 1, 2020, has not received any Form FDA 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any Governmental Entity alleging or asserting material noncompliance with any applicable Laws set forth in Section (a)(i) above, or any licenses, certificates, approvals, clearances, exemptions, Authorizations, permits and supplements or amendments thereto required by any such applicable Laws, and to the knowledge of Greenbrook, neither the FDA nor any Governmental Entity are considering such action against Greenbrook or any of its Subsidiaries. None of Greenbrook or any of its Subsidiaries requires any additional insurance license, clinic license, laboratory license, facility license, clearance (including 510(k) clearances or pre-market notifications, pre-market approvals, investigational new drug applications or device exemptions, product recertifications, device establishment registrations, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent).

(b)

To the knowledge of Greenbrook, there are no actual or threatened enforcement actions by the FDA or any other Governmental Entity which has jurisdiction over the operations of Greenbrook or any of its Subsidiaries against Greenbrook or any of its Subsidiaries. Since January 1, 2020, neither Greenbrook nor any of its Subsidiaries has received written notice of any pending or threatened claim, audit, termination or suspension by the FDA or any other Governmental Entity which has jurisdiction over the operations of Greenbrook or any of its Subsidiaries against Greenbrook or any of its Subsidiaries, and to the knowledge of Greenbrook, no Governmental Entity is considering such action.

(c)

Since January 1, 2020, all material reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any similar Governmental Entity, including all registrations and reports required to be filed with clinicaltrials.gov, by Greenbrook or any of its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all

3.1 - 18

material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to the completeness or accuracy of such filing. To the extent applicable, Greenbrook has made available to Neuronetics complete and correct copies of each application or other material filing including all material related supplements, amendments, correspondence and annual reports made with any Governmental Entity made on behalf of Greenbrook or any of its Subsidiaries relating to the provision of services.

(d)

To the extent applicable, any and all preclinical studies and clinical trials being conducted by or on behalf of Greenbrook or any of its Subsidiaries, including any activities related to any planned or future studies or trials, have been and are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to applicable Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, any conditions, restrictions or limitations imposed on any Authorization, and all applicable registration and publication requirements (including, if applicable, registration on http://clinicaltrials.gov) and any non-U.S. equivalents thereof, as applicable. As of the date hereof, no studies or trials that have been conducted or are currently being conducted have or have had results that undermine in any material respect the study results described or referred to in any documents filed with or furnished to the SEC filed prior to the date hereof, when viewed in the context in which such results are described and the state of development. Neither Greenbrook nor any of its Subsidiaries has received any notices, correspondence or other communication from the FDA, any other Governmental Entity, or an Institutional Review Board requiring the termination, suspension or material modification of any ongoing or planned studies in clinical development conducted by, or on behalf of, Greenbrook or any of its Subsidiaries, or in which Greenbrook or any of its Subsidiaries has participated and to the knowledge of Greenbrook, neither the FDA, nor any other Governmental Entity, nor an Institutional Review Board is considering such action.

(e)

Since January 1, 2020, the development, manufacture, labeling and storage, as applicable, of materials by Greenbrook or any of its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices.

(f)

Neither Greenbrook nor any of its Subsidiaries nor, to the knowledge of Greenbrook, any of its officers, employees, agents or clinical investigators (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set

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forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Greenbrook nor any of its Subsidiaries nor, to the knowledge of Greenbrook, any of its officers, employees or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Laws.

(g)	Neither Greenbrook nor any of its Subsidiaries has marketed, advertised, sold or commercialized any product or is currently marketing, selling or otherwise commercializing any product.

(h)

Neither Greenbrook nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity.

(30)	Healthcare Regulatory Compliance.

(a)

Except as disclosed in Section (30)(a) of the Greenbrook Disclosure Letter, Greenbrook, each of its Subsidiaries, each Supported Practice, each Licensed Provider and, to the knowledge of Greenbrook, each Owner Physician is, and at all times since January 1, 2020, has been, in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, oral or written notices or inquiries, or demand pending, received by or overtly threatened in writing against Greenbrook, any of its Subsidiaries or the Supported Practices related to such applicable Healthcare Laws. None of Greenbrook, its Subsidiaries, the Supported Practices, Licensed Providers or, to the knowledge of Greenbrook, Owner Physicians has been subject to any adverse inspection, survey, inquiry, finding, investigation, penalty assessment, judgment, audit or other compliance or enforcement action. None of Greenbrook, its Subsidiaries, the Supported Practices, Licensed Providers or, to the knowledge of Greenbrook, Owner Physicians or any of their respective employees or contractors has received any written or, to the knowledge of Greenbrook, verbal notice or communication from any Governmental Entity or any Medicare, Medicaid or TRICARE program, any other federal or state health program (as defined in 42 U.S.C. § 1320a-7b(f)) or other similar federal, state or local reimbursement or governmental program alleging or concluding material non-compliance with the Healthcare Laws.

(b)

Since January 1, 2020, none of Greenbrook, its Subsidiaries, the Supported Practices, Licensed Providers or, to the knowledge of Greenbrook, Owner Physicians has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by Greenbrook or any of its Subsidiaries. All services and items provided to patients by Greenbrook, each of its Subsidiaries, each Supported Practice and each Licensed Provider has at all times since January 1, 2020 been provided in material compliance with applicable Laws and Authorizations.

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(c)

Except as disclosed in Section (30)(c) of the Greenbrook Disclosure Letter, since January 1, 2018, all claims submitted to any Medical Reimbursement Programs, and the coding and billing practices of (or on behalf of), Greenbrook, each Subsidiary, Supported Practice and Licensed Provider have in all material respects been in compliance with all Healthcare Laws, applicable contracts and Medical Reimbursement Program billing guidelines. Since January 1, 2018, all billings submitted by Greenbrook, each Subsidiary, Supported Practice and Licensed Provider have been for goods actually sold and services actually performed for eligible patients and beneficiaries in accordance with the applicable payment rates of the applicable Medical Reimbursement Program, and, except as disclosed in Section (30)(c) of the Greenbrook Disclosure Letter, Greenbrook, each Subsidiary, Supported Practice and Licensed Provider maintain sufficient documentation required to support such billings. Except for refunds in the ordinary course of business that, individually or in the aggregate, are not material or, except as disclosed in Section (30)(c) of the Greenbrook Disclosure Letter, Greenbrook, each Subsidiary, Supported Practice and Licensed Provider, and their respective agents, have not since January 1, 2018 billed or received any payment in excess of amounts allowed by any applicable Healthcare Law, Contract or billing guideline. To the knowledge of Greenbrook, Greenbrook, each Subsidiary, Supported Practice and Licensed Provider has in all material respects timely, completely, and accurately filed all reports, data and other information required to be filed with any Medical Reimbursement Program or Governmental Entity. Greenbrook, each Subsidiary, Supported Practice and Licensed Provider and their respective agents have paid or caused to be paid all known and undisputed refunds or overpayments which have become due to any Medical Reimbursement Program or patient within the timeframes set forth and in accordance with applicable Laws and the patient refund policy of Greenbrook, each Subsidiary, and each Supported Practice. Except as disclosed in Section (30)(c) of the Greenbrook Disclosure Letter, Greenbrook, each Subsidiary and Supported Practice, and their respective agents, have not been the subject of, or received any notice of, any focused reviews, Recovery Audit Contractor or other Medicare Program Integrity contractor audits, Medicaid Integrity Program audits or other audits with respect to any Medical Reimbursement Program or otherwise received any notice or request for repayment or refund in excess of $10,000. Without limiting the generality of the foregoing, except to the extent disclosed by Greenbrook, none of Greenbrook, any Subsidiary, Supported Practice, or any of their respective directors, managers, officers, owners, employees, shareholders, members, agents, or contractors is or has been: (i) debarred, excluded or suspended from participating in any Medical Reimbursement Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation or violation of any Medical Reimbursement Program requirement or Healthcare Law; (iii) listed on the General Services Administration published list of parties excluded from federal procurement program and nonprocurement programs; (iv) engaged in any activity or entered into any Contracts or other arrangements involving Greenbrook

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or its Subsidiaries or Supported Practices which are prohibited under the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and/or the regulations promulgated thereunder, or applicable state or local fraud and abuse statutes or regulations; or (v) engaged in a prohibited “financial relationship,” as that term is defined by the Stark Law or applicable state or local self-referral statutes or regulations, with a physician or an immediate family member of a physician if such physician refers patients to Greenbrook or any Subsidiary of Greenbrook or Supported Practice, unless such financial relationship meets an exception to the Stark Law or applicable state or local self-referral statutes or regulations. No person has filed against Greenbrook, any of its Subsidiaries or the Supported Practices an action relating to Greenbrook under any qui tam action or federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(d)

To the knowledge of Greenbrook, current contractual and other arrangements of Greenbrook, each of its Subsidiaries, and each Supported Practice, including each Management Services Agreement, comply with all applicable Laws, including applicable Healthcare Laws, except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Greenbrook Material Adverse Effect.

(e)

Neither Greenbrook, any of its Subsidiaries, any Supported Practice or any respective officer, affiliate or managing employee thereof, in such capacity on behalf of any such Person, directly or indirectly, has: (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any improper financial arrangements, in violation of any Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Healthcare Law; (iii) established or maintained any unrecorded account or asset for any purpose or made any misleading, false or artificial entries on any of its books or records in violation of Healthcare Laws; or (iv) made any payment to any Person with the intention that any part of such payment would be in violation of any Healthcare Law. None of Greenbrook, its Subsidiaries, Supported Practices, Licensed Providers, or their respective agents, have: (i) been served with or received any search warrant, subpoena, civil investigative demand or other written or oral contact or notice from any Governmental Entity regarding any alleged or actual violation of or noncompliance with any Healthcare Laws, (ii) received any written complaints from any employee, independent contractor, vendor, physician, patient or other person alleging that such party has violated, or is currently in violation of, any Healthcare Law, (iii) except as disclosed in Section (30)(e) of the Greenbrook Disclosure Letter, made any voluntary disclosure to the Office of the Inspector General of the U.S. Department of Health and Human Services (the “OIG”), the Centers for Medicare & Medicaid Services, or any Medicare Administrative Contractor, Medicaid program or other Governmental Entity relating to any Medical Reimbursement Program regarding a violation of any Healthcare Law, (iv) entered into any written or oral agreement or settlement with any Governmental Entity with respect to noncompliance with or violation of any Healthcare Laws, (v) been party to a corporate integrity agreement with the OIG or any similar agreement with any Governmental Entity, or (vi) reporting obligations pursuant to any settlement agreement or compliance programs, plans, or agreements entered into with the OIG or any Governmental Entity.

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(f)

Greenbrook and each of its Subsidiaries maintains and adheres to, and, pursuant to the terms of the applicable Management Services Agreement, requires each Supported Practice to maintain and adhere to, and, to the knowledge of Greenbrook, each Supported Practice maintains and adheres to, commercially reasonable compliance policies and procedures that are designed to promote compliance with and to detect, prevent, and address material violations of applicable Laws, including all material Healthcare Laws, applicable to it and/or its assets, business or operations. Neither Greenbrook nor any of its Subsidiaries, nor, to the knowledge of Greenbrook, no Supported Practice, is aware of any complaints from employees, independent contractors, vendors, physicians, customers, patients, or other Persons that could reasonably be considered to indicate a violation of any applicable Law, including any applicable Healthcare Law, which could be reasonably expected, individually or in the aggregate, to result in a Greenbrook Material Adverse Effect. To the extent applicable and available, a correct and complete copy of each current compliance program of Greenbrook, each Subsidiary and each Supported Practice has been made available to Neuronetics, and Greenbrook, each Subsidiary and each Supported Practice is, and has in the last four (4) years been, in material compliance with such program, and have adequately trained staff to oversee the functioning of its compliance program.

(g)

Section (30)(g) of the Greenbrook Disclosure Letter sets forth, as of the Effective Date, the Persons who own a Supported Practice. (i) Each Owner Physician holds, and, at all relevant times, has held, an unlimited license to practice medicine in the state in which the applicable Supported Practices are located and remain in good standing with the Board of Medicine of the State in which the applicable Supported Practices are located if licensure by a physician owner is required in that state (for the purposes of this provision, each Owner Physician will hold at least one unlimited license to practice medicine issued by a state); and (ii) there is no pending or, to the knowledge of Greenbrook, threatened disciplinary proceeding or action against any Owner Physician’s license to practice medicine and such Owner Physician’s license has not been suspended, revoked, terminated, restricted, or otherwise limited. To the extent any Owner Physician is actively engaged in the practice of medicine, such Owner Physician, to the knowledge of Greenbrook: (A) maintains a policy of professional liability insurance in such amounts and with such limits as required by state law to cover any professional medical services rendered by such Owner Physician on behalf of the Supported Practice; and (B) is eligible to participate in any material Medical Reimbursement Program, as applicable.

(h)

Section (30)(h) of the Greenbrook Disclosure Letter sets forth, as of the Effective Date, all Management Services Agreements of Greenbrook and its Subsidiaries, and each such Management Services Agreement is in full force and effect in all material respects. Greenbrook does not have any knowledge of any pending amendments or threatened termination of any of the Material MSAs.

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(i)

Each Supported Practice, and, to the knowledge of Greenbrook, Licensed Provider, that participates in any applicable Medical Reimbursement Program is qualified for participation in the Medical Reimbursement Program and has a current and valid provider or supplier Contract with such programs. Since January 1, 2020, each Supported Practice has, in all material respects, complied with all applicable Law related to such Medical Reimbursement Program and is not in breach of or default under any such Contract. Since January 1, 2020, no event has occurred, is pending or has been threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a material breach or default by any Supported Practice to such Contract. Complete and correct copies have been made available to Neuronetics of (i) all audit, survey or inspection reports received outside of the ordinary course of business by any Supported Practice or their respective agents from any Governmental Entity or Medical Reimbursement Program, and all written responses thereto, and (ii) all correspondence and documents relating to any audits, investigations, reviews or overpayment demands outside of the ordinary course of business. Since January 1, 2020, all coding and billing policies, arrangements, protocols and instructions of Greenbrook, each of its Subsidiaries and each Supported Practice comply with requirements of the applicable Medical Reimbursement Programs in which such Person participates, if any, and are administered by properly trained personnel, in each case except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Greenbrook Material Adverse Effect. Without limiting the generality of the foregoing: (i) except as disclosed in Section (30)(i) of the Greenbrook Disclosure Letter, there is no audit, claim review, or other action pending or, to the knowledge of Greenbrook, threatened, that could result in the repayment of Receivables, or the imposition of any material penalties, from any Medical Reimbursement Program and, in each case, neither Greenbrook, any of its Subsidiaries nor any Supported Practice has received notice of, any such audit, claim review or other action, in each case except to the extent that it could not reasonably be expected to result, individually or in the aggregate, in a Greenbrook Material Adverse Effect; and (ii) Greenbrook, each of its Subsidiaries, each Supported Practice and each Licensed Provider holds in full force and effect all participation agreements, provider or supplier agreements, enrollments, accreditations, and/or billing numbers that are necessary for participation in, and eligibility to receive reimbursement from, all material Medical Reimbursement Programs in which it participates, if any, in each case, except to the extent that it could not reasonably be expected, individually or in the aggregate, to result in a Greenbrook Material Adverse Effect.

(31)

Restrictions on Conduct of Business. Except as disclosed in Section (31) of the Greenbrook Disclosure Letter, neither Greenbrook nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business

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of Greenbrook or its Subsidiaries are conducted; (ii) limit any business practice of Greenbrook or any of its Subsidiaries in any material respect; or (iii) other than area of mutual interest agreements, bidding agreements or similar agreements entered into in the ordinary course of business, restrict any acquisition or disposition of any property by Greenbrook, or by any of its Subsidiaries, in any material respect.

(32)

Litigation. There are no Proceedings pending, or, to the knowledge of Greenbrook threatened, against or involving Greenbrook or any of its Subsidiaries, or affecting any of their respective properties or assets by or before any Governmental Entity, nor, to the knowledge of Greenbrook, are there any events or circumstances which could reasonably be expected to give rise to any Proceeding, other than Proceedings that would not reasonably be expected to have a Greenbrook Material Adverse Effect. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of Greenbrook, threatened against or relating to Greenbrook or any of its Subsidiaries before any Governmental Entity. Neither Greenbrook nor any of its Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Greenbrook Material Adverse Effect or that would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby.

(33)	Environmental Matters.

(a)	Greenbrook and each of its Subsidiaries has been and is in compliance, in all material respects, with all, and has not violated, in any material respect, any, Environmental Laws;

(b)

Greenbrook and its Subsidiaries are in possession of, and in compliance with, all material Authorizations required by Environmental Laws that are required to own, lease, develop and operate their respective assets and properties and to conduct their respective businesses, as now conducted;

(c)

to the knowledge of Greenbrook, there has been no Release of Hazardous Substances from the properties used by Greenbrook and its Subsidiaries to operate their business or for which Greenbrook could reasonably be held responsible pursuant to Environmental Laws;

(d)

Greenbrook has made available to Neuronetics copies of all reports, documents, data and correspondence with environmental regulators and any other material related to environmental matters affecting Greenbrook and/or its Subsidiaries;

(e)

there are no pending claims or, to the knowledge of Greenbrook, threatened claims, directives, complaints, inspections, orders, demands, or notices against Greenbrook nor any of its Subsidiaries arising out of any Environmental Laws, including claims to revoke, terminate or suspend any environmental Authorization; and

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(f)

there are no claims and there are no existing facts or circumstances that would be expected to result in any environmental Authorization of Greenbrook or any of its Subsidiaries to be revoked or modified.

(34)	Employees and Labour Matters.

(a)

The Greenbrook Data Room contains a true, correct and complete list of every Greenbrook Employee as of the date of this Agreement, setting out, whether actively at work or not (and expected return to work date if not), their salaries, target commissions or bonuses, positions, status as full-time or part-time employees, location of employment, start date, whether such individual is on a time limited visa or work permit, and whether such position is exempt or non-exempt from overtime pay in the jurisdiction in which the Greenbrook Employee works.

(b)

To the knowledge of Greenbrook, all Greenbrook Employees and Contractors engaged by Greenbrook or any of its Subsidiaries are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization. To the knowledge of Greenbrook, each Person who requires a visa, employment pass or other required permit to work in the jurisdiction in which he/she is working has produced a current visa, employment pass or such other required permit to Greenbrook or its Subsidiary and possesses all necessary permission to remain in such jurisdiction and perform services in such jurisdiction.

(c)

Greenbrook and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting employment, including employment standards, labour, human rights, pay equity, harassment (including sexual harassment), immigration, workers’ compensation and occupational health and safety, except where any failure to so comply could not reasonably be expected to result in a Greenbrook Material Adverse Effect, and there are no material outstanding Proceedings, Orders or other actions or, to the knowledge of Greenbrook, material threatened Proceedings, Orders or other actions under any such applicable Law.

(d)

All amounts due or accrued for all salaries, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and benefits under Greenbrook Benefit Plans have either been paid or are accurately reflected in the books and records of Greenbrook or its applicable Subsidiary.

(e)

Except for any consideration payable pursuant to a Greenbrook Benefit Plan in effect as of the date hereof which has been disclosed to Neuronetics in Section (34)(e) of the Greenbrook Disclosure Letter, or as contemplated pursuant to the Arrangement, there are no change of control payments, golden parachutes, severance payments, retention payments or agreements with current or former Greenbrook Employees, Contractors or directors providing for cash or other compensation or benefits, in any case, which become payable upon the consummation of the Arrangement or any other transaction contemplated by this Agreement.

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(f)

During the past three (3) years, each of Greenbrook and its Subsidiaries has properly characterized retained individuals as either employees or independent contractors for the purposes of Taxes, except where any failure to do so could not reasonably be expected to result in a Greenbrook Material Adverse Effect, and none of Greenbrook nor any of its Subsidiaries has received any notice from any Governmental Entity disputing such classification that has not been resolved as of the date of this Agreement.

(g)	Neither Greenbrook nor any of its Subsidiaries is a party to any labour, collective bargaining, works council, employee association or similar agreement.

(h)	To the knowledge of Greenbrook, there is no organizing activity involving Greenbrook or any of its Subsidiaries pending or threatened by any labour organization or group of employees.

(i)

There are no labour disputes pending against or involving Greenbrook or any of its Subsidiaries, and there have been no such disputes in the past three (3) years, in any case, that could reasonably be expected to result in a Greenbrook Material Adverse Effect. Neither Greenbrook nor any of its Subsidiaries are currently engaged in any Unfair Labor Practice (as defined in the National Labor Relations Act or applicable provincial labour Laws in Canada), and there are no material Unfair Labor Practice charges, grievances or complaints pending, in any case, that could reasonably be expected to result in a Greenbrook Material Adverse Effect.

(j)

Except for any such pending or threatened Proceeding that could not reasonably be expected to result in a Greenbrook Material Adverse Effect, there is not, nor has there been for the last three (3) years, (i) any Proceeding pending or, to the knowledge of Greenbrook, threatened in writing by or before any Governmental Entity with respect to Greenbrook or any of its Subsidiaries concerning employment-related matters or (ii) any Proceeding pending or, to the knowledge of Greenbrook, threatened in writing against or affecting Greenbrook or any of its Subsidiaries brought by any current or former applicant, employee or independent contractor of Greenbrook or any of its Subsidiaries.

(k)

There are no outstanding assessments, penalties, fines, Liens, charges, or surcharges due or owing pursuant to any workplace safety and insurance legislation that could reasonably be expected to result in a Greenbrook Material Adverse Effect, and neither Greenbrook nor any of its Subsidiaries has been reassessed under such legislation during the past three (3) years that could reasonably be expected to result in a Greenbrook Material Adverse Effect, and, to the knowledge of Greenbrook, no audit of Greenbrook or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation.

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(l)

As of the date of this Agreement, no Greenbrook Senior Employee has provided written notice to Greenbrook or any of its Subsidiaries that he or she intends to resign, retire or terminate his or her employment with Greenbrook or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise within the twelve (12) month period following the date of this Agreement.

(m)

To the knowledge of Greenbrook, no Greenbrook Employee (i) is subject to any non-competition, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in material conflict with the present and proposed business activities of Greenbrook or any of its Subsidiaries, except agreements between Greenbrook Senior Employees and Greenbrook or any of its Subsidiaries or (ii) is in material violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for Greenbrook or any of its Subsidiaries or the use of trade secrets and proprietary information.

(n)

Neither Greenbrook nor any of its Subsidiaries has implemented any material reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any Greenbrook Employee currently classified as “exempt” under applicable federal, provincial or state law to lose such “exempt” status, or (ii) cause any Greenbrook Employee’s compensation to fall below the applicable federal, provincial, state or local minimum wage.

(o)

No officer, director or management level employee of Greenbrook or any of its Subsidiaries is the subject of a pending or, to the knowledge of Greenbrook, threatened Proceeding involving an allegation of workplace sexual harassment or assault. During the past three (3) years, neither Greenbrook nor any of its Subsidiaries has entered into any settlement agreements related to allegations of workplace sexual harassment or misconduct by: (a) any current executive officer, director or management level employee; or (b) former executive officer, director or management level employee.

(35)	Greenbrook Benefit Plans.

(a)

Section (35)(a) of the Greenbrook Disclosure Letter sets forth a true, complete and accurate list of all Greenbrook Benefit Plans. Greenbrook has made available to Neuronetics true and correct copies of the documents governing all such Greenbrook Benefit Plans, as amended, and to the extent applicable:

(i)

the three (3) most recent annual reports on Form 5500 and all schedules thereto, and the most recent of any other annual information returns filed with Governmental Entities in respect of each Greenbrook Benefit Plan for which such filing is required by applicable Law;

(ii)	the most recent accounting and certified financial statement of each Greenbrook Benefit Plan for which such statement is made;

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(iii)	the most recent summary plan description and summary of material modifications;

(iv)

each plan document, and in the case of unwritten Greenbrook Benefit Plans written descriptions of the material terms thereof, current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement documents relating to such Greenbrook Benefit Plan (including all amendments, restatements or replacements since their establishment);

(v)	the most recent actuarial reports, financial statements or valuation reports;

(vi)	a current Internal Revenue Service opinion or favourable determination letter;

(viii)	all material non-routine correspondence to or from any Governmental Entity in the past three (3) years relating to any Greenbrook Benefit Plan; and

(ix)	all non-discrimination tests for each Greenbrook Benefit Plan for the three (3) most recent plan years.

(b)

Each Greenbrook Benefit Plan (and each related trust, insurance contract, and fund) has been maintained, funded, and administered at all times in accordance with the terms of such Greenbrook Benefit Plan, the terms of any applicable collective bargaining agreement, and all applicable Laws, in each case, in all material respects, and there has not been any notice issued by any Governmental Entity questioning, challenging or investigating such compliance in the past three (3) years. No act or omission has occurred and no condition exists with respect to any Greenbrook Benefit Plan that would subject Greenbrook, Neuronetics or any of its affiliates to any fine, penalty, Tax or other liability imposed under ERISA, the Code, the Tax Act, or other applicable law, including Section 4980H of the Code, that could reasonably be expected to result in a material liability to Greenbrook, Neuronetics or any of its affiliates.

(c)

No Greenbrook Benefit Plan is or is intended to be a “registered pension plan”, a “retirement compensation arrangement”, a “deferred profit sharing plan”, a “tax-free savings account” or a “pooled registered pension plan” as such terms are defined under the Tax Act.

(d)

Each Greenbrook Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered, maintained, and operated in both documentary and operational compliance with Section 409A of the Code and applicable guidance issued thereunder, except where any failure to so comply could not reasonably be expected to result in a material liability to Greenbrook. Greenbrook and each of its Subsidiaries and ERISA Affiliates have complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and

3.1 - 29

the Family Medical Leave Act of 1993, except where any failure to so comply could not reasonably be expected to result in a Greenbrook Material Adverse Effect. To the knowledge of Greenbrook, no fact or circumstance exists which could adversely affect the registered status of any such Greenbrook Benefit Plan which is required to be registered.

(e)

All contributions, premiums or taxes required to be made or paid by Greenbrook or any of its Subsidiaries, as the case may be, under the terms of each Greenbrook Benefit Plan or by applicable Law have been made, in accordance with the terms of the applicable Greenbrook Benefit Plan and as required by all applicable Law, in each case, in all material respects. There are no unpaid material contributions due prior to the date of this Agreement with respect to any Greenbrook Benefit Plan that are required to have been made in accordance with such Greenbrook Benefit Plan, any related insurance contract or any applicable Law, and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the applicable Greenbrook Benefit Plan and Law.

(f)

There are no Proceedings pending or, to the knowledge of Greenbrook, threatened with respect to the Greenbrook Benefit Plans (other than routine claims for benefits) that could reasonably be expected to result in a material liability to Greenbrook, and, to the knowledge of Greenbrook, no event has occurred or facts or circumstances exist that could result in such a Proceeding.

(g)

No insurance policy or any other agreement with respect to any Greenbrook Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement that could reasonably be expected to result in a material liability to Greenbrook.

(h)

No Greenbrook Benefit Plan is, or, within the last three (3) years, has been subject to any investigation, examination, audit or other proceeding, or Proceeding initiated by any Governmental Entity, the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(i)

Except as disclosed in Section (35)(i) of the Greenbrook Disclosure Letter, none of the Greenbrook Benefit Plans provide retiree or post-termination health or welfare benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees, except as specifically required by Part 6 of Title I of ERISA or similar state law for which the covered Person pays the full premium cost of coverage or employment standards law, as applicable.

(j)

Except as disclosed in Section (35)(j) of the Greenbrook Disclosure Letter, and except as otherwise expressly contemplated by this Agreement or the Plan of Arrangement, the execution and delivery of, and performance by Greenbrook of this Agreement and the consummation of the transactions contemplated by it will not (either alone or in connection with any other event) (i) accelerate the time of

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payment or vesting under any Greenbrook Benefit Plan; (ii) result in an obligation to fund (through a trust or otherwise) any compensation or benefits under any Greenbrook Benefit Plan; (iii) increase any amount payable under any Greenbrook Benefit Plan; (iv) result in the acceleration of any other obligation pursuant to any Greenbrook Benefit Plan; (v) result in the payment or provision of any amount (whether of compensation, termination, or severance pay or otherwise) that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code; (vi) limit or restrict the ability of Greenbrook, Neuronetics, their respective Subsidiaries or ERISA Affiliates, or any of their other affiliates to merge, amend or terminate any of the Greenbrook Benefit Plans or any related Contract in accordance with its terms; or (vii) result in the forgiveness of any indebtedness of any current or former Greenbrook Employee, Contractor or director.

(k)	No entity other than Greenbrook and its Subsidiaries is or has been a participating employer under any Greenbrook Benefit Plan.

(l)

No event has occurred with respect to any Greenbrook Benefit Plan, and there has been no failure to act on the part of either Greenbrook or any of its Subsidiaries or, to the knowledge of Greenbrook, any ERISA Affiliate of Greenbrook or a trustee or administrator of any Greenbrook Benefit Plan, that could subject Greenbrook, such Subsidiary, ERISA Affiliates of Greenbrook or such trustee or administrator Greenbrook Benefit Plan to the imposition of any Tax, penalty, penalty Tax or other liability, whether by way of indemnity or otherwise, in any event, that could reasonably be expected to result in a material liability to Greenbrook or such Subsidiary.

(m)	To the knowledge of Greenbrook, there have been no improper withdrawals or improper applications or transfers of funds or assets to or from any Greenbrook Benefit Plan.

(n)

Each Greenbrook Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the knowledge of Greenbrook, no condition exists that would be expected to adversely affect such qualification or result in a Greenbrook Material Adverse Effect.

(o)

None of the Greenbrook Benefit Plans are, and none of Greenbrook, any of its Subsidiaries or any ERISA Affiliate has, in the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), (iii) a

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welfare benefit fund (as such term is defined in Section 419 of the Code), (iv) “multiemployer plans” (as defined in Section (3)(37) of ERISA) or (v) a voluntary employees’ beneficiary association in accordance with Section 501(c)(9) of the Code. There does not now exist, nor, to the knowledge of Greenbrook, do any circumstances exist that would reasonably be expected to result in, following the Effective Time, any liability under Title IV of ERISA to Greenbrook or any of its Subsidiaries.

(p)

In the past three (3) years, there have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Greenbrook Benefit Plan, for which a statutory or administrative exemption does not exist. To the knowledge of Greenbrook, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Greenbrook Benefit Plan.

(q)

No Person is entitled to any gross-up, make-whole, or other additional payment from Greenbrook or any of its Subsidiaries with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(r)

No legally binding written promises or commitments have been made by Greenbrook to amend any Greenbrook Benefit Plan, to provide increased benefits or to establish any new benefit plan, except as required by applicable Laws or as disclosed in Section 35(r) of the Greenbrook Disclosure Letter.

(s)

No Greenbrook Benefit Plan has a deficit that could reasonably be expected to result in a material liability to Greenbrook, and the liabilities of Greenbrook in respect of all Greenbrook Benefit Plans are properly accrued and reflected in the audited consolidated financial statements of Greenbrook in accordance with U.S. GAAP or IFRS, as applicable.

(36)	Insurance.

(a)

Greenbrook and each of its Subsidiaries is, and has been continuously since January 1, 2021, insured by reputable third-party insurers with reasonable and prudent policies appropriate and customary for the size and nature of the business of Greenbrook and its Subsidiaries.

(b)

Each material insurance policy currently in effect that insures the physical properties, business, operations and assets of Greenbrook and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of Greenbrook or of any of its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material Proceedings covered by any insurance policy of Greenbrook or of any of its Subsidiaries have been properly reported to and accepted by the applicable insurer. Greenbrook and each Subsidiary have paid, or caused to be paid, all material insurance policies.

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(37)	Taxes.

(a)

Greenbrook and each of its Subsidiaries have duly and timely filed all income and other material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)

Except as disclosed in Section (37)(b) of the Greenbrook Disclosure Letter, Greenbrook and each of its Subsidiaries have paid on a timely basis all Taxes which are due and payable (whether or not assessed by the appropriate Governmental Entity) and all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the most recently published consolidated financial statements of Greenbrook and Greenbrook and its Subsidiaries have provided adequate accruals in accordance with U.S. GAAP in the most recently published consolidated financial statements of Greenbrook for any Taxes of Greenbrook and each of its Subsidiaries for the period covered by such financial statements that have not been paid (whether or not shown as being due on any Tax Returns), except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Greenbrook Material Adverse Effect. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. Neither Greenbrook nor any of its Subsidiaries has received any material refund of Taxes or any governmental grant, subsidy or similar amount to which it was not entitled.

(c)

Greenbrook and each of its Subsidiaries have kept all the records and supporting documents required by the applicable tax Laws and regulations and in accordance with such Laws and regulations. All Taxes required to be withheld, collected or deposited by or in respect to Greenbrook or any of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, member, creditor, non-resident of Canada or other third party and, to the extent required, have been paid to the relevant Governmental Entities and Greenbrook and each of its Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes, except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Greenbrook Material Adverse Effect.

(d)

No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to Taxes of Greenbrook or any of its Subsidiaries and neither Greenbrook nor any of its Subsidiaries is a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or threatened in writing against Greenbrook or any of its Subsidiaries or any of their respective assets.

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(e)

No written claim has been made by any Governmental Entity in a jurisdiction neither where Greenbrook nor any of its Subsidiaries files Tax Returns that Greenbrook or any of its Subsidiaries is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(f)

Neither Greenbrook nor any of its Subsidiaries has received a ruling from any Governmental Entity in respect of Taxes or signed any installment agreement or similar agreement in respect of Taxes with any Governmental Entity that has effect for any period ending after the Effective Date.

(g)

There are no Liens with respect to Taxes upon any of the assets of Greenbrook or any of its Subsidiaries other than (i) Permitted Liens or (ii) Liens which would not reasonably be expected to, individually or in the aggregate, have a Greenbrook Material Adverse Effect.

(h)

Each of Greenbrook and its Subsidiaries has duly and timely collected all amounts on account of any Taxes, including any sales, use, transfer, goods and services and harmonized sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Greenbrook Material Adverse Effect.

(i)

There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Greenbrook or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(j)

Greenbrook and each of its Subsidiaries has made available to Neuronetics true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(k)

Neither Greenbrook nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(l)

Each of Greenbrook and its Subsidiaries has complied in full with the transfer pricing provisions of all applicable Laws, including the contemporaneous documentation, retention and filing requirements thereof, except to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Greenbrook Material Adverse Effect.

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(m)

Neither Greenbrook nor any of its Subsidiaries has engaged in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act or any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.

(n)

Neither Greenbrook nor any of its Subsidiaries is a party to or is bound by, or has any obligation under, any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than customary provisions contained in commercial agreements entered into in the ordinary course of business, the principal purpose of which is not Tax). Neither Greenbrook nor any of its Subsidiaries has any liability for any unpaid Taxes of any other Person (other than Greenbrook or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise by operation of Law.

(o)

There are no circumstances existing which could result in the application of section 17, section 78, sections 80 to 80.04 or subsections 90(6) to 90(12) of the Tax Act, or any equivalent provision under provincial Law, to Greenbrook or any of its Subsidiaries. Other than in the ordinary course of business, Greenbrook and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of Greenbrook or its Subsidiaries for any period ending after the Effective Time.

(p)

Greenbrook and its Subsidiaries have (i) duly and timely completed and filed all CEWS Returns required under applicable Law to be filed by them, or that they elected to file, and all such returns are complete, correct and accurate in all material respects, (ii) not claimed CEWS to which they were not entitled, and (iii) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Entity.

(q)

Greenbrook is not currently, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r)

Neither Greenbrook nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any of the following with respect to Greenbrook or its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Effective Date; (iii) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) occurring at or prior to the Effective Date; (iv) as a result of any excess loss account in existence at the Effective Date described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (v) use

3.1 - 35

of an improper method of accounting or the cash method of accounting for a taxable period ending on or prior to the Effective Date; (vi) installment sale or open transaction disposition made on or prior to the Effective Date; or (vii) prepaid amount received or deferred revenue accrued on or prior to the Effective Date.

(s)

Neither Greenbrook nor any of its Subsidiaries has distributed stock of another Person, nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(t)

Neither Greenbrook nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law).

(u)	The Greenbrook Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(v)

For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) Greenbrook is resident in, and is not a non-resident of, Canada, and (ii) each of Greenbrook’s Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(38)	Opinion of Financial Advisor. The Greenbrook Special Committee and the Greenbrook Board have received the Greenbrook Fairness Opinion.

(39)

Brokers. Except for the engagement letters between Greenbrook and A.G.P./Alliance Global Partners and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of Greenbrook or any of its Subsidiaries, or is entitled to any fee, commission or other payment from Greenbrook or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. True and complete copies of the engagement letters between Greenbrook and A.G.P./Alliance Global Partners has been provided in the Greenbrook Data Room and Greenbrook has made true and complete disclosure to Neuronetics of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to A.G.P./Alliance Global Partners.

(40)

No “Collateral Benefit”. Except as disclosed in Section (40) of the Greenbrook Disclosure Letter, no related party of Greenbrook (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Greenbrook Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

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(41)	Special Committee and Board Approval.

(a)

The Greenbrook Special Committee, after consultation with the financial and legal advisors, has unanimously recommended that the Greenbrook Board approve the Arrangement and that Greenbrook Shareholders vote in favour of the Arrangement Resolution.

(b)

The Greenbrook Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee, has unanimously: (i) determined that the Consideration to be received by Greenbrook Shareholders pursuant to the Arrangement and this Agreement is fair to such holders and that the Arrangement is in the best interests of Greenbrook and its shareholders; (ii) resolved to unanimously recommend that Greenbrook Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by Greenbrook of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(c)

Each of the Greenbrook Locked-Up Shareholders has advised Greenbrook and Greenbrook believes that they intend to vote or cause to be voted all Greenbrook Shares beneficially held by them in favour of the Arrangement Resolution and Greenbrook shall make a statement to that effect in the Greenbrook Proxy Statement.

(42)	Funds Available. Greenbrook has sufficient funds available to pay the Greenbrook Termination Fee.

(43)	Anti-Money Laundering and Anti-Corruption.

(a)

None of Greenbrook, any of its Subsidiaries, any of their respective officers, directors, agents, current or former employees, contractors, Affiliates or any third party acting on their behalf has at any time: (a) actually, potentially, allegedly or apparently violated any AML Laws; (b) been or is the subject of, or has undergone or is undergoing, any examination, investigation, suit, arbitration, litigation, inquiry, audit or review by itself, its legal representatives, or any Governmental Entity for actual, potential, alleged, or apparent violations of AML Laws; (c) created or caused the creation of any false or inaccurate books and records; (d) received or made any report or allegation of actual, potential, alleged, or apparent non-compliance with AML Laws; (e) been engaging in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any AML Laws; or (f) been prosecuted for, or convicted of, any violation of any AML Laws.

(b)

None of Greenbrook, any of its Subsidiaries, any of their respective shareholders, current or former directors, executives, officers, employees, contractors, agents or, or any third party acting on their behalf, in each case while acting for or on behalf of Greenbrook or its Subsidiaries, has at any time: (a) offered, promised, made or

3.1 - 37

authorized, or agreed to offer, promise, make or authorize (or made attempts at doing any of the foregoing) gifted any unlawful contribution, expense, payment or gift of funds, property, or anything else of value to or for the use or benefit of any Government Official or other Person; (b) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity; (c) violated any Anti-Corruption Laws; (d) aided, abetted, facilitated, or counselled any violation of any Anti-Corruption Laws; received or made any report of any actual, potential, alleged, or apparent violations of any Anti-Corruption Laws; (e) been or is the subject of, or has undergone or is undergoing, any examination, investigation, inquiry, arbitration, litigation, suit, audit, or review by itself, its legal or other representatives, or a Governmental Entity for actual, potential, alleged, or apparent non-compliance with any Anti-Corruption Law; (f) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; (g) created or caused the creation of any false or inaccurate books and records; or (h) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(c)

Each of Greenbrook and each Subsidiary has at all times implemented and maintained controls and systems reasonably designed to prevent, detect, and deter violations of applicable AML Laws and Anti-Corruption Laws.

(44)	Customs and International Trade.

(a)

None of Greenbrook, any of its Subsidiaries, any of their respective officers, directors, agents, current or former employees, contractors, Affiliates or any third party acting on their behalf has at any time: (a) been a Sanctioned Person; (b) directly or indirectly engaged in any dealings or transactions with, involving, or for the benefit of any Sanctioned Person or in Russia or Belarus; (c) actually, potentially, allegedly, or apparently violated any Sanctions; (d) been or is the subject of, or has undergone or is undergoing, any examination, investigation, suit, arbitration, litigation, inquiry, audit or review by itself, its legal representatives, or any Governmental Entity for actual, potential, alleged, or apparent violations of Sanctions; (e) created or caused the creation of any false or inaccurate books and records; (f) received or made any report or allegation of actual, potential, alleged, or apparent non-compliance with Sanctions; (g) been engaging in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (h) been prosecuted for, or convicted of, any violation of any Sanctions.

(b)

At all times, Greenbrook and each of its Subsidiaries have been in compliance with all applicable Customs & International Trade Laws and no formal claims concerning the liability of Greenbrook or any of its Subsidiaries under such Laws are unresolved. Without limiting the foregoing, at all times (i) Greenbrook and each of its Subsidiaries and, to the knowledge of Greenbrook, all Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, reexport or transfer of

3.1 - 38

goods, services, software and technology required for the operation of the respective businesses of Greenbrook and each of its Subsidiaries, including any Authorizations required under Customs & International Trade Laws, (ii) no Governmental Entity has initiated any Proceeding or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of any Authorization under Customs & International Trade Laws, debarment or denial of future Authorizations under Customs & International Trade Laws against any of Greenbrook or any of its Subsidiaries or any of their respective directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs & International Trade Laws and (iii) there have been no written claims, investigations or requests for information by a Governmental Entity with respect to Greenbrook’s and each of its Subsidiaries’ Authorizations and compliance with applicable Customs & International Trade Laws.

(c)

Each of Greenbrook and each Subsidiary has at all times implemented and maintained controls and systems reasonably designed to prevent, detect, and deter violations of applicable Sanctions and Customs & International Trade Laws.

(45)

Competition Act. Greenbrook and its Subsidiaries, in aggregate, have less than C$93 million in assets in Canada and less than C$93 million in gross revenues from sales in, from or into Canada, both as calculated in accordance with the Competition Act.

(46)	Investment Canada Act. Greenbrook and its Subsidiaries do not operate a “cultural business” within the meaning of section 14.1 of the Investment Canada Act.

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SCHEDULE 4.1

REPRESENTATIONS AND WARRANTIES OF NEURONETICS

(1)

Organization and Qualification. Neuronetics is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now owned, leased, operated and conducted. Neuronetics is duly registered or otherwise authorized to carry on business in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities make such registration or other authorization necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except as to the extent that any failure of Neuronetics to be so qualified, licensed or registered or to possess such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Neuronetics Material Adverse Effect. True and complete copies of the constating documents of Neuronetics were made available to Greenbrook, and, subject to Section 5.2, Neuronetics has not taken any action to amend or supersede such documents.

(2)

Corporate Authorization. Neuronetics has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of Neuronetics Stockholders of the Neuronetics Resolutions) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by Neuronetics of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Neuronetics and no other corporate proceedings on the part of Neuronetics are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than obtaining the Neuronetics Stockholder Approval and the approval of the Neuronetics Board of the Neuronetics Proxy Statement and other matters relating thereto.

(3)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by Neuronetics, and constitutes a legal, valid and binding agreement of Neuronetics enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)

Governmental Authorization. The execution, delivery and performance by Neuronetics of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by Neuronetics other than: (i) the Interim Order, and any filings required in order to obtain, and any approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; (iv) compliance with applicable Securities Laws, including applicable requirements of and filings with the Securities Authorities and stock exchanges; and (v) the Regulatory Approvals.

4.1-1

(5)

Non-Contravention. The execution, delivery and performance by Neuronetics of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of Neuronetics’ constating documents;

(b)

assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to Neuronetics, or any of its respective properties or assets;

(c)

require any notice or consent or approval by any Person under, contravene, conflict with, violate, breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Neuronetics is entitled under, create any liability or obligation of Neuronetics, or give rise to any rights of first refusal or trigger any change in control provisions or restriction under, (i) any provision of any Neuronetics Material Contract, (ii) any material Authorization to which Neuronetics is a party or by which Neuronetics is bound, or (iii) any other instrument binding upon Neuronetics or affecting any of their respective assets, which, if triggered, would have a Neuronetics Material Adverse Effect; or

(d)	result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of Neuronetics.

(6)	Capitalization.

(a)

The authorized capital of Neuronetics consists of 200,000,000 of Neuronetics Shares and 10,000,000 shares of preferred stock, par value of $0.01 per share. As of the close of business on the date of this Agreement, there were (i) 30,295,465 Neuronetics Shares issued and outstanding, and (ii) nil shares of preferred stock issued and outstanding. All outstanding Neuronetics Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of Neuronetics Shares issuable upon the exercise of rights under Neuronetics Incentive Plans, including outstanding Neuronetics Equity Awards and Neuronetics Warrants, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Neuronetics Shares or shares of preferred stock have been issued and no Neuronetics Equity Awards have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

4.1-2

(b)

As of the date of this Agreement, there are 1,257,126 Neuronetics Options outstanding and 1,257,126 Neuronetics Shares issuable upon the exercise of all outstanding Neuronetics Options and 1,146,000 Neuronetics Warrants outstanding and 1,146,000 Neuronetics Shares issuable upon the exercise of all outstanding Neuronetics Warrants. Section (6)(b) of the Neuronetics Disclosure Letter contains a list of Neuronetics Options and Neuronetics Warrants, with details regarding the holders thereof, grant date, exercise price, whether such Neuronetics Options are vested or unvested, vesting schedule (for unvested Neuronetics Options) and expiry date. No Neuronetics Option or Neuronetics Warrant granted to a holder thereof that is a United States taxpayer was granted with an exercise price less than the fair market value of a Neuronetics Share on the date of grant.

(c)

As of the date of this Agreement, there are 395,000 Neuronetics PRSUs outstanding and 2,862,688 Neuronetics RSUs outstanding and 3,257,688 Neuronetics Shares issuable upon the exercise of all outstanding Neuronetics PRSUs and Neuronetics RSUs. Section 6(c) of the Neuronetics Disclosure Letter contains a list of Neuronetics PRSUs and Neuronetics RSUs which are outstanding, with details regarding the holders thereof, grant date, whether such incentives are vested or unvested, vesting schedule, performance metrics and expiry date, each as applicable. Each Neuronetics PRSU and Neuronetics RSU granted to a holder that is a United States taxpayer either complies or falls within an exception to Section 409A of the Code.

(d)

The Neuronetics Incentive Plans and the issuance of securities thereunder have been duly authorized by the Neuronetics Board in compliance with Law and the terms of the Neuronetics Incentive Plans and have been recorded on Neuronetics’ financial statements in accordance with U.S. GAAP, and no such grants involved any “back dating”, “forward dating”, “spring loading” or similar practices.

(e)

Except for rights under Neuronetics Incentive Plans, including outstanding Neuronetics Equity Awards, and Neuronetics Warrants, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Neuronetics to, directly or indirectly, issue or sell any securities of Neuronetics, or give any Person a right to subscribe for or acquire, any securities of Neuronetics.

(f)

There are no obligations of Neuronetics to repurchase, redeem or otherwise acquire any securities of Neuronetics or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of Neuronetics.

(g)

There are no issued, outstanding or authorized notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Neuronetics Shares on any matter except as required by Law.

4.1-3

(h)	All dividends or distributions on the securities of Neuronetics that have been declared or authorized have been paid in full.

(7)

Shareholders’ and Similar Agreements. Neuronetics is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Neuronetics or pursuant to which any Person other than Neuronetics may have any right or claim in connection with any existing or past equity interest in Neuronetics. Neuronetics does not have in place, and Neuronetics Stockholders have not adopted or approved, any shareholders rights plan or a similar plan giving rights to acquire additional Neuronetics Shares upon execution or performance of the obligations under this Agreement.

(8)	Subsidiaries.

Neuronetics does not have any Subsidiaries. For clarity, the foregoing does not include Greenbrook after the consummation of this Agreement.

(9)	U.S. Securities Law Matters.

(a)

The Neuronetics Shares are registered with the SEC under Section 12(b) of the U.S. Exchange Act, are listed and posted for trading on the NASDAQ and are not listed or quoted on any other market other than the NASDAQ. No order ceasing or suspending trading in securities of Neuronetics or prohibiting the sale of such securities by the SEC, NASDAQ or any other Securities Authority has been issued and is currently outstanding against Neuronetics or, to the knowledge of Neuronetics, against any of its directors or officers. Neuronetics is not subject to any formal or informal review, enquiry, investigation or other Proceeding by the SEC, NASDAQ or any other Securities Authority relating to any such order or restriction.

(b)

Neuronetics is not and has not, and is not required to be and after giving effecting to the transactions contemplated by this Agreement, will not be, required to be, registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(c)

Since January 1, 2022, Neuronetics has timely filed with, or furnished to the SEC the Neuronetics Public Documents. Correct and complete copies of all such Neuronetics Public Documents are publicly available on EDGAR. To the extent that any Neuronetics Public Document available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, upon request, Neuronetics will make available to Greenbrook the full text of all such Neuronetics Public Documents that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) each Neuronetics Public Document filed or

4.1-4

furnished after January 1, 2022 has complied in all material respects with applicable Laws, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Neuronetics Public Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Neuronetics Public Document filed pursuant to the U.S. Exchange Act after January 1, 2022 did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Neuronetics Public Document that is a registration statement, as amended or supplemented, if applicable, and was filed after January 1, 2022 or under which securities remain eligible to be sold was filed in accordance with the U.S. Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, no amendments or modifications to the Neuronetics Public Documents are required to be filed with, or furnished to, the SEC.

(d)

Prior to the date of this Agreement, Neuronetics has delivered or made available to Neuronetics correct and complete copies of all comment letters from the SEC from January 1, 2022 through the date of this Agreement with respect to any of the Neuronetics Public Documents, together with all written responses of Neuronetics thereto to the extent such comment letters and correspondence are not available on EDGAR. No comments in comment letters received from the SEC staff with respect to any of the Neuronetics Public Documents remain outstanding or unresolved, and, to the knowledge of Neuronetics, none of Neuronetics Public Documents are subject to ongoing SEC review or investigation.

(e)

Neuronetics is in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith and the applicable listing and governance rules and regulations of the NASDAQ.

(10)	Financial Statements.

(a)

The audited consolidated financial statements and the unaudited consolidated interim financial statements of Neuronetics (including, in each case, any notes or schedules to, and the auditor’s report (if any) on, such financial statements) included in the Neuronetics Public Documents fairly present, in all material respects, in conformity in all material respects with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Neuronetics as of the dates thereof and its consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the periods then ended (subject to normal year end adjustments and the absence of notes in the case of any unaudited interim financial statements). The supporting schedules, if any, present fairly, in all material respects, in accordance with U.S. GAAP the information required to be stated therein.

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(b)

Other than the result of the transactions contemplated by this Agreement or as set forth in Neuronetics’ financial statements, Neuronetics does not have any documents creating any material off-balance sheet arrangements.

(c)

Neuronetics does not intend to correct or restate and, to the knowledge of Neuronetics, there is no basis for any correction or restatement of any aspect of any of Neuronetics’ financial statements. The selected financial data and the summary financial information included in the Neuronetics Public Documents have been compiled on a basis consistent with that of the audited consolidated financial statements included in Neuronetics Public Documents.

(d)	There has been no material change in Neuronetics’ accounting policies since January 1, 2022, except as described in the notes to Neuronetics’ financial statements.

(e)

As of the date of this Agreement, no Proceedings are pending or, to the knowledge of Neuronetics, threatened, in each case, with respect to any accounting practices of Neuronetics or any malfeasance by any director or executive officer of Neuronetics. Within the past three (3) years, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by Neuronetics.

(f)

Each of the principal executive officer and the principal financial officer of Neuronetics (or each former principal executive officer of Neuronetics and each former principal financial officer of Neuronetics, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Neuronetics Public Documents. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neuronetics does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)

Since January 1, 2022, (i) Neuronetics has not received any written or oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Neuronetics, or unlawful accounting or auditing matters with respect to Neuronetics, and (ii) no attorney representing Neuronetics, whether or not employed at Neuronetics, has reported evidence of a violation of U.S. Securities Laws, breach of fiduciary duty or similar violation by Neuronetics or any of their respective officers, directors, employees or agents to the Neuronetics Board or any committee thereof or to the general counsel or chief executive officer of Neuronetics in accordance with the rules of the SEC promulgated under Section 307 of the Sarbanes-Oxley Act.

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(h)

The financial books, records and accounts of Neuronetics: (i) have been maintained, in all material respects, in accordance with U.S. GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Neuronetics; and (iv) accurately and fairly reflect the basis of Neuronetics’ financial statements.

(11)	Disclosure Controls and Internal Control over Financial Reporting.

(a)

Neuronetics maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act) sufficient to provide reasonable assurance with respect to the reliability of Neuronetics’ financial reporting and the preparation of financial statements for external purposes in conformity with U.S. GAAP.

(b)

Neuronetics maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) designed to reasonably ensure that all information required to be disclosed by Neuronetics in the reports that it files or submits in accordance with the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Neuronetics’ management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of Neuronetics required in accordance with the U.S. Exchange Act with respect to such reports.

(12)

Books and Records. The corporate records and minute books of Neuronetics contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders, as well as other applicable registrations required by Law, since its date of incorporation, together with the full text of all resolutions of directors and shareholders passed in lieu of such meetings, duly signed.

(13)

Auditors. The auditors of Neuronetics are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in the Code) with the present or any former auditors of Neuronetics.

(14)

No Undisclosed Liabilities. There are no material liabilities or obligations of Neuronetics of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the financial statements set forth in Neuronetics Public Documents; (ii) incurred in the ordinary course of business since January 1, 2024; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of Neuronetics as of the date of this Agreement, including capital leases, is disclosed in Section (14) of the Neuronetics Disclosure Letter. Neuronetics does not have any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps or options, equity or equity index swaps or options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency option or any other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

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(15)

Absence of Certain Changes or Events. Since January 1, 2023: (i) other than the transactions contemplated in this Agreement, the business of Neuronetics has been conducted in the ordinary course of business consistent with past practice; (ii) Neuronetics has not suffered any loss, damage, destruction or other casualty in excess of $100,000, in the aggregate, affecting any of its material properties or assets, whether or not covered by insurance; and (iii) there has not occurred any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have, a Neuronetics Material Adverse Effect.

(16)

Long-Term and Derivative Transactions. Except as disclosed in Section (16) of the Neuronetics Disclosure Letter, Neuronetics does not have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(17)

Related Party Transactions. Except as disclosed in Section (17) of the Neuronetics Disclosure Letter, Neuronetics is not indebted to any director, officer, employee or agent of, or independent contractor to, Neuronetics nor any of its respective affiliates or associates (except for amounts due in the ordinary course of business as salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses in the ordinary course of business). There are no Contracts (other than employment arrangements or independent contractor arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Neuronetics, or any of their respective affiliates or associates.

(18)

Compliance with Laws. Neuronetics is, and since January 1, 2022 has been, in compliance in all material respects with Law and Neuronetics is not, to the knowledge of Neuronetics, under any investigation with respect to, has not been charged or to the knowledge of Neuronetics threatened to be charged with, or has not received notice of, any violation or potential violation of any Law. To the knowledge of Neuronetics, there is no legislation, or proposed legislation published by a legislative body, which it anticipates will have a Neuronetics Material Adverse Effect. Since its date of formation, Neuronetics has not received from any Governmental Entity any written notice or communication which is in effect and which prevents, prohibits or makes illegal the performance of activities by Neuronetics.

4.1-8

(19)	Authorizations and Licenses.

(a)

Neuronetics owns, possesses or has obtained all material Authorizations that are required by Law in connection with the operation of the business of Neuronetics as currently conducted, or in connection with the ownership, operation or use of assets of Neuronetics. A list of all such material Authorizations is set forth in Section (19) of the Neuronetics Disclosure Letter.

(b)

Neuronetics, (i) lawfully holds, owns or uses, and has complied with, all such Authorizations, (ii) each such Authorization is valid and in full force and effect, and is renewable by its terms or in the ordinary course of business without the need for Neuronetics to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees; (iii) to the knowledge of Neuronetics, there are no facts, events or circumstances that may reasonably be expected to result in a failure to obtain or failure to be in compliance or in the suspension, revocation or limitation of Authorizations as are necessary to conduct the business of Neuronetics; and (iv) to the knowledge of Neuronetics, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of Authorization.

(c)

No Proceeding is pending, or to the knowledge of Neuronetics, threatened, against Neuronetics in respect of or regarding any such Authorization, including to modify, suspend, terminate or otherwise limit such Authorization. Neuronetics has not received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization. There are no facts or circumstances which are likely to lead to the revocation, suspension, or limitation of any Authorization or to prevent Neuronetics from obtaining any Authorization required for the conduct of its business. Neuronetics is not in default and there has been no material breach or violation, and there is no pending breach or violation, by Neuronetics, of any Authorizations and all of such Authorizations are held by Neuronetics free and clear of any Liens (other than Permitted Liens).

(20)	Neuronetics Material Contracts.

(a)

Section (20) of the Neuronetics Disclosure Letter sets out a complete and accurate list of all of the Neuronetics Material Contracts. True and complete copies of the Neuronetics Material Contracts (including all amendments thereto) have been disclosed to Greenbrook and no such contract has been modified, rescinded or terminated.

(b)

Each Neuronetics Material Contract is legal, valid, binding and in full force and effect and is enforceable by Neuronetics in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity). Neuronetics is not in breach or default under any Neuronetics Material Contract.

4.1-9

(c)

Neuronetics has performed in all material respects all of their respective obligations required to be performed by them to date under Neuronetics Material Contracts and Neuronetics is not in breach or default under any Neuronetics Material Contract, nor, to the knowledge of Neuronetics, is there any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)

Neuronetics does not know of, or has not received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of Neuronetics, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Neuronetics Material Contract by any other party to a Neuronetics Material Contract.

(e)

Neuronetics has not received any notice (whether written or oral), that any party to a Neuronetics Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Neuronetics and, to the knowledge of Neuronetics, no such action has been threatened.

(f)

Neither the entering into of this Agreement, nor the consummation of the Arrangement or the other transactions contemplated hereby will trigger any change of control or similar provision or any material right or obligation under any of the Neuronetics Material Contracts.

(21)

Title to and Sufficiency of Assets. Neuronetics owns or leases all of the material property and assets necessary for the conduct of their business as it is currently being conducted and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Neuronetics of any of such material property or assets. All of such material property and assets are, to the knowledge of Neuronetics, sufficient to permit the continued operation of Neuronetics’ business in substantially the same manner as currently conducted. To the knowledge of Neuronetics, there is no basis for any claim that might or could have a material adverse effect on the rights of Neuronetics to use, transfer, lease, license, operate or sell its material property or assets.

(22)	Real Property.

(a)	Neuronetics does not own or has not ever owned any real property.

(b)

Section (22)(b) of the Neuronetics Disclosure Letter sets out a complete and accurate list of all real property leased, subleased, licensed or otherwise occupied by Neuronetics (collectively, the “Neuronetics Leased Properties”) in each case by reference to the tenant/licensee and landlord/licensor and municipal address. Neuronetics has made available to Greenbrook true, complete and accurate copies of all leases, subleases, ground leases, licenses, occupancy agreements and other use agreements or arrangements relating to the Neuronetics Leased Properties together with all amendments, modifications, extensions and/or supplements thereto (each, a “Neuronetics Real Property Lease”). Neuronetics has a valid leasehold interest in each of the Neuronetics Leased Properties free and clear of all Liens, except for Permitted Liens.

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(c)

Neuronetics is not subject to any agreement or option to own any real property or any interest in any real property, or are under any agreement to become a party to any lease or license with respect to any real property.

(d)

(i) Each Neuronetics Real Property Lease is binding and enforceable and in full force and effect; (ii) there are no arrears of rent under any of the Neuronetics Real Property Leases and there are no disputes between the parties to the Neuronetics Real Property Leases; (iii) neither Neuronetics nor, to the knowledge of Neuronetics, any other party to the Neuronetics Real Property Leases, are in breach or default under the Neuronetics Real Property Leases, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any of the Neuronetics Real Property Leases; (iv) Neuronetics has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Neuronetics Real Property Lease; and (v) Neuronetics has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Neuronetics Leased Properties or any portion thereof. All rent and other amounts required to be paid on or prior to the date of this Agreement with respect to each Neuronetics Real Property Lease have been paid.

(e)

Neuronetics has not received any notice from any Governmental Entity that alleges that the Neuronetics Leased Properties or any portion thereof, or the current use and occupancy thereof, is not in compliance in any respect with any applicable Law, including Environmental Laws and zoning and land use Laws.

(f)

Except as disclosed in Section (22)(f) of the Neuronetics Disclosure Letter, no landlord notice or consent is required under any of the Neuronetics Real Property Leases with respect to the transaction contemplated hereby.

(23)	Intellectual Property.

(a)

Section (23)(a) of the Neuronetics Disclosure Letter sets forth all Neuronetics Owned Intellectual Property that is (i) registered, issued or subject to a pending application for registration or issuance, including patents, trademarks, service marks, copyrights and internet domain names; (ii) social media accounts and handles, or (iii) any material proprietary Software developed by or on behalf of Neuronetics.

(b)	Neuronetics owns or otherwise has the right to use all Neuronetics Intellectual Property, free and clear of any and all Liens, except for Permitted Liens.

(c)

(i) To the knowledge of Neuronetics, all rights to the Neuronetics Owned Intellectual Property are valid, subsisting and enforceable and (ii) there is no written claim which is ongoing or to the knowledge of Neuronetics, alleged (including any opposition, re-examination or protest) which might result in any material Neuronetics Owned Intellectual Property being invalidated, revoked or the subject

4.1-11

of a compulsory license or which otherwise challenges the ownership, validity or enforceability of such Neuronetics Owned Intellectual Property. To the knowledge of Neuronetics, there is no claim which is ongoing or alleged (including any opposition, re-examination or protest) which might result in any material Neuronetics Intellectual Property licensed by Neuronetics (the “Neuronetics Licensed IP”) being invalidated or revoked.

(d)

To the knowledge of Neuronetics, the conduct of the business of Neuronetics, including the provision of its services have not infringed or misappropriated any other Person’s Intellectual Property in any material manner. Neuronetics is not party to any Proceeding nor, to the knowledge of Neuronetics, is any Proceeding threatened, that alleges that the conduct of the business of Neuronetics, including the provision of its services, have infringed or otherwise misappropriated any other Person’s Intellectual Property. To the knowledge of Neuronetics, no Person has infringed or misappropriated or is infringing or misappropriating the right of Neuronetics in or to any of the Neuronetics Owned Intellectual Property in any material manner.

(e)	There is no material proprietary Software developed by or on behalf of Neuronetics.

(f)

Neuronetics has maintained and currently maintain commercially reasonable practices to protect the confidentiality of any confidential information or trade secrets disclosed to, owned or possessed by them. To the knowledge of Neuronetics, Neuronetics is not in breach of and have not breached any material obligations or undertakings of confidentiality which they owe or have owed to any third party.

(g)

There are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which Neuronetics is a party that: (i) restrict Neuronetics’ use, exploitation, assertion or enforcement of any Neuronetics Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of Neuronetics or any of its employees; or (iii) grant third parties any material rights under any Neuronetics Intellectual Property. After giving effect to this Agreement and the Arrangement, no past or present director, officer, employee, consultant or independent contractor of Neuronetics owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Neuronetics Intellectual Property.

(24)

Product Liabilities. Neuronetics has not received any written claim, and to the knowledge of Neuronetics, any other claim, and, to the knowledge of Neuronetics, there are no incidents that could reasonably be expected to give rise to a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, including or resulting in product recalls and including or resulting in bodily injury or property damage, arising from the provision of services, and to the knowledge of Neuronetics, there is no basis for any such claim.

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(25)

Computer Systems. As of the date hereof, Neuronetics’ Computer Systems adequately meet in all material respects the immediate and anticipated data processing and other computing needs of the operations of Neuronetics. Neuronetics has commercially reasonable measures in place, consistent with commercially acceptable standards and practices, designed to safeguard against the unauthorized access, use, copying or modification to or of system programs and data files comprised within Neuronetics’ Computer Systems. Neuronetics has commercially reasonable data and system back-up practices and procedures in place, consistent with commercially acceptable practices and procedures, designed to safeguard against the loss, corruption or malfunction of the data and systems of Neuronetics. In the past twenty-four (24) months, there has been no failure or other substandard performance of any of Neuronetics’ Computer Systems that has caused a material disruption to Neuronetics. Neuronetics owns or has a valid right to access and use all of Neuronetics’ Computer Systems. Neuronetics possesses a sufficient number of licenses for any Third-Party Software used by Neuronetics. Neuronetics is not in breach or default of any Contracts pursuant to which Neuronetics has received a license or the right to access Third-Party Software, and Neuronetics is not using the Third-Party Software outside the scope of the license or right to access provided by any Person, and Neuronetics’ use of the Third-Party Software is not in excess of the number of licenses paid for by Neuronetics.

(26)

Cybersecurity. To the knowledge of Neuronetics, there has been no material Security Breach or other material compromise of or relating to any of Neuronetics’ Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology, and (a) Neuronetics has not been notified, and has no knowledge of any event or condition that would reasonably be expected to result in, any material Security Breach or other material compromise to its Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology; (b) Neuronetics is presently in compliance with all applicable Laws and contractual obligations relating to the privacy and security of its Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment and technology and to the protection of such Computer Systems, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (b), individually or in the aggregate, have a Neuronetics Material Adverse Effect; and (c) Neuronetics has implemented commercially reasonable backup technology.

(27)	Privacy, Security and Anti-Spam.

(a)

Neuronetics has complied, in all material respects, with all applicable Laws governing privacy and all applicable contractual obligations to third parties relating to privacy, data protection, processing, transfer or security of Personal Information as well as publicly posted privacy policies regarding Personal Information; and no written notices, or complaints have been received by, and, to the knowledge of Neuronetics, no claims are pending (whether by a Governmental Entity or Person), or, to the knowledge of Neuronetics, threatened against Neuronetics alleging a violation of any third party’s privacy, or Personal Information including any alleged violation of applicable Laws, contractual obligations or publicly posted policies governing privacy.

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(b)

Neuronetics maintains commercially reasonable measures, including commercially reasonable steps when using vendors, appropriate written policies and procedures and appropriate organizational, physical, administrative and technical safeguards, designed to protect the privacy, confidentiality, and security of Personal Information against a Security Breach, consistent with industry practice and applicable Law. Neuronetics periodically assesses risks to the privacy, confidentiality and security of Personal Information. To the knowledge of Neuronetics, during the six (6) years prior to the date of this Agreement, (i) there have been no material Security Breaches in Neuronetics’ or vendors’ Computer Systems, and (ii) there have been no disruptions in Neuronetics’ Computer Systems that materially adversely affected Neuronetics’ business or operations.

(c)

To the knowledge of Neuronetics, Neuronetics (i) has operated its businesses in compliance with all Laws relating to Personal Information, including by obtaining study subject consent and/or authorization to use and disclose Personal Information for research and including medical records and medical information privacy, that regulate or limit the collection, maintenance, use, disclosure, processing or transmission of study records, medical records, patient information or other Personal Information made available to or collected by Neuronetics in connection with the operation of its business, and (ii) has implemented all confidentiality, security and other protective measures required in connection with (i), in each case, in all material respects.

(d)

To the knowledge of Neuronetics, neither Neuronetics or vendors has experienced any breach, misappropriation, or unauthorized collection, use or disclosure of any Personal Information and all protected health information (including protected health information having the meaning set forth in 45 C.F.R. § 160.103) for which written notification was given or required to be given to any Person or Governmental Entity under applicable privacy Laws, since January 1, 2018. Neuronetics has not shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Information, except to the extent, if any, permitted under applicable Laws.

(e)

Neuronetics has obtained or will obtain any and all required rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement and by the Plan of Arrangement.

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(28)	FDA and Related Matters.

(a)

Except as disclosed in Section (28)(a) of the Neuronetics Disclosure Letter, Neuronetics: (i) is and, since January 1, 2020, has been in material compliance with all statutes, rules or regulations of the FDA and other comparable Governmental Entities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by Neuronetics, if any; and (ii) since January 1, 2020, has not received any Form FDA 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any Governmental Entity alleging or asserting material noncompliance with any applicable Laws set forth in Section (a)(i) above, or any licenses, certificates, approvals, clearances, exemptions, Authorizations, permits and supplements or amendments thereto required by any such applicable Laws, and to the knowledge of Neuronetics, neither the FDA nor any Governmental Entity are considering such action against Neuronetics. Neuronetics does not require any additional insurance license, clinic license, laboratory license, facility license, clearance (including 510(k) clearances or pre-market notifications, pre-market approvals, investigational new drug applications or device exemptions, product recertifications, device establishment registrations, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent).

(b)

To the knowledge of Neuronetics, there are no actual or threatened enforcement actions by the FDA or any other Governmental Entity which has jurisdiction over the operations of Neuronetics against Neuronetics. Since January 1, 2020, Neuronetics has not received written notice of any pending or threatened claim, audit, termination or suspension by the FDA or any other Governmental Entity which has jurisdiction over the operations of Neuronetics against Neuronetics, and to the knowledge of Neuronetics, no Governmental Entity is considering such action.

(c)

Since January 1, 2020, all material reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any similar Governmental Entity, including all registrations and reports required to be filed with clinicaltrials.gov, by Neuronetics have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to the completeness or accuracy of such filing. To the extent applicable, Neuronetics has made available to Greenbrook complete and correct copies of each application or other material filing including all material related supplements, amendments, correspondence and annual reports made with any Governmental Entity made on behalf of Neuronetics relating to the provision of services.

(d)

To the extent applicable, any and all preclinical studies and clinical trials being conducted by or on behalf of Neuronetics, including any activities related to any planned or future studies or trials, have been and are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to applicable Laws, rules and regulations, including the applicable

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requirements of Good Laboratory Practices, Good Clinical Practices, all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, any conditions, restrictions or limitations imposed on any Authorization, and all applicable registration and publication requirements (including, if applicable, registration on http://clinicaltrials.gov) and any non-U.S. equivalents thereof, as applicable. As of the date hereof, no studies or trials that have been conducted or are currently being conducted have or have had results that undermine in any material respect the study results described or referred to in any documents filed with or furnished to the SEC filed prior to the date hereof, when viewed in the context in which such results are described and the state of development. Neuronetics has not received any notices, correspondence or other communication from the FDA, any other Governmental Entity, or an Institutional Review Board requiring the termination, suspension or material modification of any ongoing or planned studies in clinical development conducted by, or on behalf of, Neuronetics, or in which Neuronetics has participated and to the knowledge of Neuronetics, neither the FDA, nor any other Governmental Entity, nor an Institutional Review Board is considering such action.

(e)

Since January 1, 2020, the development, manufacture, labeling and storage, as applicable, of materials by Neuronetics has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices.

(f)

Neither Neuronetics nor, to the knowledge of Neuronetics, any of its officers, employees, agents or clinical investigators (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Neuronetics nor, to the knowledge of Neuronetics, any of its officers, employees or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Laws.

(g)	Neuronetics has not marketed, advertised, sold or commercialized any product or is currently marketing, selling or otherwise commercializing any product.

(h)	Neuronetics is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity.

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(29)	Healthcare Regulatory Compliance.

(a)

Except as disclosed in Section (29)(a) of the Neuronetics Disclosure Letter, Neuronetics is, and at all times since January 1, 2020, has been, in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, oral or written notices or inquiries, or demand pending, received by or overtly threatened in writing against Neuronetics related to such applicable Healthcare Laws. Neuronetics has not been subject to any adverse inspection, survey, inquiry, finding, investigation, penalty assessment, judgment, audit or other compliance or enforcement action. None of Neuronetics or any of their respective employees or contractors has received any written or, to the knowledge of Neuronetics, verbal notice or communication from any Governmental Entity or any Medicare, Medicaid or TRICARE program, any other federal or state health program (as defined in 42 U.S.C. § 1320a-7b(f)) or other similar federal, state or local reimbursement or governmental program alleging or concluding material non-compliance with the Healthcare Laws.

(b)

Since January 1, 2020, Neuronetics has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by Neuronetics. All services and items provided to patients by Neuronetics has at all times since January 1, 2020 been provided in material compliance with applicable Laws and Authorizations.

(c)

Except as disclosed in Section (29)(c) of the Neuronetics Disclosure Letter, since January 1, 2018, all claims submitted to any Medical Reimbursement Programs, and the coding and billing practices of (or on behalf of), Neuronetics has in all material respects been in compliance with all Healthcare Laws, applicable contracts and Medical Reimbursement Program billing guidelines. Since January 1, 2018, all billings submitted by Neuronetics has been for goods actually sold and services actually performed for eligible patients and beneficiaries in accordance with the applicable payment rates of the applicable Medical Reimbursement Program, and, except as disclosed in Section (29)(c) of the Neuronetics Disclosure Letter, Neuronetics maintains sufficient documentation required to support such billings. Except for refunds in the ordinary course of business that, individually or in the aggregate, are not material or, except as disclosed in Section (29)(c) of the Neuronetics Disclosure Letter, Neuronetics, and its agents, have not since January 1, 2018 billed or received any payment in excess of amounts allowed by any applicable Healthcare Law, Contract or billing guideline. To the knowledge of Neuronetics, Neuronetics has in all material respects timely, completely, and accurately filed all reports, data and other information required to be filed with any Medical Reimbursement Program or Governmental Entity. Neuronetics and its agents have paid or caused to be paid all known and undisputed refunds or overpayments which have become due to any Medical Reimbursement Program or patient within the timeframes set forth and in accordance with applicable Laws and the patient refund policy of Neuronetics. Except as disclosed in Section (29)(c) of the Neuronetics Disclosure Letter, Neuronetics, and its agents, have not been the

4.1-17

subject of, or received any notice of, any focused reviews, Recovery Audit Contractor or other Medicare Program Integrity contractor audits, Medicaid Integrity Program audits or other audits with respect to any Medical Reimbursement Program or otherwise received any notice or request for repayment or refund in excess of $10,000. Without limiting the generality of the foregoing, except to the extent disclosed by Neuronetics, none of Neuronetics, or any of its directors, managers, officers, owners, employees, shareholders, members, agents, or contractors is or has been: (i) debarred, excluded or suspended from participating in any Medical Reimbursement Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation or violation of any Medical Reimbursement Program requirement or Healthcare Law; (iii) listed on the General Services Administration published list of parties excluded from federal procurement program and nonprocurement programs; (iv) engaged in any activity or entered into any Contracts or other arrangements involving Neuronetics or Supported Practices which are prohibited under the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and/or the regulations promulgated thereunder, or applicable state or local fraud and abuse statutes or regulations; or (v) engaged in a prohibited “financial relationship,” as that term is defined by the Stark Law or applicable state or local self-referral statutes or regulations, with a physician or an immediate family member of a physician if such physician refers patients to Neuronetics, unless such financial relationship meets an exception to the Stark Law or applicable state or local self-referral statutes or regulations. No person has filed against Neuronetics an action relating to Neuronetics under any qui tam action or federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(d)

To the knowledge of Neuronetics, current contractual and other arrangements of Neuronetics comply with all applicable Laws, including applicable Healthcare Laws, except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Neuronetics Material Adverse Effect.

(e)

Neither Neuronetics or any officer, affiliate or managing employee thereof, in such capacity on behalf of any such Person, directly or indirectly, has: (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any improper financial arrangements, in violation of any Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Healthcare Law; (iii) established or maintained any unrecorded account or asset for any purpose or made any misleading, false or artificial entries on any of its books or records in violation of Healthcare Laws; or (iv) made any payment to any Person with the intention that any part of such payment would be in violation of any Healthcare Law. None of Neuronetics, or its agents, have: (i) been served with or received any search warrant, subpoena, civil investigative demand or other written or oral contact or notice from any

4.1-18

Governmental Entity regarding any alleged or actual violation of or noncompliance with any Healthcare Laws, (ii) received any written complaints from any employee, independent contractor, vendor, physician, patient or other person alleging that such party has violated, or is currently in violation of, any Healthcare Law, (iii) other than with respect to overpayment refunds of claims billed in error, made any voluntary disclosure to the OIG, the Centers for Medicare & Medicaid Services, or any Medicare Administrative Contractor, Medicaid program or other Governmental Entity relating to any Medical Reimbursement Program regarding a violation of any Healthcare Law, (iv) entered into any written or oral agreement or settlement with any Governmental Entity with respect to noncompliance with or violation of any Healthcare Laws, (v) been party to a corporate integrity agreement with the OIG or any similar agreement with any Governmental Entity, or (vi) reporting obligations pursuant to any settlement agreement or compliance programs, plans, or agreements entered into with the OIG or any Governmental Entity.

(f)

Neuronetics maintains and adheres to commercially reasonable compliance policies and procedures that are designed to promote compliance with and to detect, prevent, and address material violations of applicable Laws, including all material Healthcare Laws, applicable to it and/or its assets, business or operations. Neuronetics is not aware of any complaints from employees, independent contractors, vendors, physicians, customers, patients, or other Persons that could reasonably be considered to indicate a violation of any applicable Law, including any applicable Healthcare Law, which could be reasonably expected, individually or in the aggregate, to result in a Neuronetics Material Adverse Effect. To the extent applicable and available, upon request, a correct and complete copy of each current compliance program of Neuronetics will be made available to Greenbrook, and Neuronetics is, and has in the last four (4) years been, in material compliance with such program, and have adequately trained staff to oversee the functioning of its compliance program.

(g)

Since January 1, 2020, all coding and billing policies, arrangements, protocols and instructions of Neuronetics comply with requirements of the applicable Medical Reimbursement Programs in which such Person participates, if any, and are administered by properly trained personnel, in each case except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Neuronetics Material Adverse Effect. Without limiting the generality of the foregoing: (i) except as disclosed in Section (29)(g) of the Neuronetics Disclosure Letter, there is no audit, claim review, or other action pending or, to the knowledge of Neuronetics, threatened, that could result in the repayment of Receivables, or the imposition of any material penalties, from any Medical Reimbursement Program and, in each case, Neuronetics has not received notice of, any such audit, claim review or other action, in each case except to the extent that it could not reasonably be expected to result, individually or in the aggregate, in a Neuronetics Material Adverse Effect; and (ii) Neuronetics holds in full force and effect all participation agreements, provider or supplier agreements,

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enrollments, accreditations, and/or billing numbers that are necessary for participation in, and eligibility to receive reimbursement from, all material Medical Reimbursement Programs in which it participates, if any, in each case, except to the extent that it could not reasonably be expected, individually or in the aggregate, to result in a Neuronetics Material Adverse Effect.

(30)

Restrictions on Conduct of Business. Except as disclosed in Section (30) of the Neuronetics Disclosure Letter, Neuronetics is not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of Neuronetics is conducted; (ii) limit any business practice of Neuronetics in any material respect; or (iii) other than area of mutual interest agreements, bidding agreements or similar agreements entered into in the ordinary course of business, restrict any acquisition or disposition of any property by Neuronetics, in any material respect.

(31)

Litigation. There are no Proceedings pending, or, to the knowledge of Neuronetics threatened, against or involving Neuronetics, or affecting any of their respective properties or assets by or before any Governmental Entity, nor, to the knowledge of Neuronetics, are there any events or circumstances which could reasonably be expected to give rise to any Proceeding, other than Proceedings that would not reasonably be expected to have a Neuronetics Material Adverse Effect. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of Neuronetics, threatened against or relating to Neuronetics before any Governmental Entity. Neither Neuronetics, nor any of its properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Neuronetics Material Adverse Effect or that would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby.

(32)	Environmental Matters. Except as disclosed in Section (32) of the Neuronetics Disclosure Letter:

(a)	Neuronetics has been and is in compliance, in all material respects, with all, and has not violated, in any material respect, any, Environmental Laws;

(b)

Neuronetics is in possession of, and in compliance with, all material Authorizations required by Environmental Laws that are required to own, lease, develop and operate their respective assets and properties and to conduct their respective businesses, as now conducted;

(c)

to the knowledge of Neuronetics, there has been no Release of Hazardous Substances from the properties used by Neuronetics to operate their business or for which Neuronetics could reasonably be held responsible pursuant to Environmental Laws;

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(d)

Neuronetics has made available to Greenbrook copies of all reports, documents, data and correspondence with environmental regulators and any other material related to environmental matters affecting Neuronetics;

(e)

there are no pending claims or, to the knowledge of Neuronetics, threatened claims, directives, complaints, inspections, orders, demands, or notices against Neuronetics arising out of any Environmental Laws, including claims to revoke, terminate or suspend any environmental Authorization; and

(f)	there are no claims and there are no existing facts or circumstances that would be expected to result in any environmental Authorization of Neuronetics to be revoked or modified.

(33)	Employees and Labour Matters.

(a)

To the knowledge of Neuronetics, all Neuronetics Employees and Contractors engaged by Neuronetics are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization. To the knowledge of Neuronetics, each Person who requires a visa, employment pass or other required permit to work in the jurisdiction in which he/she is working has produced a current visa, employment pass or such other required permit to Neuronetics and possesses all necessary permission to remain in such jurisdiction and perform services in such jurisdiction.

(b)

Neuronetics is, and for the past three (3) years has been, in compliance with all applicable Laws respecting employment, including employment standards, labour, human rights, pay equity, harassment (including sexual harassment), immigration, workers’ compensation and occupational health and safety, except where any failure to so comply could not reasonably be expected to result in a Neuronetics Material Adverse Effect, and there are no material outstanding Proceedings, Orders or other actions or, to the knowledge of Neuronetics, material threatened Proceedings, Orders or other actions under any such applicable Law.

(c)

All amounts due or accrued for all salaries, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and benefits under Neuronetics Benefit Plans have either been paid or are accurately reflected in the books and records of Neuronetics or its applicable Subsidiary.

(d)

Except for any consideration payable pursuant to a Neuronetics Benefit Plan in effect as of the date hereof which has been disclosed to Neuronetics in Section (33)(d) of the Neuronetics Disclosure Letter, or as contemplated pursuant to the Arrangement, there are no change of control payments, golden parachutes, severance payments, retention payments or agreements with current or former Neuronetics Employees, Contractors or directors providing for cash or other compensation or benefits, in any case, which become payable upon the consummation of the Arrangement or any other transaction contemplated by this Agreement.

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(e)

During the past three (3) years, Neuronetics has properly characterized retained individuals as either employees or independent contractors for the purposes of Taxes, except where any failure to do so could not reasonably be expected to result in a Neuronetics Material Adverse Effect, and Neuronetics has not received any notice from any Governmental Entity disputing such classification that has not been resolved as of the date of this Agreement.

(f)	Neuronetics is not a party to any labour, collective bargaining, works council, employee association or similar agreement.

(g)	To the knowledge of Neuronetics, there is no organizing activity involving Neuronetics pending or threatened by any labour organization or group of employees.

(h)

There are no labour disputes pending against or involving Neuronetics, and there have been no such disputes in the past three (3) years, in any case, that could reasonably be expected to result in a Neuronetics Material Adverse Effect. Neuronetics is not currently engaged in any Unfair Labor Practice (as defined in the National Labor Relations Act), and there are no material Unfair Labor Practice charges, grievances or complaints pending, in any case, that could reasonably be expected to result in a Neuronetics Material Adverse Effect.

(i)

Except for any such pending or threatened Proceeding that could not reasonably be expected to result in a Neuronetics Material Adverse Effect, there is not, nor has there been for the last three (3) years, (i) any Proceeding pending or, to the knowledge of Neuronetics, threatened in writing by or before any Governmental Entity with respect to Neuronetics concerning employment-related matters or (ii) any Proceeding pending or, to the knowledge of Neuronetics, threatened in writing against or affecting Neuronetics brought by any current or former applicant, employee or independent contractor of Neuronetics.

(j)

There are no outstanding assessments, penalties, fines, Liens, charges, or surcharges due or owing pursuant to any workplace safety and insurance legislation that could reasonably be expected to result in a Neuronetics Material Adverse Effect, and Neuronetics has not been reassessed under such legislation during the past three (3) years that could reasonably be expected to result in a Neuronetics Material Adverse Effect, and, to the knowledge of Neuronetics, no audit of Neuronetics is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(k)

As of the date of this Agreement, no Neuronetics Senior Employee has provided written notice to Neuronetics that he or she intends to resign, retire or terminate his or her employment with Neuronetics as a result of the transactions contemplated by this Agreement or otherwise within the twelve (12) month period following the date of this Agreement.

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(l)

To the knowledge of Neuronetics, no Neuronetics Employee (i) is subject to any non-competition, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in material conflict with the present and proposed business activities of Neuronetics, except agreements between Neuronetics Senior Employees and Neuronetics or (ii) is in material violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for Neuronetics or the use of trade secrets and proprietary information.

(m)

Neuronetics has not implemented any material reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any Neuronetics Employee currently classified as “exempt” under applicable federal or state law to lose such “exempt” status, or (ii) cause any Neuronetics Employee’s compensation to fall below the applicable federal, state, or local minimum wage.

(n)

No officer, director or management level employee of Neuronetics is the subject of a pending or, to the knowledge of Neuronetics, threatened Proceeding involving an allegation of workplace sexual harassment or assault. During the past three (3) years, Neuronetics has not entered into any settlement agreements related to allegations of workplace sexual harassment or misconduct by: (a) any current executive officer, director or management level employee; or (b) former executive officer, director or management level employee.

(34)	Neuronetics Benefit Plans.

(a)

Section (34)(a) of the Neuronetics Disclosure Letter sets forth a true, complete and accurate list of all Neuronetics Benefit Plans. Neuronetics has made available to Greenbrook true and correct copies of the documents governing all such Neuronetics Benefit Plans, as amended, and to the extent applicable:

(i)

the three (3) most recent annual reports on Form 5500 and all schedules thereto, and the most recent of any other annual information returns filed with Governmental Entities in respect of each Neuronetics Benefit Plan for which such filing is required by applicable Law;

(ii)	the most recent accounting and certified financial statement of each Neuronetics Benefit Plan for which such statement is made;

(iii)	the most recent summary plan description and summary of material modifications;

(iv)

each plan document, and in the case of unwritten Neuronetics Benefit Plans written descriptions of the material terms thereof, current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement documents relating to such Neuronetics Benefit Plan;

(v)	the most recent actuarial reports, financial statements or valuation reports;

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(vi)	a current Internal Revenue Service opinion or favourable determination letter;

(viii)	all material non-routine correspondence to or from any Governmental Entity in the past three (3) years relating to any Neuronetics Benefit Plan; and

(ix)	all non-discrimination tests for each Neuronetics Benefit Plan for the three (3) most recent plan years.

(b)

Each Neuronetics Benefit Plan (and each related trust, insurance contract, and fund) has been maintained, funded, and administered at all times in accordance with the terms of such Neuronetics Benefit Plan, the terms of any applicable collective bargaining agreement, and all applicable Laws, in each case, in all material respects, and there has not been any notice issued by any Governmental Entity questioning, challenging or investigating such compliance in the past three (3) years. No act or omission has occurred and no condition exists with respect to any Neuronetics Benefit Plan that would subject Neuronetics, Greenbrook or any of its affiliates to any fine, penalty, Tax or other liability imposed under ERISA, the Code, the Tax Act, or other applicable law, including Section 4980H of the Code, that could reasonably be expected to result in a material liability to Neuronetics or any of its affiliates.

(c)

There are no Proceedings pending or, to the knowledge of Neuronetics, threatened with respect to the Neuronetics Benefit Plans (other than routine claims for benefits) that could reasonably be expected to result in a material liability to Neuronetics, and, to the knowledge of Neuronetics, no event has occurred or facts or circumstances exists that could result in such a Proceeding.

(d)

No Neuronetics Benefit Plan is, or, within the last three (3) years, has been subject to any investigation, examination, audit or other proceeding, or Proceeding initiated by any Governmental Entity, the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e)

No event has occurred with respect to any Neuronetics Benefit Plan, and there has been no failure to act on the part of Neuronetics or, to the knowledge of Neuronetics, any ERISA Affiliate of Neuronetics or a trustee or administrator of any Neuronetics Benefit Plan, that could subject Neuronetics, ERISA Affiliates of Neuronetics or such trustee or administrator Neuronetics Benefit Plan to the imposition of any Tax, penalty, penalty Tax or other liability, whether by way of indemnity or otherwise, in any event, that could reasonably be expected to result in a material liability to Neuronetics.

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(f)

Each Neuronetics Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the knowledge of Neuronetics, no condition exists that would be expected to adversely affect such qualification or result in a Neuronetics Material Adverse Effect.

(g)

None of the Neuronetics Benefit Plans are, and none of Neuronetics or any ERISA Affiliate has, in the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code), (iv) “multiemployer plans” (as defined in Section (3)(37) of ERISA) or (v) a voluntary employees’ beneficiary association in accordance with Section 501(c)(9) of the Code. There does not now exist, nor, to the knowledge of Neuronetics, do any circumstances exist that would reasonably be expected to result in, following the Effective Time, any liability under Title IV of ERISA to Neuronetics.

(h)

No Neuronetics Benefit Plan has a deficit that could reasonably be expected to result in a material liability to Neuronetics, and the liabilities of Neuronetics in respect of all Neuronetics Benefit Plans are properly accrued and reflected in the audited consolidated financial statements of Neuronetics in accordance with U.S. GAAP.

(35)	Insurance.

(a)

Neuronetics is, and has been continuously since January 1, 2021, insured by reputable third-party insurers with reasonable and prudent policies appropriate and customary for the size and nature of the business of Neuronetics.

(b)

Each material insurance policy currently in effect that insures the physical properties, business, operations and assets of Neuronetics is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of Neuronetics that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material Proceedings covered by any insurance policy of Neuronetics have been properly reported to and accepted by the applicable insurer. Neuronetics has paid, or caused to be paid, all material insurance policy.

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(36)	Taxes.

(a)	Neuronetics has duly and timely filed all income and other material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)

Neuronetics has paid on a timely basis all Taxes which are due and payable (whether or not assessed by the appropriate Governmental Entity) and all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the most recently published consolidated financial statements of Neuronetics, and Neuronetics has provided adequate accruals in accordance with U.S. GAAP in the most recently published consolidated financial statements of Neuronetics for any Taxes of Neuronetics for the period covered by such financial statements that have not been paid (whether or not shown as being due on any Tax Returns), except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Neuronetics Material Adverse Effect. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. Neuronetics has not received any material refund of Taxes or any governmental grant, subsidy or similar amount to which it was not entitled.

(c)

Neuronetics has kept all the records and supporting documents required by the applicable tax Laws and regulations and in accordance with such Laws and regulations. All Taxes required to be withheld, collected or deposited by or in respect to Neuronetics have been timely withheld, collected or deposited, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, member, creditor or other third party and, to the extent required, have been paid to the relevant Governmental Entities, and Neuronetics has complied with all applicable Laws relating to the withholding of Taxes, except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Neuronetics Material Adverse Effect.

(d)

No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to Taxes of Neuronetics and Neuronetics is not a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or threatened in writing against Neuronetics or any of its respective assets.

(e)

No written claim has been made by any Governmental Entity in a jurisdiction where Neuronetics files Tax Returns that Neuronetics is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(f)

Neuronetics has not received a ruling from any Governmental Entity in respect of Taxes or signed any installment agreement or similar agreement in respect of Taxes with any Governmental Entity that has effect for any period ending after the Effective Date.

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(g)

There are no Liens with respect to Taxes upon any of the assets of Neuronetics other than (i) Permitted Liens or (ii) Liens which would not reasonably be expected to, individually or in the aggregate, have a Neuronetics Material Adverse Effect.

(h)

Neuronetics has duly and timely collected all amounts on account of any Taxes, including any sales, use and transfer taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except in each case to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Neuronetics Material Adverse Effect.

(i)

There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Neuronetics for any taxable period and no request for any such waiver or extension is currently pending.

(j)

Neuronetics has complied in full with the transfer pricing provisions of all applicable Laws, including the contemporaneous documentation, retention and filing requirements thereof, except to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Neuronetics Material Adverse Effect.

(k)

Neuronetics is not a party to nor is bound by, nor has any obligation under, any Tax sharing, allocation, indemnification nor similar agreement or arrangement (other than customary provisions contained in commercial agreements entered into in the ordinary course of business, the principal purpose of which is not Tax). Neuronetics does not have any liability for any unpaid Taxes of any other Person (other than Neuronetics) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise by operation of Law.

(l)

Neuronetics is not currently, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m)

Neuronetics has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of applicable Law) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law).

(n)	Neuronetics is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(37)	Opinion of Financial Advisor. The Neuronetics Board has received the Neuronetics Fairness Opinion.

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(38)

Brokers. Except for the engagement letter between Neuronetics and Canaccord Genuity LLC and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of Neuronetics, or is entitled to any fee, commission or other payment from Neuronetics in connection with this Agreement or any other transaction contemplated by this Agreement. A true and complete copy of the engagement letter between Neuronetics and Canaccord Genuity LLC has been provided to Greenbrook and Neuronetics has made true and complete disclosure to Greenbrook of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Canaccord Genuity LLC.

(39)	Board Approval.

(a)

The Neuronetics Board has unanimously: (i) determined that the Arrangement is in the best interests of Neuronetics and its shareholders; (ii) resolved to unanimously recommend that Neuronetics Stockholders vote in favour of the Neuronetics Resolutions; and (iii) authorized the entering into of this Agreement and the performance by Neuronetics of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(b)

Each of the Neuronetics Locked-Up Shareholders has advised Neuronetics and Neuronetics believes that they intend to vote or cause to be voted all Neuronetics Shares beneficially held by them in favour of the Neuronetics Resolutions and Neuronetics shall make a statement to that effect in the Neuronetics Proxy Statement.

(40)	Funds Available. Neuronetics has sufficient funds available to pay the Neuronetics Termination Fee.

(41)

Consideration Shares. The Consideration Shares to be issued at the Effective Time will be duly authorized and validly issued by Neuronetics as fully paid and nonassessable shares of Neuronetics, free and clear of all Liens.

(42)	Anti-Money Laundering and Anti-Corruption.

(a)

None of Neuronetics, any of its shareholders, officers, directors, agents, current or former employees, contractors, Affiliates, or any third party acting on their behalf has at any time: (a) actually, potentially, allegedly, or apparently violated any AML Laws; (b) been or is the subject of, or has undergone or is undergoing, any examination, investigation, suit, arbitration, litigation, inquiry, audit or review by itself, its legal representatives, or any Governmental Entity for actual, potential, alleged, or apparent violations of AML Laws; (c) created or caused the creation of any false or inaccurate books and records; (d) received or made any report or allegation of actual, potential, alleged, or apparent non-compliance with AML Laws; (e) been engaging in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any AML Laws; or (f) been prosecuted for, or convicted of, any violation of any AML Laws.

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(b)

None of Neuronetics, any of its shareholders, current or former directors, executives, officers, employees, contractors, agents or, or any third party acting on their behalf, in each case while acting for or on behalf of Neuronetics, has at any time: (a) offered, promised, made or authorized, or agreed to offer, promise, make or authorize (or made attempts at doing any of the foregoing) gifted any unlawful contribution, expense, payment or gift of funds, property, or anything else of value to or for the use or benefit of any Government Official or other Person; (b) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity; (c) violated any Anti-Corruption Laws; (d) aided, abetted, facilitated, or counselled any violation of any Anti-Corruption Laws; received or made any report of any actual, potential, alleged, or apparent violations of any Anti-Corruption Laws; (e) been or is the subject of, or has undergone or is undergoing, any examination, investigation, inquiry, arbitration, litigation, suit, audit, or review by itself, its legal or other representatives, or a Governmental Entity for actual, potential, alleged, or apparent non-compliance with any Anti-Corruption Law; (f) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; (g) created or caused the creation of any false or inaccurate books and records; or (h) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(c)	Neuronetics has at all times implemented and maintained controls and systems reasonably designed to prevent, detect, and deter violations of applicable AML Laws and Anti-Corruption Laws.

(43)	Customs and International Trade.

(a)

None of Neuronetics, any of its shareholders, officers, directors, agents, current or former employees, contractors, Affiliates, or any third party acting on their behalf has at any time: (a) been a Sanctioned Person; (b) directly or indirectly engaged in any dealings or transactions with, involving, or for the benefit of any Sanctioned Person or in Russia or Belarus; (c) actually, potentially, allegedly, or apparently violated any Sanctions; (d) been or is the subject of, or has undergone or is undergoing, any examination, investigation, suit, arbitration, litigation, inquiry, audit or review by itself, its legal representatives, or any Governmental Entity for actual, potential, alleged, or apparent violations of Sanctions; (e) created or caused the creation of any false or inaccurate books and records; (f) received or made any report or allegation of actual, potential, alleged, or apparent non-compliance with Sanctions; (g) been engaging in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (h) been prosecuted for, or convicted of, any violation of any Sanctions.

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(b)

At all times, Neuronetics has been in compliance with all applicable Customs & International Trade Laws and no formal claims concerning the liability of Greenbrook or any of its Subsidiaries under such Laws are unresolved. Without limiting the foregoing, at all times (i) Neuronetics and, to the knowledge of Neuronetics, all Persons acting on its behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, reexport or transfer of goods, services, software and technology required for the operation of the respective businesses of Neuronetics, including any Authorizations required under Customs & International Trade Laws, (ii) no Governmental Entity has initiated any Proceeding or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of any Authorization under Customs & International Trade Laws, debarment or denial of future Authorizations under Customs & International Trade Laws against any of Greenbrook or any of its Subsidiaries or any of their respective directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs & International Trade Laws and (iii) there have been no written claims, investigations or requests for information by a Governmental Entity with respect to Neuronetics’ Authorizations and compliance with applicable Customs & International Trade Laws.

(c)

Neuronetics has at all times implemented and maintained controls and systems reasonably designed to prevent, detect, and deter violations of applicable Sanctions and Customs & International Trade Laws.

(44)

Investment Canada Act. Neuronetics is not a “state-owned enterprise” within the meaning of the Investment Canada Act, and is a “trade agreement investor” or a “WTO investor” within the meaning of the Investment Canada Act.

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